  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997

                                            REGISTRATION STATEMENT NO. 333-29953
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  __________

                                AMENDMENT NO. 3

                                      TO

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  __________

                                 MEDAREX, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEW JERSEY                                                 8731          22-2822175
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL  (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY  08801
                                 (908) 713-6001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                      ------------------------------------
                               DONALD L. DRAKEMAN
                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY  08801
                                 (908) 713-6001
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      ------------------------------------
                                    COPY TO:

        DWIGHT A. KINSEY, ESQ.                                   ROBERT JACK, ESQ.
 SATTERLEE STEPHENS BURKE & BURKE LLP                  WILSON SONSINI GOODRICH & ROSATI
           230 PARK AVENUE                                A PROFESSIONAL CORPORATION
      NEW YORK, NEW YORK  10169                               650 PAGE MILL ROAD
            (212) 818-9200                            PALO ALTO, CALIFORNIA  94304-1050
                                                               (415) 493-9300

                         ______________________________
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------
          If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [X].

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          GENPHARM INTERNATIONAL, INC.
                         855 California Avenue, Suite C
                          Palo Alto, California 94304


Dear Shareholder:


The Board of Directors of GenPharm International, Inc. ("GenPharm") has approved the merger (the "Merger") of GenPharm with a subsidiary of Medarex, Inc. ("Medarex"). If the Merger is approved by the shareholders of GenPharm and consummated, GenPharm will become a wholly owned subsidiary of Medarex. The terms of the Merger provide for the GenPharm shareholders and option holders to receive shares of Medarex Common Stock having a maximum aggregate market value of $62,725,000 (the "Purchase Price"). The Purchase Price will be reduced if and to the extent that GenPharm does not receive after the Merger certain license fees and promissory note payments from third parties and under other circumstances described in the accompanying Prospectus/Consent Solicitation Statement.


The Medarex shares will be issued at various times in 1997 and 1998, and possibly 1999. The shares will be issued first to the holders of GenPharm Preferred Stock to the extent of their aggregate $40,378,646 "liquidation preference" and then pro rata to holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis). A total of 3,250,000 of the Medarex shares will be issued to the holders of GenPharm Preferred Stock in 1997 in partial satisfaction of the liquidation preference. In the event the market value of the Medarex shares to be delivered in 1997 is less than $12.42 per share, the value of the shares will not be sufficient to satisfy the liquidation preference. To the extent that the shares issued in 1997 to the holders of GenPharm Preferred Stock have a market value less than the liquidation preference, sufficient additional Medarex shares will be issued to the holders of GenPharm Preferred Stock in 1998 to satisfy the balance of the liquidation preference. The remainder of the Medarex shares (if any) constituting the Purchase Price will be issued in 1998 (and possibly to some extent in 1999) pro rata to the holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis).

If the Purchase Price were to be reduced below the $40,378,646 liquidation preference amount, the holders of GenPharm Preferred Stock would not recover their entire liquidation preference, and the holders of GenPharm Common Stock would receive no consideration whatsoever for their shares in the Merger. In the opinion of the Board of Directors of GenPharm, although this is a possibility, it is believed to be highly unlikely. The number of shares of Medarex Common Stock to be received by the holders of GenPharm Preferred Stock would, however, be significantly reduced if the Purchase Price were to be substantially reduced, and the effect of such a reduction on the value per share of GenPharm Common Stock would be much more significant. Therefore, the value of the consideration to be received by holders of GenPharm Common Stock in the Merger is highly dependent on the extent to which the Purchase Price may be reduced, which will not be known until well after the shareholder vote (by written consent) on the Merger. The terms of the Merger and related information are described in the accompanying Prospectus/Consent Solicitation Statement, which you are urged to read carefully.

In the material accompanying this letter you will find a Written Consent to approve the Merger and certain related amendments to the GenPharm Articles of Incorporation described in the Prospectus/Consent Solicitation Statement as well as the approval of certain stock bonus payments to the Chief Executive Officer of GenPharm. Please complete, sign, date and return your Written Consent as soon as possible by facsimile at (415) 813-0464 or by mail in the enclosed envelope so that the Merger can be completed without delay.

THE GENPHARM BOARD OF DIRECTORS HAS APPROVED THE MERGER, THE RELATED AMENDMENTS TO THE ARTICLES AND THE STOCK BONUS AND RECOMMENDS THAT THEY BE APPROVED BY THE SHAREHOLDERS.

Sincerely,


Jonathan J. MacQuitty
Chief Executive Officer

                                 MEDAREX, INC.

                          GENPHARM INTERNATIONAL, INC.

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT



This Prospectus/Consent Solicitation Statement is being furnished to shareholders of GenPharm International, Inc., a California corporation ("GenPharm"), in connection with the proposed acquisition of GenPharm by Medarex, Inc., a New Jersey corporation ("Medarex" or the "Company"), by means of the merger of Medarex Acquisition Corp., a California corporation wholly-owned by Medarex ("Merger Sub"), into GenPharm with GenPharm being the surviving corporation and resulting in GenPharm becoming a wholly-owned subsidiary of Medarex (the "Merger"), pursuant to the terms set forth in the Amended and Restated Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement"), among Medarex, Merger Sub and GenPharm. Upon consummation of the Merger, Medarex will issue shares of its Common Stock having a market value equal to $62,725,000, subject to adjustment as described herein, in exchange for all of the outstanding shares of GenPharm Preferred Stock. The number of shares of Medarex Common Stock to be issued will depend on the market value of the stock on certain future dates. Based on the closing sale price of Medarex Common Stock as reported on the Nasdaq National Market on September 19, 1997 of $5.75, a minimum of 5,157,174 shares and a maximum of 10,891,304 shares could be issued in connection with the Merger. Since the market value of the Medarex Common Stock is subject to fluctuations, the minimum and maximum number of shares stated in the preceding sentence may change. See "The Merger Agreement--Manner and the Basis of Converting Shares."


This Prospectus/Consent Solicitation Statement constitutes (a) the Consent Solicitation Statement of GenPharm relating to the solicitation of written consents from shareholders of GenPharm, and (b) the Prospectus of Medarex constituting part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") relating to the shares of Medarex Common Stock issuable to GenPharm shareholders in connection with the Merger. All information herein with respect to GenPharm has been furnished by GenPharm. All information herein with respect to Medarex has been furnished by Medarex. This Prospectus/Consent Solicitation Statement and the form of written consent are first being sent to GenPharm shareholders on or about September 26, 1997.

SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY GENPHARM SHAREHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON BY WRITTEN CONSENT AND THE ACQUISITION OF THE MEDAREX SECURITIES OFFERED HEREBY, INCLUDING THE RISK TO HOLDERS OF GENPHARM COMMON STOCK THAT REDUCTIONS IN THE MERGER CONSIDERATION COULD SIGNIFICANTLY REDUCE OR POSSIBLY ELIMINATE THE CONSIDERATION THEY WOULD RECEIVE FOR THEIR SHARES, IN WHICH CASE ALL OF THE MEDAREX SHARES OFFERED HEREBY WOULD BE ISSUED TO THE HOLDERS OF GENPHARM PREFERRED STOCK. THE ACTUAL NUMBER OF SHARES OF MEDAREX COMMON STOCK TO BE RECEIVED BY GENPHARM SHAREHOLDERS IN THE MERGER WILL NOT BE KNOWN AT THE TIME THEY DELIVER THEIR WRITTEN CONSENTS.

NEITHER THIS TRANSACTION NOR THE SECURITIES OF MEDAREX OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus/Consent Solicitation Statement is September 25,
1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEDAREX OR GENPHARM. THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.


                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----

SUMMARY.......................................................................    4

RISK FACTORS..................................................................   16
     Risks Related to the Merger Agreement and the Merger.....................   16
     Risks Related to Medarex.................................................   19
     Risks Related to GenPharm................................................   25

SOLICITATION OF WRITTEN CONSENT OF GENPHARM SHAREHOLDERS......................   30
     General..................................................................   30
     Matters to be Approved by Written Consent................................   30
     Record Date; Shares Entitled to Vote; Vote Required......................   31

THE MERGER....................................................................   32
     General Description of the Merger........................................   32
     Background of the Merger.................................................   33
     GenPharm's Reasons for the Merger; Recommendation of the GenPharm Board..   35
     Medarex's Reasons for the Merger.........................................   37
     Certain Federal Income Tax Considerations................................   38
     Accounting Treatment.....................................................   40
     Federal Securities Law Matters...........................................   41
     Interest of GenPharm Management in the Merger............................   42

THE MERGER AGREEMENT..........................................................   43
     Effective Time; Closing..................................................   43
     Manner and Basis of Converting Shares....................................   43
     Assumption of Options and Warrants.......................................   50
     Exchange of Stock Certificates...........................................   50
     No Fractional Shares.....................................................   51
     Representations and Warranties...........................................   51
     Certain Covenants........................................................   52
     Additional Agreements....................................................   53
     No Solicitations of Other Transactions...................................   54
     Insurance; Indemnification...............................................   55


     Conditions of the Merger.................................................   55
     Termination..............................................................   56
     Expenses and Termination Fee.............................................   57
     Amendment and Waiver.....................................................   57
     Restrictions on Transfer of Medarex Common Stock.........................   58
     Rights of Dissenting GenPharm Shareholders...............................   59
     Governmental and Regulatory Approvals....................................   61

THE REQUIRED AMENDMENTS.......................................................   61

APPROVAL OF STOCK BONUS TO GENPHARM'S CHIEF EXECUTIVE OFFICER.................   62
     General..................................................................   62
     Vote required for approval...............................................   63

STOCK PRICE AND DIVIDEND INFORMATION..........................................   64

MEDAREX AND GENPHARM UNAUDITED PRO FORMA COMBINED CONDENSED
 FINANCIAL STATEMENTS.........................................................   65

SELECTED INFORMATION CONCERNING MEDAREX.......................................   72
     Description of Medarex Capital Stock.....................................   73
     Shares Eligible for Future Sale..........................................   74

SELECTED INFORMATION CONCERNING GENPHARM......................................   76
     General..................................................................   76

GENPHARM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS..........................................   79
     Overview.................................................................   79
     Results of Operations....................................................   79
     Liquidity and Capital Resources..........................................   81

BENEFICIAL OWNERSHIP OF GENPHARM STOCK........................................   83

COMPARISON OF SHAREHOLDER RIGHTS..............................................   85

LEGAL MATTERS.................................................................   90

EXPERTS.......................................................................   91

AVAILABLE INFORMATION.........................................................   91

INCORPORATION BY REFERENCE....................................................   92

INDEX TO GENPHARM FINANCIAL STATEMENTS........................................  F-1

ANNEX A - AMENDED AND RESTATED PLAN OF REORGANIZATION
ANNEX B - AGREEMENT AND PLAN OF MERGER
ANNEX C - SECTION 1300 OF THE CALIFORNIA GENERAL CORPORATION LAW

                                    SUMMARY

  The following contains a summary of certain information contained elsewhere in this Prospectus/Consent Solicitation Statement. This summary does not contain a complete statement of all provisions of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Consent Solicitation Statement and in the information and documents annexed hereto.

MEDAREX Medarex, Inc. ("Medarex" or the "Company") is a biotechnology company developing therapeutic products for cancer, AIDS and other life-threatening diseases based on proprietary technology in the field of immunology.
                    Medarex's products are designed either to enhance and direct a specific immune response or to block or diminish an undesirable immunological activity. Medarex's broad technology platform has led to several products now in clinical trials and to four strategic alliances and has the potential to provide the foundation for new products and new strategic alliances in various therapeutic areas. At present, Medarex has seven products in thirteen human clinical trials for the treatment of breast cancer, prostate cancer, kidney cancer, head and neck cancer and a variety of other solid tumor cancers, leukemia, AIDS and certain autoimmune conditions as well as for the prevention of secondary cataracts. Medarex is developing four of its products through strategic alliances with Novartis, Inc. of Basel, Switzerland ("Novartis"), Merck KGaA of Darmstadt, Germany ("E. Merck"), Centeon, L.L.C. of King of Prussia, Pennsylvania ("Centeon") and Santen Pharmaceuticals Co., Ltd. of Osaka, Japan ("Santen"). As of the date of this Prospectus/Consent Solicitation Statement, Medarex does not have any products in Phase III clinical trials and none of the products under development by Medarex has been approved by the United States Food and Drug Administration ("FDA") for sale. See "Selected Information Concerning Medarex" and "Incorporation by Reference."

GENPHARM GenPharm International, Inc. ("GenPharm"), is engaged in the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Transgenic animals are animals into which new genetic material has been introduced at an early embryonic stage. GenPharm has developed proprietary transgenic mice designed to generate therapeutic human sequence antibodies ("HuMAbs") to various antigens, particularly human antigens. GenPharm believes that these HuMAbs will be less likely to cause allergic or similar reactions and will remain effective longer in patients than most monoclonal antibody products under development, which contain mouse protein. GenPharm is developing HuMAbs which it believes may be useful for the treatment of certain autoimmune disorders such as rheumatoid arthritis and psoriasis, and for organ transplant rejection.


MERGER SUB          Merger Sub, a wholly-owned subsidiary of Medarex,
                    was formed to facilitate the Merger and has engaged in no activities other than activities incidental to the Merger.

SOLICITATION OF WRITTEN CONSENTS
OF SHAREHOLDERS OF
  GENPHARM          A Written Consent of Shareholders of
                    GenPharm (the "Written Consent") accompanies this Prospectus/Consent Solicitation Statement. The purpose of the Written Consent is to approve the Merger Agreement and to approve certain amendments to GenPharm's Articles of Incorporation necessary to eliminate any conflict with the Merger Agreement (the "Required Amendments"). The Written Consent also provides for the approval of certain stock bonus payments to Jonathan J. MacQuitty, the Chief Executive Officer of GenPharm (the "Stock Bonus").

RECORD DATE AND     Only GenPharm shareholders of record at the
 VOTE REQUIRED      close of business on September 19, 1997 (the "Record
                    Date") are entitled to give their Written Consent. On the Record Date, there were outstanding an aggregate of 1,944,062 shares of GenPharm Common Stock held by 116 holders of record and 14,433,568 shares of GenPharm
                    Preferred Stock (convertible into 8,113,783 shares of
                    GenPharm Common Stock) held by 80 holders of record.

                    Approval of the Merger Agreement, the Merger and the Required Amendments requires the affirmative consent of holders of a majority of the outstanding shares of GenPharm common stock (the "GenPharm Common Stock") and GenPharm preferred stock ("GenPharm Preferred Stock") each voting as a separate class. The Required Amendments also require the separate approval of a majority of the outstanding shares of Series I Preferred Stock. Thirteen affiliates of GenPharm, holding an aggregate of 625,198 shares of GenPharm Common Stock (32.2%) and 4,015,768 shares of GenPharm Preferred Stock (27.8%) (including 114,537 or 41.65% of the shares of Series I Preferred Stock), have agreed to give their affirmative consent to the Merger Agreement, the Merger and the Required Amendments. Approval of the Stock Bonus requires the affirmative consent of holders of 75% of the shares outstanding immediately prior to the Effective Time (excluding shares held by Dr. MacQuitty).

TERMS OF THE MERGER Upon consummation of the Merger (the
                    "Effective Time"), Merger Sub will be merged into GenPharm which will then become a wholly-owned subsidiary of Medarex. Assuming all conditions to the Merger are met or waived, it is anticipated that the Effective Time will occur on or about October 17, 1997.

                    The market value (determined as described herein) of the Medarex shares to be issued in the Merger (the "Purchase Price") in exchange for the acquisition of all shares of GenPharm Common Stock and GenPharm Preferred Stock outstanding as of the Effective Time is $62,725,000, before reservation of a portion of those shares for issuance upon exercise of GenPharm stock options being assumed by Medarex and subject to adjustment as described herein. Medarex has the option to pay all or a portion of the Purchase Price in cash at any time but only in the event that either (i) the Medarex shareholders shall have failed to approve the issuance of the Additional Shares (as defined herein) or
                    (ii) the fair market value of Medarex Common Stock is $5.00 or less. In such event, Medarex will notify the GenPharm shareholders in writing of its intention to pay all or a portion of the Purchase Price in cash as well as the amount of such payment and shall make such payment on the date the GenPharm shareholders would otherwise have been entitled to receive shares of Medarex Common Stock. See "The Merger Agreement--Manner and Basis of Converting Shares."

                    At the Effective Time of the Merger, the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock, other than shares, if any,constituting "Dissenters' Shares" (as defined herein) will be converted into the right to receive shares of Medarex Common Stock, issuable as described below.

                    During 1997, Medarex will issue up to 3,250,000 shares of Medarex Common Stock (the "Initial Shares") to holders of GenPharm Preferred Stock. Additional shares (the "Additional Shares") will be issued on or before December 31, 1998 representing the balance of the Purchase Price, but only if, and to the extent, that GenPharm has received from certain third parties certain patent license fees and promissory note payments (the "Third Party Payments"). In the event any of the Third Party Payments have not been received by December 15, 1998, a final issuance of shares of Medarex Common Stock will occur not later than the earlier of (i) 30 days following the receipt of the last Third Party Payment and (ii) December 31, 1999. The Additional Shares will be issued first to the holders of GenPharm Preferred Stock to the extent of the balance of their aggregate preference amount of $40,378,646 (the "Preference Amount") remaining after the issuance of the Initial Shares, and then to holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis). The number of Additional Shares deliverable in respect of shares of GenPharm Common Stock and GenPharm Preferred Stock will be determined based on certain exchange ratios calculated using average trading prices of Medarex Common Stock over specified periods. See "The Merger Agreement--Manner and Basis of Converting Shares." In addition, outstanding stock options for the purchase of GenPharm Common Stock will be assumed by Medarex and will become options to purchase Medarex Common
                    Stock.

                    The Purchase Price of $62,725,000 will be reduced by $100,000 as a result of a fee to be paid to GenPharm's financial advisor and may be further reduced on a dollar-for-dollar basis to the extent that certain amounts specified in the Merger Agreement, including primarily the amount of Third Party Payments received by GenPharm after the Effective Time (net of income tax liability attributable to receipt of the Third Party Payments), total less than $33,000,000. In addition, even if all of the Third Party Payments are received, the Purchase Price will still be reduced if the gross proceeds per share from the sale of Initial Shares by the holders of GenPharm Preferred Stock in the Initial Placement (as defined herein) are below $5.71, and will be increased if such gross proceeds per share are higher than $8.57, with the adjustment in each case being pursuant to a formula set forth in the Merger Agreement. If the Purchase Price were to be reduced below the $40,378,646 liquidation preference amount, the holders of GenPharm Preferred Stock would not recover their entire liquidation preference, and the holders of GenPharm Common Stock would receive no consideration whatsoever for their shares in the Merger. In the opinion of the Board of Directors of

                    GenPharm, although this is a possibility, it is believed to be highly unlikely. See "Risk Factors--Uncertainty of Amount or Value of Medarex Shares to be Issued in the Merger; Disproportionate Effect on GenPharm Common Stock From Any Reduction in Purchase Price." The number of shares of Medarex Common Stock to be received by the holders of GenPharm Preferred Stock would, however, be significantly reduced if the Purchase Price were to be substantially reduced, and the effect of such a reduction on the value per share of GenPharm Common Stock would be much more significant. Therefore, the value of the consideration to be received by holders of GenPharm Common Stock in the Merger is highly dependent on the extent to which the Purchase Price may be reduced.

                    Assuming the Purchase Price, as adjusted, were $62,625,000, it is estimated that the holders of GenPharm Common Stock would receive on December 31, 1998, for each share of GenPharm Common Stock held, a fraction of a share of Medarex Common Stock having a market value (based on a ten-day trading period preceding the distribution) of approximately $2.08, assuming 2,064,062 shares of GenPharm Common Stock to be outstanding at the Effective Time. Based on these assumptions, if the market price of Medarex Common Stock at such time were $5.75 (the closing price on the Nasdaq National Market on September 19, 1997, the record date), the exchange ratio for shares of GenPharm Common Stock would be .12. Holders of GenPharm Preferred Stock would receive (on various dates) shares of Medarex Common Stock having a market value equal to the per share liquidation preference of the particular series of GenPharm Preferred Stock plus approximately $2.08 for each share of GenPharm Common Stock into which that series is convertible as of the Effective Time. The foregoing example makes certain assumptions, most importantly that there will be no more than a $100,000 reduction in the Purchase Price. The actual facts may differ materially and could result in the consideration for the shares of GenPharm Common Stock being substantially lower than in the example (or possibly being zero). See "The Merger Agreement--Manner and Basis of Converting Shares" and "--Assumption of Options and Warrants."

CONDITIONS TO THE MERGER;
 TERMINATION; TERMINATION
 FEE; AMENDMENT     Consummation of the Merger is subject to the
                    satisfaction of various conditions. Approval of the Parachute Payments by the GenPharm shareholders is not a condition to the consummation of the Merger. See "The
                    Merger Agreement--Conditions of the Merger."  The Merger
                    Agreement may be terminated under certain circumstances, including (a) by mutual written consent of Medarex and GenPharm; (b) by either party if the other party is in breach of any representation, warranty or covenant contained in the Merger Agreement which has not been cured within 45 days after delivery of a notice of a breach and such breach would have a material adverse effect on the business, assets, financial condition or results of operations of the breaching party; (c) by either party if there is any permanent injunction or action by any Governmental Entity
                    (as
                    defined in the Merger Agreement) prohibiting the consummation of the Merger; (d) by either party if the Merger is not consummated on or before October 31, 1997; (e) by either party if the approval of the holders of GenPharm
                    Common Stock and GenPharm Preferred Stock shall not have been obtained by October 31, 1997; (f) by either party if
                    (i) the Board of Directors of GenPharm shall have approved or have recommended to the shareholders of GenPharm a Transaction Proposal (as defined herein) or (ii) a Takeover
                    Proposal (as defined herein) shall have been commenced and the Board of Directors recommends that the shareholders of GenPharm tender their shares in such Takeover Proposal or otherwise fails to recommend that such shareholders reject such Takeover Proposal; (g) by Medarex in the event of a material adverse change in the business or financial condition of GenPharm; and (h) by GenPharm in the event of a material adverse change in the business or financial condition of Medarex.

                    In the event the Merger Agreement is terminated pursuant to clauses (e) or (f) above, then, in either case, GenPharm shall pay $3.5 million to Medarex. In the event of a termination by Medarex in accordance with clauses (e) or (f) above, and GenPharm consummates a Business Combination (as defined herein) on or before October 5, 1998, then GenPharm shall pay Medarex an additional $5 million. The Merger Agreement may be amended only with the consent of GenPharm and Medarex, at any time before or after the approval of the Merger Agreement by the GenPharm shareholders, provided that after any such shareholder approval has been obtained no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining further approval. It is not currently anticipated that any of the agreements executed in connection with the Merger will be amended in any way. See "The Merger Agreement-- Conditions of the Merger," "--Termination," "Amendment," and "Expenses and Termination Fee."

RESALES OF MEDAREX  The shares of Medarex Common Stock to be
 COMMON STOCK       issued pursuant to the Merger Agreement have been registered under the Securities Act, and therefore may be resold without restriction imposed by the Securities Act by persons who are not deemed to be Affiliates (as such term is defined herein) of GenPharm. However, the Merger Agreement provides that the shares of Medarex Common Stock issued in 1997 will not be transferable until after December 31, 1998, unless they are sold during 1997 through a placement agent (the
                    "Placement Agent") selected by Medarex ( "Initial
                    Placement"). If no more than specified limited volumes of shares can be sold in the Initial Placement, these restrictions on transfer will cease to apply to those shares that could not be sold in the Initial Placement. The shares issued in 1998 (and, if applicable, 1999) will be free of any restriction on transfer imposed by the Merger Agreement.
                    See "The Merger Agreement--Restrictions on Transfer of
                    Medarex Common Stock."

LISTING OF MEDAREX COMMON STOCK;
 MARKET PRICE DATA  At the Effective Time, the shares of Medarex
                    Common Stock to be issued pursuant to the Merger Agreement will be approved for listing on The Nasdaq National Market under the trading symbol "MEDX." The Medarex Common Stock has been traded on The Nasdaq National Market under the symbol "MEDX" since Medarex's initial public offering in June 1991. No established trading market exists for GenPharm Common Stock or GenPharm Preferred Stock.

                    The closing sale price per share of Medarex Common Stock as reported on The Nasdaq National Market on May 5, 1997, the trading day and the date of execution of the Merger Agreement, and on September 19, 1997, the record date, were $8.50 and $5.75 per share, respectively. See "Stock Price and Dividend Information."

REASONS FOR THE MERGER;
 RECOMMENDATION OF GENPHARM'S
 BOARD OF DIRECTORS Medarex's Board of Directors voted
                    unanimously to approve the Merger because of a number of potential benefits that will further the Company's research and product development initiatives. See "The Merger-- Medarex's Reasons for the Merger." The Board of Directors of GenPharm believes that, in addition to providing a source of future liquidity for GenPharm shareholders, the Merger will also provide them with an opportunity to participate in an enterprise with a broader technology portfolio and greater financial strength, and that without the Merger or a similar strategic transaction, GenPharm would lack the critical mass, financial strength and other characteristics to maximize its potential. See "The Merger--GenPharm's Reasons for the Merger."

                    The Board of Directors of GenPharm has unanimously approved the Merger Agreement and UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "The Merger--Background of the Merger" and "--GenPharm's Reasons for the Merger; Recommendation of the GenPharm Board."

EXCHANGE OF GENPHARM
 STOCK CERTIFICATES As soon as practicable after the Effective Time,
                    Medarex, acting through an exchange agent (the "Exchange Agent"), will deliver to each GenPharm shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates, which, prior to the Merger, represented shares of GenPharm Common Stock and GenPharm Preferred Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF GENPHARM STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "The Merger--Exchange of Stock Certificates."

CERTAIN INCOME TAX  Subject to the qualifications discussed
 CONSIDERATIONS     below, the Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger does so qualify (i) none of Medarex, GenPharm or Merger Sub will recognize gain or loss as a result of the Merger; and (ii) holders of GenPharm capital stock that exchange their shares for Medarex Common Stock will not recognize gain in the Merger.
                    However, it is possible that the Internal Revenue Service may assert that the Merger does not qualify as a tax-free reorganization. See "Risk Factors--Tax Risks."

                    Medarex has the right under certain circumstances to pay all or a portion of the Merger consideration in cash in lieu of
                    Medarex shares.  If the Merger fails to qualify as a
                    reorganization as a result of the payment of cash in lieu of
                    Medarex shares, each GenPharm shareholder will be required to recognize gain or loss on the disposition of GenPharm
                    shares pursuant to the Merger.  In addition, a portion of
                    any Additional Shares received may be characterized as
                    interest for federal income tax purposes.  All GenPharm
                    stockholders should consult their own tax advisors with
                    regard to the tax consequences of the Merger.  See "The
                    Merger--Certain Federal Income Tax Considerations."
ACCOUNTING
 TREATMENT          The Merger will be accounted for as a purchase in
                    accordance with generally accepted accounting principles.
                    Accordingly, from and after the Effective Time, GenPharm's results of operations will be included in Medarex's consolidated results of operations. See "The Merger--
                    Accounting Treatment."

INTEREST OF GENPHARM
MANAGEMENT IN
 THE MERGER         The Chief Executive Officer of GenPharm,
                    Jonathan J. MacQuitty, will, as a result of the Merger, receive certain benefits. A stock bonus, payable in Medarex shares will be paid to the employees of GenPharm pursuant to a grant made by the GenPharm Board of Directors. Dr.
                    MacQuitty's stock bonus (the "Stock Bonus"), is valued at $1,363,045 (determined as of a measuring period immediately preceding the Stock Bonus), assuming that he does not voluntarily terminate his employment with GenPharm prior to December 31, 1997. In addition, all stock options held by GenPharm's employees (including Dr. MacQuitty) and by
                    GenPharm's directors will become fully exercisable shortly prior to the Effective Time, and, if not exercised prior to the Merger, will be assumed by Medarex pursuant to the terms of the Merger Agreement. See "The Merger--Interest of
                    GenPharm Management in the Merger" and "Approval of Stock
                    Bonus to GenPharm Chief Executive Officer."

DISSENTERS' RIGHTS  Holders of GenPharm Common Stock who do not give their Written Consent to approve the Merger and who follow certain procedures prescribed by Section 1300 of the California General Corporation Law (the "CGCL") will have a right to receive payment in cash for the fair market value of their shares of GenPharm Common Stock. The Merger Agreement provides that the obligation of Medarex to consummate the Merger is subject to the condition that the holders of no more than 400,000 shares of GenPharm Common Stock shall have exercised, or shall have any continued right to exercise, appraisal, dissenters' or similar rights. See

                    "The Merger Agreement--Conditions of the Merger." See "The Merger Agreement--Rights of Dissenting GenPharm Shareholders."

RISK FACTORS        Shareholders of GenPharm should consider
                    carefully the factors discussed elsewhere in this Prospectus/Consent Solicitation Statement under the caption
                    "Risk Factors," which include risks related to the failure of the shareholders to approve the Merger Agreement and the Merger and Medarex's ability to operate the combined companies. See "Risk Factors--Termination Fee if GenPharm
                    Shareholders do not Approve the Merger."

PRINCIPAL EXECUTIVE
     OFFICES GenPharm was incorporated in California in December 1988. GenPharm's principal executive offices are located at 855 California Avenue, Suite C, Palo Alto, California 94304. GenPharm's telephone number is (415) 813-9350. Medarex was incorporated in New Jersey in July 1987. Medarex's principal executive offices are located at 1545 Route 22 East, Annandale, New Jersey 08801. Medarex's telephone number is (908) 713-6001.


    Market Value of Medarex Shares to be Issued Per Share of GenPharm/(1)/

        The following table sets forth the market value of Medarex shares to be issued per share of GenPharm Common Stock and per share of each series of GenPharm Preferred stock in the event of certain Third Party Payment Adjustments and Initial Placement Floor Adjustments or Initial Placement Ceiling Adjustments (as those terms are defined herein). The Initial Placement Floor Adjustments will occur if the Per Share Placement Amount (as defined herein) is $5.71 or below. However, the amount of any Initial Placement Floor Adjustment is credited against any Third Party Payment Adjustment, which results in the per share amounts in the table showing no variation at Per Share Placement amounts below $5.71, except where there is no Third Party Adjustment against which to apply the credit. The Initial Placement Ceiling Adjustment will occur if the Per Share Placement Amount is $8.75 or higher. The table takes into account the $100,000 reduction in the Purchase Price resulting from the payment to GenPharm's financial advisor and makes the same assumptions as in the example on page
46 of the number of GenPharm shares outstanding or subject to GenPharm Common Stock options and warrants at the Effective Time. The closing sale price of Medarex Common Stock on September 19, 1997, the record date, was $5.75 per share. The applicable exchange ratio to be used in determining the number of shares of Medarex Common Stock to be delivered in exchange for each share of GenPharm Common Stock and GenPharm Preferred Stock is calculated by dividing the market valuation set forth in the table below by the market price of the Medarex shares at the time of the distribution of such shares.

                                          Common/(2)/                               Preferred Series /(3)/
                                          -----------     --------------------------------------------------------------------
                                                           A       B       C       D       E        F       G      H       I
                                                           -       -       -       -       -        -       -      -       -
          Third Party Payment Adjustment:

          None
          ----

              Placement @ $9.00                   2.15    1.45    1.45    2.58    2.83    4.58    11.37   12.37   9.15    9.15

              Placement @ $5.71-$8.57             2.08    1.41    1.41    2.54    2.79    4.54    11.29   12.29   9.08    9.08

              Placement @ $5.00                   1.96    1.36    1.36    2.48    2.73    4.48    11.16   12.16   8.96    8.96

              Placement @ $4.00                   1.80    1.27    1.27    2.40    2.65    4.40    10.98   11.98   8.80    8.80

          $7.5 Million
          ------------

              Placement @ $9.00                   1.45    1.10    1.10    2.22    2.47    4.22    10.60   11.59   8.45    8.45

              Placement @ $5.71-$8.57             1.38    1.06    1.06    2.19    2.44    4.19    10.52   11.52   8.38    8.38

              Placement @ $5.00                   1.38    1.06    1.06    2.19    2.44    4.19    10.52   11.52   8.38    8.38

              Placement @ $4.00                   1.38    1.06    1.06    2.19    2.44    4.19    10.52   11.52   8.38    8.38

          $15 Million
          -----------

              Placement @ $9.00                   0.75    0.75    0.75    1.87    2.12    3.87     9.82   10.82   7.75    7.75

              Placement @ $5.71-$8.57             0.68    0.71    0.71    1.84    2.09    3.84     9.75   10.75   7.68    7.68

              Placement @ $5.00                   0.68    0.71    0.71    1.84    2.09    3.84     9.75   10.75   7.68    7.68

              Placement @ $4.00                   0.68    0.71    0.71    1.84    2.09    3.84     9.75   10.75   7.68    7.68

          $30 Million
          -----------

              Placement @ $9.00                   0       0.31    0.31    1.24    1.45    2.89     7.44    8.27   5.79    5.79

              Placement @ $5.71-$8.57             0       0.30    0.30    1.21    1.41    2.83     7.27    8.08   5.66    5.66

              Placement @ $5.00                   0       0.30    0.30    1.21    1.41    2.83     7.27    8.08   5.66    5.66

              Placement @ $4.00                   0       0.30    0.30    1.21    1.41    2.83     7.27    8.08   5.66    5.66

---------------

(1) Represents the value of all Medarex shares to be issued in 1997 and 1998 to the holders of GenPharm Common Stock and each series of GenPharm Preferred Stock based on the assumed adjustments to the Purchase Price and the assumptions set forth above.

(2) Represents the market value of Medarex shares, if any, to be issued to the holders of GenPharm Common Stock on December 31, 1998.

(3) The market value of Medarex shares shown for each series of GenPharm Preferred Stock includes the proportionate value of the 3,250,000 Medarex shares to be issued in 1997 and the Additional Shares, if any, to be issued on December 31, 1998. Holders of GenPharm Preferred Stock will not receive any Additional Shares if the market value of the Medarex shares exceeds $12.42 per share and will not recoup their liquidation preferences if less than $9,253,646 of Third Party Payments are received.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The summary historical financial data of Medarex and GenPharm presented below is derived from the historical audited financial statements of Medarex and GenPharm, except for the data presented below for the six months ended June 30, 1997 and 1996, which are derived from the unaudited financial statements which, in the opinion of management of Medarex and GenPharm, as applicable, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for the fair presentation of such information. The unaudited selected pro forma combined financial data is derived from the Medarex and GenPharm Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto included elsewhere in this Prospectus/Consent Solicitation Statement, which gives effect to the Merger as a purchase, and should be read in conjunction with such Medarex and GenPharm Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto. The unaudited selected pro forma combined statement of operations data combines Medarex's consolidated results of operations data for the year ended December 31, 1996 and for the six month periods ended June 30, 1997 and 1996 with GenPharm's results of operations data for the same periods, giving effect to the Merger as if it had occurred on January 1, 1996. The unaudited selected pro forma combined balance sheet data combines Medarex's consolidated balance sheet data as of June 30, 1997 with GenPharm's balance sheet data as of that date, giving effect to the Merger as if it had occurred as of June 30, 1997. The selected pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. See "Medarex and GenPharm Unaudited Pro Forma Combined Condensed Financial Statements."

       SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GENPHARM
                     (In thousands, except per share data)

                                                Six Months Ended
                                                    June 30,                        Year Ended December 31,
                                             ----------------------  -----------------------------------------------------
                                              1997/(2)/     1996       1996       1995       1994       1993       1992
                                             -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (unaudited)
STATEMENT OF OPERATIONS DATA:
 Revenues                                    $    1,760   $  2,981   $  6,141   $  2,660   $  4,728   $  5,248   $    432
 Expenses:
  Research and development                        1,003        924      2,373      3,794      7,281      6,438      3,594
  Marketing, general and administrative             839        356        634        984      1,879      1,756      2,357
  Litigation and restructuring                    4,727        512        611      5,728        880        ---        ---
                                             ----------   --------   --------   --------   --------   --------   --------
   Total operating expenses                       6,569      1,792      3,618     10,506     10,040      8,194      5,951
                                             ----------   --------   --------   --------   --------   --------   --------
 Other income (expense), net                     22,809         33        (87)       768       (261)        (9)       537
 Provision for income taxes                         400         20         45        ---        ---        ---        ---
                                             ----------   --------   --------   --------   --------   --------   --------
 Income (loss) from continuing operations        17,600      1,202      2,391     (7,078)    (5,573)    (2,955)    (4,982)
 Discontinued operations/(1)/                       ---        ---        ---     (2,723)    (4,313)    (4,094)    (2,309)
                                             ----------   --------   --------   --------   --------   --------   --------
   Net income (loss)                         $   17,600   $  1,202   $  2,391   $ (9,801)  $ (9,886)  $ (7,049)  $ (7,291)
                                             ==========   ========   ========   ========   ========   ========   ========
 Per share data:
  Income (loss) from continuing
   operations                                     $1.70      $0.12      $0.24   $  (6.40)  $  (5.27)  $  (2.89)  $  (5.07)

  Loss from discontinued operations                 ---        ---        ---      (2.46)     (4.07)     (4.00)     (2.35)
                                             ----------   --------   --------   --------   --------   --------   --------
   Net income (loss)                              $1.70      $0.12      $0.24   $  (8.86)  $  (9.34)  $  (6.89)  $  (7.42)
                                             ==========   ========   ========   ========   ========   ========   ========
 Weighted average common shares
 and equivalents used in per share data          10,353     10,131     10,137      1,106      1,059      1,024        983
BALANCE SHEET DATA:
 Cash and cash equivalents                   $    4,441   $  1,623   $  1,971   $    459   $  5,208   $  5,435   $  5,787
 Working capital                                  2,751     (1,235)        66     (2,575)       941      4,820     11,177
 Total assets                                    19,997      2,495      2,363      1,427     14,284     16,711     21,640
 Long term debt and capital lease
  obligations                                       ---        327        ---        354      1,466      3,355      4,244

 Accumulated deficit                            (22,213)   (41,002)   (39,813)   (42,204)   (32,403)   (22,517)   (15,468)
 Total shareholders equity (net capital          17,914       (927)       266     (2,139)     6,734      8,662     13,563
  deficiency)
----------------------------

(1)  Results of Gene Pharming Europe B.V.

(2) Includes $22.5 million of other income which is comprised of a $15 million note from Cell Genesys, Inc. and an aggregate $7.5 million received from Xenotech L.P. and Japan Tobacco Inc. per agreement of March 26, 1997 as well as associated accrued legal costs.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MEDAREX
                     (In thousands, except per share data)

                                                Six Months Ended
                                                    June 30,                      Year Ended December 31,
                                              --------------------  ----------------------------------------------------
                                                1997       1996       1996       1995       1994       1993       1992
                                              ---------  ---------  ---------  ---------  ---------  ---------  --------
                                                  (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Sales......................................  $    106   $    129   $    255   $    312   $    378   $    406   $   365
 Contract and license revenues..............       822      1,476      1,626      1,467        200        ---       ---
                                              --------   --------   --------   --------   --------   --------   -------
 Total revenues.............................  $    928   $  1,606   $  1,881   $  1,778   $    578   $    406   $   365
Costs and Expenses:
 Cost of sales..............................  $     78   $     63   $    132   $    123   $     91   $     82   $    66
 Research and development...................     5,646      3,561      7,596      6,442      5,905      3,798     2,531
 General and administrative.................     1,692      1,202      2,558      2,275      2,154      2,361     2,165
 Acquisition of in-process
  technology/(1)/...........................    10,750        ---        ---        ---        ---        ---       ---
                                              --------   --------   --------   --------   --------   --------   -------
  Operating loss............................  $(17,238)  $ (3,221)  $ (8,405)  $ (7,062)  $ (7,573)  $ (5,834)  $(4,396)
Interest and dividend income................       806        582      1,537        553        337        419       399
                                              --------   --------   --------   --------   --------   --------   -------
Net loss....................................  $(16,433)  $ (2,638)  $ (6,868)  $ (6,509)  $ (7,236)  $ (5,415)  $(3,997)
                                              ========   ========   ========   ========   ========   ========   =======

Net loss per share..........................    $(0.90)    $(0.20)    $(0.45)    $(0.69)    $(1.00)    $(0.86)   $(0.79)
Weighted average common shares outstanding..
                                                18,313     13,216     15,289      9,457      7,269      6,304     5,049

BALANCE SHEET DATA:
Cash, cash equivalents and
 marketable securities......................  $ 24,478   $ 36,176   $ 31,463   $ 15,729   $  9,434   $  9,687   $15,938
Working capital.............................    23,271     35,097     31,259     14,549      8,017      8,330    15,918
Total assets................................    28,822     40,805     36,044     19,240     13,017     12,640    16,943
Long term obligations.......................        86         29        110         40         60         78       ---
Accumulated deficit.........................   (47,924)   (27,261)   (31,491)   (24,623)   (18,113)   (10,877)   (5,462)
Total stockholders' equity..................    26,592     38,500     34,648     17,375     11,097     10,943    16,603

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                                  (Unaudited)
                     (In thousands, except per share data)

                                              Six Months           Year Ended
                                         Ended June 30, 1997   December 31, 1996
                                         --------------------  ------------------
STATEMENT OF OPERATIONS DATA/(2)/:
Revenues:..............................             $  2,688             $ 9,343
Costs and Expenses.....................               24,736              16,287
Net income (loss)......................                1,567              (5,477)
Net income (loss) per share............                $0.07             $ (0.30)
Shares used in computation of
 net income (loss) per share...........               21,303              18,315

BALANCE SHEET DATA:
Cash, cash equivalents and marketable
 securities............................             $ 28,919
Working capital........................               18,034
Total assets...........................               48,819
Long term obligations..................               27,525
Accumulated deficit....................              (77,219)
Total stockholders' equity.............                9,079
-------------------------

(1) Represents charge to operations for in-process technology associated with the acquisition of Houston Biotechnology Incorporated which was completed on February 28, 1997.

(2) Excludes write-off of acquired in-process technology of $29,295,009. See notes to Medarex and GenPharm Unaudited Pro Forma Combined Condensed Financial Statements.

(3) Includes Houston Biotechnology Incorporated ("HBI") historical combined condensed statement of operations as Medarex completed its acquisition of HBI on February 28, 1997.

                 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED PER SHARE DATA

    The following table sets forth (1) historical net income (loss) per share and historical book value per share data of Medarex; (2) historical net income
(loss) per share and historical book value per share data of GenPharm; (3) unaudited pro forma combined net income (loss) per share and unaudited pro forma combined book value per share data of Medarex after giving effect to the Merger on a purchase basis; and (4) unaudited equivalent pro forma combined net income
(loss) per share and unaudited equivalent pro forma combined book value per share data of GenPharm calculated as set forth in Note 1 below as if the Merger had occurred prior to the respective dates shown in the table. See "The Merger- -Manner and Basis of Converting Shares." The information in the table should be read in conjunction with the audited consolidated financial statements and the unaudited interim condensed consolidated financial statements of Medarex and GenPharm and the notes thereto incorporated by reference herein or included elsewhere in this Prospectus/Consent Solicitation Statement. The unaudited pro forma combined per share data is not necessarily indicative of the net income
(loss) per share or book value per share that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods. The calculations of pro forma and pro forma equivalent per share data as presented assume the non-receipt of $15.0 million of Third Party Payments and a corresponding reduction of the Purchase Price.


HISTORICAL AND PRO FORMA PER SHARE DATA/(1)(2)/
                                                   Six months ended       Year ended
                                                     June 30, 1997    December 31, 1996
                                                   -----------------  ------------------
Medarex Common Stock
  Net income (loss) per common share:
    Historical...................................           $ (0.90)            $ (0.45)
    Pro forma....................................              0.07               (0.30)
  Book value per common share at period end:
    Historical...................................              1.43                1.97
    Pro forma....................................              0.34                 ---

GenPharm Common Stock
  Net income (loss) per common share:
    Historical...................................              1.70                0.24
    Pro forma equivalent.........................              0.01               (0.04)
  Book value per common share at period end:
    Historical...................................            (11.86)             (29.49)
    Pro forma equivalent.........................              0.04                 ---

-----------------------------------

(1) Historical book value per share is computed by dividing stockholders' equity, after reduction for preferred liquidation preferences, if any, by the number of shares of common stock outstanding at the end of each period. Medarex pro forma book value per share is computed by dividing pro forma shareholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of Medarex Common Stock which would have been outstanding had the Merger been consummated as of June 30, 1997.


(2) The calculations of pro forma and pro forma equivalent per share data as presented assume the non-receipt of $15.0 million of Third Party Payments and a corresponding reduction of the Purchase Price. The equivalent per share information for GenPharm assumes an exchange ratio of .12 shares of Medarex Common Stock for each share of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis). This ratio has been calculated by dividing (i) 1,277,627 shares of Medarex Common Stock assumed to be issued to the holders of GenPharm Common Stock, GenPharm Preferred Stock (on an as-converted basis) and GenPharm Common Stock options and warrants, after the distribution of 7,022,373 shares of Medarex Common Stock to the holders of GenPharm Preferred Stock as payment of the Preference Amount of the GenPharm Preferred Stock, (based upon the assumptions set forth in Note 1 to the section herein entitled "Medarex and GenPharm Pro Forma Combined Condensed Financial Statements" included elsewhere in this Prospectus/Consent Solicitation Statement) by (ii) 10,703,445, representing all outstanding shares of GenPharm Common Stock, GenPharm Preferred Stock (on an as-converted basis) and GenPharm options and warrants at June 30, 1997. See "The Merger Agreement--Manner and Basis of Converting Shares." If the Third Party Payments are received GenPharm shareholders will receive Additional Shares determined at future dates through calculations based on exchange ratios computed in similar manner to that described above. The effect of such potential Additional Shares would be to increase the GenPharm equivalent per share amounts.

     To calculate the equivalent per share amount for one share of a given series of GenPharm Preferred Stock, the equivalent amounts shown in the table above should be multiplied by the conversion rate for such series. See "The Merger Agreement--Manner and Basis of Converting Shares."


(3) Assumes the issuance of 8,300,000 shares of Medarex Common Stock representing a Purchase Price of $47,725,000 (as adjusted to reflect the non-receipt of $15,000,000 of Third Party Payments) and based on the closing price of Medarex Common Stock as reported on The Nasdaq National Market of $5.75 on September 19, 1997.

                                  RISK FACTORS

     This Prospectus/Consent Solicitation Statement contains forward-looking statements within the meaning of section 27A of the Securities Exchange Act and section 21E of the Exchange Act, including statements regarding Medarex's (including, with respect to periods after the Effective Time, Medarex and its subsidiaries, including GenPharm) and GenPharm's expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, statements in "Summary," "Risk Factors," "Selected Information Concerning Medarex," "Selected Information Concerning GenPharm," "GenPharm Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus/Consent Solicitation Statement regarding, among other things, uncertainties regarding the exchange ratios; uncertainties regarding the value of Medarex Common Stock; uncertainties relating to the technological approach of Medarex and GenPharm; history of operating losses and anticipation of future losses; uncertainty of product development; need for additional capital and uncertainty of additional funding; dependence on collaborators and licensees; intense competition and rapid technological change; uncertainty of patent and proprietary rights; risks associated with the acquisition of GenPharm; uncertainties related to the receipt of the Third Party Payments by GenPharm; management of growth, and risks of acquiring new technologies; uncertainties related to clinical trials; government regulation and uncertainty of obtaining regulatory approval; dependence on key personnel; dependence on research collaborators and scientific advisors; uncertainty of health care reform measures and third-party reimbursement and risk of product liability. All forward-looking statements included in this Prospectus/Consent Solicitation Statement are based on information available to Medarex or GenPharm, as the case may be, as of the date hereof, and neither Medarex nor GenPharm assumes any obligation to update any such forward-looking statements. It is important to note that Medarex's and GenPharm's actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in "Risk Factors" below. Accordingly, in addition to the other information in this Prospectus/Consent Solicitation Statement, the following factors should be considered carefully in evaluating the proposals to be voted on by Written Consents and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, financial results or financial condition of Medarex should be considered to refer to Medarex and its subsidiaries, including GenPharm, unless the context otherwise requires.

RISKS RELATED TO THE MERGER AGREEMENT AND THE MERGER

     UNCERTAINTY OF AMOUNT OR VALUE OF MEDAREX SHARES TO BE ISSUED IN THE MERGER; DISPROPORTIONATE EFFECT ON GENPHARM COMMON STOCK FROM ANY REDUCTION IN PURCHASE PRICE. The $62,725,000 Purchase Price is subject to a risk of substantial reduction. A portion, or possibly all, of the Third Party Payments aggregating $31.6 million might not be received by GenPharm from third parties after the Effective Time, which would result in a corresponding dollar-for-dollar reduction in the Purchase Price. Even if all the Third Party Payments are received, there could be income tax liabilities, which might not be fully covered by credits or net operating losses, resulting in corresponding reductions in the Purchase Price. In addition, pursuant to the provisions of GenPharm's Articles of Incorporation, the Purchase Price must first be allocated to the payment of the aggregate of $40,378,646 of GenPharm Preferred Stock "liquidation preferences" (the "Preference Amount"), therefore, any significant reduction in the Purchase Price would have a disproportionately greater negative effect on the value received in the Merger per share of GenPharm Common Stock. If less than $9,253,646 of the Third Party Payments were received, there would be no issuance of Medarex shares in respect of GenPharm Common Stock.

Although the management of GenPharm believes that it is highly likely that at least $16.6 million of the Third Party Payments will be received and likely that both of the $7.5 million license fee payments will also be received, there is a risk that unforeseen factors will result in non-receipt of some or possibly all of the Third Party Payments.


     In addition, there has been significant volatility in the market prices of securities of biotechnology companies, including Medarex. The market value of the Medarex shares may change significantly during the time period between the delivery of the Written Consents and the issuance of Medarex shares to GenPharm shareholders. A significant decrease in the market value would result in a reduction in the Purchase Price as well as an increase in the number of Medarex shares to be issued in the Merger. Similarly, a significant increase in the market value would result in an increase in the Purchase Price as well as a decrease in the number of Medarex shares to be issued in the Merger. See "The Merger Agreement--Manner and Basis of Converting Shares."


     DELAY IN RECEIPT OF MEDAREX SHARES; NONTRANSFERABILITY OF SHARES ISSUED IN 1997. Only a portion of the Medarex shares constituting the Purchase Price, not exceeding 3.25 million shares of Medarex Common Stock, will be issued in 1997. The remainder of the Medarex shares constituting the Purchase Price will not be issued until December 31, 1998. The shares issued in 1997 will be subject to contractual restrictions on transfer, except pursuant to the Initial Placement. Unless the market value of the 3.25 million Medarex shares to be issued in 1997 exceeds the Preference Amount, all shares issued by Medarex in 1997 will be issued to holders of GenPharm Preferred Stock and holders of GenPharm Common Stock will not receive Medarex shares, if any, until December 31, 1998.

     TERMINATION FEE IF GENPHARM SHAREHOLDERS DO NOT APPROVE THE MERGER. If the Merger Agreement is terminated because of the failure to receive the requisite approval by GenPharm shareholders or because of actions taken by the GenPharm Board with regard to any proposed acquisition of GenPharm by another company, GenPharm is required by the Merger Agreement to pay Medarex a termination fee of $3,500,000. If this occurs and GenPharm consummates a business combination with another company prior to October 5, 1998, GenPharm would have to pay Medarex an additional fee of $5,000,000.

     TAX RISKS. It is possible that the Internal Revenue Service ("IRS") may assert that the Merger does not qualify as a tax-free reorganization because of a failure to meet the "continuity of interest" requirement applicable to reorganizations. The law relating to the continuity of interest requirement and the effect of post-Merger sales of Medarex Common Stock, if any, by former GenPharm shareholders is not clear. A successful challenge by the IRS to the reorganization status of the Merger would generally result in a GenPharm shareholder recognizing gain equal to the difference between the shareholder's basis in his or her GenPharm capital stock and the fair-market value of the Medarex Common Stock received in exchange therefor. In addition, notwithstanding the qualification of the Merger as a reorganization, a portion of the Additional Shares, if any, received pursuant to the Merger will be characterized as interest income and will be taxable to the GenPharm shareholders as ordinary income when received. See "The Merger--Certain Federal Income Tax Considerations."

     Upon the occurrence of certain contingencies, Medarex has the option to pay all or a portion of the Purchase Price in cash. In the event this option is exercised, the Merger may fail to qualify as a tax-free reorganization in which event each GenPharm shareholder would be required to recognize gain or loss on the disposition of the GenPharm shares pursuant to the Merger. In the event the Merger continued to qualify as a reorganization, the receipt of cash by GenPharm shareholders in exchange for GenPharm capital stock would generally result in the recognition of gain equal to the lesser of the amount of such cash or the shareholders gain on the exchange.

     ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING. The operation of Medarex's business, including GenPharm, requires substantial capital resources. It is anticipated that Medarex's current sources of liquidity will be sufficient to meet the capital requirements of Medarex for a period of at least 24 months from the date of this Prospectus/Consent Solicitation Statement, including the anticipated additional expenses related to GenPharm's operations. The acceleration of the development of Medarex's products will result in an increase in the rate at which Medarex uses capital and in Medarex's rate of losses. Medarex will continue to spend substantial funds to complete research and development of its products for which Medarex is likely to require additional funds. Medarex has no established bank lines of credit or other arrangements to obtain financing. No assurance can be given that funds from operations or additional funds will be available for Medarex to finance its development on acceptable terms, if at all, in which case Medarex's business will be materially adversely affected.


     APPROVAL BY MEDAREX SHAREHOLDERS. Under the rules and regulations of the NASD, Medarex must obtain the approval of its shareholders to issue shares of Medarex Common Stock in excess of 20% (approximately 3.5 million shares) of its outstanding shares immediately prior to the date the Merger Agreement was executed. Medarex intends to seek approval of the issuance of the Additional Shares by its shareholders at a Special Meeting to be held within sixty days of the Effective Time. Additional Shares will be issued if the market value of the Medarex shares is less than $12.42 per share. Depending on the market value of the Medarex shares, the number of Additional Shares which could be issued could be substantial. Based on the closing sale price of Medarex Common Stock as reported on The Nasdaq National Market of $5.75 on September 19, 1997, the record date, 3,772,373 Additional Shares would have to be issued in order to satisfy the Preference Amount. Under the terms of the Merger Agreement, in the event Medarex is unable to obtain the approval of its shareholders Medarex is required to pay the balance of the Purchase Price in cash. No assurance can be given that Medarex will be able to obtain the approval of its shareholders. Payment of the balance of the Purchase Price in cash would have a material adverse effect on Medarex's financial position.

     CHALLENGES OF OPERATING COMBINED COMPANIES. Medarex's management will face a number of challenges in combining the business of GenPharm with Medarex with no assurance that such combination can be made successfully. Medarex management has not determined the extent to which it will be able to make any consolidation, and there can be no assurance that any such consolidation will significantly reduce costs and expenses. Any combination of GenPharm's and Medarex's businesses is not anticipated to significantly reduce competition.

     The Merger involves the integration of two companies that have previously operated independently at different locations with separate work forces. No assurance can be given that difficulties encountered in integrating the operations of GenPharm, including the addition of new research capabilities, equipment and technologies, will be achieved or that any anticipated cost savings will be realized. The acquisition of GenPharm also involves a number of special risks, including assimilation of new operations and personnel; the diversion of resources from Medarex's existing business, research capabilities, equipment and technologies; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies, in addition to the other requirements associated with growth of Medarex's scientific infrastructure and research capabilities; and maintenance of standards, controls, procedures and policies. The process of integrating GenPharm's operation could cause interruption of, and loss of momentum in, the activities of Medarex's business and operation, including those of the businesses acquired.


     In connection with the Merger, Medarex expects to incur a one-time charge in the quarter ended December 31, 1997 which in the aggregate is currently estimated to be approximately $29.3 million related to the purchase of in-process research and development.

     This amount is a preliminary estimate only and could be materially higher. Factors that could increase such costs include unforeseen delays in addressing duplicate facilities once the Merger has been completed and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, there can be no assurance that Medarex will not incur additional charges in subsequent periods to reflect other costs associated with the Merger or from the integration of operations after the Merger. There can be no assurance that the Merger will not have a material adverse effect on the business, financial condition and results of operations of Medarex or that Medarex will realize the benefits and strategic objections sought through the Merger. Costs associated with the Merger, or liabilities and expenses associated with the operations of GenPharm, that exceed the expectations of Medarex, could have a material adverse effect on Medarex's business, financial condition and results of operations.

     POSSIBLE LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS AND CERTAIN CAPITALIZED COSTS. The Internal Revenue Code of 1986, as amended (the "Code") provides for a limitation on the use of net operating loss carryforwards and the ability to deduct certain capitalized costs in the event of an ownership change. The Merger will result in GenPharm undergoing an ownership change, and will limit GenPharm's ability to utilize its net operating losses and to deduct certain capitalized research and development costs. The full effect of these limitations has not been determined. In addition, it is possible that the Merger, when included with other stock transactions of Medarex during 1996 and 1997, will result in an ownership change for Medarex. Stock transactions in 1989 and 1992 previously resulted in limitations on Medarex's net operating loss carryforwards. The potential effect of an ownership change as a result of the Merger has not been determined.

     ABSENCE OF FAIRNESS OPINION. To date, there has not been any public market for GenPharm capital stock. The Purchase Price was determined by negotiations between GenPharm and Medarex and may not result in a purchase price that is indicative of the value of the GenPharm capital stock. GenPharm did not seek a third party opinion as to the fairness of the Purchase Price. In determining not to seek such an opinion, GenPharm considered that its executive officers and directors possess sufficient business experience and acumen to negotiate the terms and conditions of the Merger and assess the fairness of the Purchase Price to GenPharm's shareholders from a financial perspective without a third party opinion, as well as the cost of such an opinion.

RISKS RELATED TO MEDAREX

     EARLY STAGE OF PRODUCT DEVELOPMENT. Medarex's therapeutic products are under development and no revenues have been generated from the sale thereof. In addition, Medarex has generated only minimal revenues from the sales or licensing of its research products. As of the date of this Prospectus, Medarex does not have any products in Phase III clinical trials and none of the products under development by the Company has been approved by the United States Food and Drug Administration ("FDA") for sale. If Medarex's products in preclinical studies advance to the clinical stage, there can be no assurance that any positive therapeutic effects of these products will be demonstrated in clinical trials or that toxic side effects will not occur. With respect to those products which Medarex currently has in various phases of clinical studies, there can be no assurance that these products will prove to be effective or that significant toxic side effects will not occur negating the therapeutic utility, if any, of the product. Furthermore, any products which are successfully developed will be subject to various FDA regulatory requirements including, but not limited to, FDA approval prior to their commercial distribution. Such approval may take two to four years or more following submission of the requisite marketing application, if it is complete, and may never be obtained. Generally, only a small percentage of new therapeutic products developed in the laboratory are eventually approved by the FDA for commercial sale. No assurance can be given that Medarex will succeed in the development and marketing of any therapeutic products.

     HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. Medarex has experienced operating losses in each year since its inception and, as of June 30, 1997, had an accumulated deficit of $47,923,997. Medarex expects its operating losses to increase at an accelerating rate over the next several years as Medarex expands and accelerates its clinical trials and product development efforts. In prior years, a significant portion of Medarex's revenues was generated from collaborative development agreements. Medarex currently has four such revenue-producing agreements, and its operating results may be adversely affected if it does not meet certain milestones required by such agreements. No assurance can be given that Medarex will be able to meet such milestones. Medarex's ability to achieve a profitable level of operations is dependent in large part on obtaining regulatory approvals for its products, entering into agreements for product development and commercialization and making the transition to a manufacturing and marketing company. There can be no assurance that Medarex will ever achieve product approvals or a profitable level of operations.

     DEPENDENCE ON STRATEGIC ALLIANCES. Medarex has entered into strategic alliances relating to the research and development and sales, marketing and co-promotion of several of Medarex's potential products. Under these arrangements, Medarex has granted to its corporate partners license rights in and to certain of Medarex's potential products in exchange for the payment of license fees and commitments for additional funding in the form of additional equity purchases, research and development payments and milestone fees. Most of these payments are subject to Medarex's achievement of certain milestones to the satisfaction of Medarex's collaborators with testing results of the related product. In particular, Medarex has entered into strategic alliances with Novartis and E. Merck to develop and market Medarex's MDX-210 and MDX-447 Bispecifics, respectively. Medarex relies on the payments made under these strategic alliances to further the development of these products and its operating results may be adversely affected if it is unable to meet certain milestones required by such agreements. Should these arrangements be terminated, Medarex may be required to seek additional funding from other sources in order to develop and market these products. If such funding is not available, its research and product development efforts would be adversely affected. No assurance can be given that additional funds will be available on acceptable terms, if at all.
If adequate funds are not available Medarex's business will be materially adversely affected.

     GOVERNMENT REGULATION. The research and development activities of Medarex as well as the investigation, manufacture, labeling, distribution, marketing and sale of therapeutic products are subject to extensive and rigorous regulation, including pre-market approval, by the FDA and other state and foreign agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any product that Medarex may develop will be deemed to be safe and effective by the FDA and granted marketing approval. Even if marketing approvals are obtained, a product and its manufacturer are subject to continuing review, and later discovery of previously unknown problems with a product or its manufacturer may result in the imposition of restrictions on or sanctions against the product or its manufacturer, including withdrawal of products from the market and other enforcement actions. Delays in obtaining regulatory approvals may adversely affect the marketing of any products developed by Medarex and the ability of Medarex to receive product revenues and royalties. In light of the limited regulatory history of bispecific therapeutics based on Medarex's technology, there can be no assurance that regulatory approvals for Medarex's products will be obtained without lengthy delays, if at all. In addition, Medarex cannot predict the extent to which changes to existing governmental regulations might have an adverse effect on Medarex. In 1990 and 1991, Medarex received orphan drug designations for MDX-22 and MDX-11, respectively, for the treatment of acute myeloid leukemia ("AML"). In October 1993, Medarex received an orphan drug designation for MDX-210 for the treatment of ovarian cancer. There can be no assurance that Medarex will ever receive FDA approval to market these products, or that Medarex will be the first sponsor to receive FDA approval to market these products and thus receive orphan drug marketing exclusivity or that its rights to market MDX-22, MDX-11, or MDX-210 will not be preempted by orphan exclusivity held by another company.

     GOVERNMENTAL REFORMS. Health care reform is an area of increasing national and international attention and a priority of many elected officials. Several proposals to modify the current health care system in the United States to improve access and control costs are currently being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payors or could affect the ability to set prices for newly approved therapeutic products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payors for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. Medarex cannot predict the outcome of health care reform proposals or the effect any such reforms may have on Medarex's business. Any such proposals, if adopted, could have a material adverse effect on Medarex.

     NO ASSURANCE OF ADEQUATE REIMBURSEMENT. The success of Medarex's products in the United States and other significant markets will depend in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved therapeutic product. There also can be no assurance that adequate third party reimbursement by private insurers will be available for such products. Even if approved for marketing, there can be no assurance that patients will have sufficient resources to pay for the therapy or that governmental or private payors will provide reimbursement for such therapy. There can be no assurance that Medarex's products will be considered cost-effective, that reimbursement will be available or, if available, that the payor's reimbursement policies will not adversely affect Medarex's ability to sell its products on a profitable basis.

     TECHNOLOGICAL CHANGE AND COMPETITION. The biotechnology industry is subject to rapid and significant technological change. Competitors of Medarex engaged in all areas of biotechnology in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that Medarex's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by Medarex or which would render Medarex's technology and products obsolete or non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Medarex. In addition, many of Medarex's competitors have significantly greater experience than Medarex in undertaking preclinical testing and clinical trials of new or improved therapeutic products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, Medarex's competitors may succeed in obtaining FDA approval for products more rapidly than Medarex.

     PATENTS AND PROPRIETARY RIGHTS. Certain of the processes by which Medarex is able to produce its products are proprietary; some of these technologies are legally owned by Medarex and some are legally owned by others and licensed, either on an exclusive or a non-exclusive basis, to Medarex. Medarex believes that patent protection of materials or processes it develops and any products that may result from Medarex's and licensors' research and development efforts are important to the possible commercialization of Medarex's products. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to Medarex's products or technology will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is possible that patents issued to Medarex will be successfully challenged. In addition, companies that obtain patents claiming products or processes that are necessary for or useful to the development of Medarex's products or otherwise covering aspects of Medarex's technology can bring legal actions against Medarex claiming infringement. Litigations to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others, if required, can be lengthy and expensive. There can be no assurance that Medarex will have the financial resources necessary to enforce any patent rights it may hold. Medarex may be required to obtain licenses from others to develop, manufacture or market its products. There can be no assurance that Medarex will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable.

     Medarex also relies upon unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information or techniques or otherwise gain access to Medarex's proprietary technology or disclose such technology or that Medarex can meaningfully protect its rights in such unpatented proprietary technology.

     Medarex attempts and will continue to attempt to protect its proprietary materials and processes by relying on trade secret laws and nondisclosure and confidentiality agreements and exclusive licensing arrangements with its employees and certain other persons who have access to its proprietary materials or processes or who have licensing or research arrangements exclusive to Medarex, including Medarex's Scientific Founders (as defined herein). Despite these protections, no assurance can be given that others will not independently develop or obtain access to such materials or processes or that Medarex's competitive position will not be adversely affected thereby. Medarex does not have confidentiality agreements with Medarex's Scientific Advisors (as defined herein). To the extent members of Medarex's Scientific Advisory Board have consulting arrangements with or are employed by a competitor of Medarex, Medarex could be materially adversely affected by the disclosure of Medarex's confidential information by such Scientific Advisors.


     DILUTION. As of September 19, 1997, there were outstanding (a) 2,605,207 shares of Medarex Common Stock reserved for issuance pursuant to options and warrants exercisable by 73 individuals who are present or former employees, officers, directors and consultants of Medarex, at a weighted average exercise price of $4.17 per share; (b) 109,200 shares of Medarex Common Stock issuable upon the exercise of certain additional warrants at a weighted average exercise price of $4.12 per share; and (c) 822,924 shares of Medarex Common Stock issuable upon the exercise of certain Houston Warrants (as defined herein) at an exercise price of $51.54 per share. Any exercise of such options and warrants will take place at a time when Medarex would be able, in all likelihood, to obtain funds from the sale of Medarex Common Stock at prices higher than the exercise price thereof. As a result, investors in GenPharm may incur substantial dilution of their holdings of Medarex Common Stock.

     In addition, upon consummation of the Merger (i) all of the outstanding shares of GenPharm's Common Stock and GenPharm Preferred Stock will be converted for up to 3,250,000 shares of Medarex Common Stock plus the right to receive an indeterminate number of Additional Shares, and (ii) the GenPharm options will be converted into options to purchase shares of Medarex Common Stock in such number and at such exercise prices (based on exchange ratios to be determined at future dates) that cannot be determined at this time.

     The issuance of Additional Shares will be determined at future dates through calculations based on future market prices of Medarex Common Stock. The maximum number of Additional Shares to be issued cannot be determined at this time, however, a significant decrease in the market price of the Medarex Common Stock could result in a significant increase in the number of shares of Medarex Common Stock that will be subject to trading on The Nasdaq National Market. In addition, the exercise of all or a portion of the outstanding options and warrants may result in a significant increase in the number of shares of Medarex Common Stock that will be subject to trading on The Nasdaq National Market, and the issuance and sale of the shares of Medarex Common Stock upon the exercise thereof may have an adverse effect on the price of the Medarex Common Stock.
See "-Possible Volatility of Securities Prices," and "Selected Information Concerning Medarex--Description of Medarex Capital Stock."


     FUTURE SALES OF COMMON STOCK. Of the 18,659,475 shares of Common Stock outstanding as of September 19, 1997, 3,130,263 are "restricted securities" as that term is defined in Rule 144 under the Securities Act and under certain circumstances may be sold without registration pursuant to such rule. Medarex is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then prevailing market price of the Medarex Common Stock. The issuance of a significant number of additional securities, or even the possibility thereof, may depress the market price of such securities. See "-- Dilution," "-Possible Volatility of Securities Prices," and "Selected Information Concerning Medarex."

     Medarex has also filed registration statements on Form S-3 under the Securities Act relating to 1,210,888 shares of Medarex Common Stock being offered by certain selling security holders. Such shares of Medarex Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares, if any, held by "affiliates" of Medarex which shares will be subject to resale limitations of Rule 144.

     Medarex has filed a registration statement on Form S-4 relating to the 822,924 shares of Medarex Common Stock issuable upon the exercise of certain Houston Warrants. Shares of Medarex Common Stock issued upon exercise of such warrants other than shares issued to affiliates of Medarex, will be freely tradeable in the public market.


     In addition, Medarex has filed registration statements on Form S-8 under the Securities Act to register the shares of Medarex Common Stock issuable under its Amended and Restated 1987 Stock Option Plan (282,450 shares), Amended and Restated EMP Plan (451,500), Amended and Restated 1991 Stock Option Plan (250,000), 1992 Stock Option Plan (250,000 Shares), 1994 Stock Option Plan (300,000 shares), 1995 Stock Option Plan (350,000 shares), 1996 Stock Option Plan (350,000 shares) and intends to file a registration statement on Form S-8 in connection with its 1997 Stock Option Plan (750,000 shares). In addition, Medarex has filed a registration statement on Form S-8 to register the 193,500 shares of Medarex Common Stock issuable upon the exercise of certain additional options. Shares issued under such plans other than shares issued to affiliates of Medarex, will be freely tradeable in the public market.

     POSSIBLE VOLATILITY OF SECURITIES PRICES. There has been significant volatility in the market prices of securities of biotechnology companies, including those of Medarex. See "Stock Price and Dividend Information."
Various factors and events, including announcements by Medarex or its competitors concerning testing results, the achievement of or failure to achieve certain milestones, patents, regulatory approvals, proprietary rights, arrangements with collaborative partners, technological innovations or new commercial products, as well as public concern about the safety of biotechnology in general, may have a significant impact on Medarex's business. The trading prices of Medarex's securities are subject to wide fluctuations in response to these factors, as well as to the sale or attempted sale of a large amount of Common Stock into the market.

     MANUFACTURING AND MARKETING. Medarex has not yet commercially introduced any products, except for sales of research products to scientists. To be successful, Medarex's therapeutic products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. While Medarex believes its current facilities are adequate for the production of its proposed products for clinical trials, such facilities are not yet adequate for the production of any products for commercial sale. In order to manufacture its products for such purposes, Medarex will have to enhance its existing facilities and obtain requisite consents or acquire new facilities, which will require additional funds and approval by the FDA and other regulatory agencies. Medarex has no experience in large-scale manufacturing, and no assurance can be given that Medarex will be able to make the transition to commercial production successfully or achieve profitability. Although Medarex intends to market certain of its products through a direct sales force, if and when regulatory approval is obtained, it currently has no marketing or sales staff. To the extent that Medarex determines not to, or is unable to, arrange third party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that Medarex will be able to establish such a sales force or be successful in gaining market acceptance for its products.

     PRODUCT LIABILITY. The clinical investigation, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against Medarex. Medarex currently has product liability insurance coverage in the amount of $5,000,000 for use of its investigational products during human clinical studies. Medarex expects to seek to obtain product liability insurance if and when its products are commercialized; however, there can be no assurance that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of Medarex.
Some medical centers will not participate in FDA-approved clinical studies unless a company has adequate product liability insurance.

     DEPENDENCE ON KEY PERSONNEL AND ATTRACTION OF KEY EMPLOYEES AND CONSULTANTS. Medarex's success is dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled employees required for the expansion of Medarex's activities, could adversely affect its business. In the near future, Medarex will also need to hire additional personnel skilled in the clinical testing and regulatory process as it develops products with commercial potential. There can be no assurance that Medarex will be able to attract or retain such personnel. Medarex has obtained insurance on the lives of each of Donald L. Drakeman, President and Chief Executive Officer, and Michael A. Appelbaum, Senior Vice President - Finance and Administration, Secretary, Treasurer and Chief Financial Officer, of which Medarex is the sole beneficiary, in the amount of $2,000,000 for Dr. Drakeman and $1,000,000 for Mr. Appelbaum. Dr. Drakeman and Mr. Appelbaum are subject to certain restrictions set forth in their respective employment agreements. Medarex has experienced and expects to continue to experience a period of significant growth in the number of new employees necessary to support Medarex's business operations. Medarex's need to manage growth effectively will also require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees. Medarex's failure to manage growth effectively would have a material adverse effect on Medarex's results of operations and its ability to execute its business strategy.

     CONFLICTS OF INTEREST. Medarex relies on members of its Scientific Advisory Board (the "Scientific Advisors"), which include distinguished scientists with a wide range of experience in the research and development of biopharmaceutical products, to assist Medarex in formulating its research and development strategy. All of the members of the Scientific Advisory Board are employed other than by Medarex and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to Medarex.

     DIVIDENDS. Medarex has not paid any cash dividends, and it is unlikely that Medarex will pay any dividends in the foreseeable future. Earnings, if any, will be retained in the business for further development and expansion. There can be no assurance that Medarex will ever be in the position to pay cash dividends. See "Stock Price And Dividend Information."

RISKS RELATED TO GENPHARM

     EARLY STAGE OF PRODUCT DEVELOPMENT; CONTINUING TECHNOLOGICAL AND COMMERCIAL UNCERTAINTY. GenPharm is engaged in the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Neither GenPharm nor, to GenPharm's knowledge, any other entity has completed the development of any therapeutic product derived from transgenic animals, and there can be no assurance that GenPharm will do so in the future. All of GenPharm's potential therapeutic products will require significant additional development, testing and regulatory approval, and additional capital will be required prior to their commercialization. Development of products based on transgenic animal technology is subject to a number of significant technological risks, and the time period required for any such development is lengthy and highly uncertain. Potential products that appear to be promising at an early stage of development may not reach the market for many reasons. These include the possibility that GenPharm will be unsuccessful in using transgenic animal technology to develop its proposed products or that potential products will be unsafe or ineffective, fail to receive necessary regulatory approvals and clearances, be difficult to manufacture on a commercially viable scale, be uneconomical to market, be precluded from commercialization by proprietary rights of third parties or be rendered obsolete or less desirable by equivalent or superior products developed and introduced by other parties.

     In particular, with respect to GenPharm's proposed human monoclonal antibody products, although GenPharm has produced transgenic mice that contain human antibody genes, express those genes in a manner similar to their expression in humans, and generate human sequence antibodies specific for human antigens, however, there can be no assurance that GenPharm will be able to use such mice to generate antibodies having therapeutic value. GenPharm's proposed human monoclonal antibody products will require additional research, development and testing before clinical studies can commence. GenPharm does not expect to file an IND with the FDA for the commencement of clinical trials of any of its human monoclonal antibody products until 1998. There can, however, be no assurance that GenPharm will be able to file an IND by this date.


     CONTINUING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. GenPharm incurred losses since its inception in 1988 through 1995. As of June 30, 1997, GenPharm's accumulated deficit was approximately $22.2 million. Losses have resulted principally from expenses incurred in research and development activities, general and administrative expenses and litigation fees and costs. These expenditures have exceeded GenPharm's revenues, which to date have been generated solely from research agreements, research grants, limited sales of human disease research models, sales and licenses of technology, litigation and cross-license payments and interest income. GenPharm expects to incur additional operating losses for a number of years and expects losses to increase as GenPharm's research and development efforts expand. GenPharm's ability to achieve profitable operations is dependent on its ability to develop therapeutic products, to obtain regulatory approvals for its products, to enter into agreements for product development and commercialization and to develop the capacity to manufacture and sell its products. There can be no assurance that GenPharm will be successful in these efforts or ever achieve profitable operations.

     PATENTS AND PROPRIETARY RIGHTS. GenPharm's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. GenPharm has six issued United States patents, has applications pending for various United States patents and corresponding foreign patents and has exclusive and nonexclusive licenses to certain other patents and patent applications. There can be no assurance that GenPharm's patent applications will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged. Others may independently develop products similar to those of GenPharm or, if patents are issued to GenPharm, design around such patents.

     Biopharmaceutical and biotechnology patents involve complex legal and factual questions and no consistent policy has emerged regarding the enforceable breadth of claims in such patents. In 1987, the United States Patent and Trademark Office announced that it would allow patents on animals, and in early 1988, it issued the first patent on an animal. In late 1991, the corresponding patent was issued by the European Patent Office and is now in opposition. Since 1992, GenPharm has received several United States patents relating to transgenic mice and several other animal patents have also issued in the United States to various parties. However, there is currently uncertainty as to whether and to what extent foreign jurisdictions will permit patents on animals and their uses. Also, various bills modifying the enforceability of animal patents have been introduced at various times in the United States Congress, although none have passed.

     GenPharm is aware that there are many pending United States and foreign patent applications related to transgenic mice, their production, the human sequence monoclonal antibodies generated by such animals, and other technologies used by GenPharm. Certain of these patent applications have been filed by competitors and potential competitors of GenPharm. Some of these applications were filed before and may have invention dates earlier than applications filed by or licensed to GenPharm and are directed to basic technologies strategic to GenPharm's areas of business interest, including human sequence monoclonal antibodies generated by transgenic mice. In addition, there can be no assurance that there are not other pending applications directed to GenPharm's areas of business interest. It is not possible to predict what patents, if any, will issue as a result of such patent applications and the breadth of the claims that will be allowed. There can be no assurance that GenPharm's products will not infringe upon the proprietary rights of others.

     GenPharm may need to license the foregoing patent applications or any patents which may be issued from any of the foregoing or other applications; however, there can be no assurance that such licenses will be made available at all or on terms acceptable to GenPharm. If GenPharm does not obtain necessary licenses, it could be subject to litigation and encounter delays in product introductions while it attempts to design around such patents. Alternatively, the development, manufacture or sale of GenPharm's products could be prevented. In addition, potential conflicts between the patents or patent applications owned by or licensed to GenPharm and the patents or patent applications of other parties may result in protracted and expensive litigation or administrative proceedings (including interferences in the United States Patent and Trademark Office to determine the priority of and right to use the inventions). Litigation or administrative proceedings will result in significant cost to GenPharm as well as diversion of management time. The outcome of any such litigation or administrative proceedings cannot be predicted with any assurance. Adverse determinations in any such litigation or administrative proceedings could have a material adverse effect on GenPharm's business, financial condition and results of operations.

     GenPharm also relies upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. GenPharm seeks to protect these trade secrets and know-how through confidentiality agreements with employees, consultants and other parties. No assurance can be given that such agreements will protect GenPharm's rights to unpatented trade secrets in the event of unauthorized use of such information or that others will not independently develop substantially equivalent proprietary information and technology or otherwise gain access to GenPharm's trade secrets or disclose such technology.

     GOVERNMENT REGULATION; PRODUCT CLEARANCE AND APPROVAL. The FDA and its state and foreign counterparts impose substantial requirements on the introduction of pharmaceuticals through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. The process of obtaining FDA and other governmental approvals is lengthy, expensive and uncertain and may vary substantially depending upon the type, complexity and novelty of the pharmaceutical product. Furthermore, government regulation significantly impacts the manufacturing and marketing of pharmaceutical products.

     The manufacturer of pharmaceutical products developed using transgenic animals is expected to present novel questions concerning the safety and effectiveness of the products produced thereby and compliance with FDA-prescribed cGMP regulations. Should regulatory compliance impose standards significantly distinct from those currently employed or clinical testing beyond that required for products produced through non-transgenic means, the ability of GenPharm to introduce, market and sell its proposed products could be adversely affected.

     GenPharm does not expect to file an IND with the FDA for the commencement of clinical trials of any of its human monoclonal antibody products until 1998. There can, however, be no assurance that GenPharm will be able to file an IND by this date. There can be no assurance that regulatory approvals to conduct such testing will be obtained. In addition, there can be no assurance that GenPharm will be permitted to undertake human clinical testing for any of its therapeutic products under development or, if such testing is permitted, that such products will be demonstrated to be safe and efficacious. Furthermore, GenPharm or the FDA may suspend clinical trials at any time if it is felt that the participants in such trials are being subjected to unacceptable risks.

     The effect of government regulation may be to delay, for a considerable period of time, or prevent marketing of GenPharm's products, if any are developed and submitted for approval, and to impose costly procedures upon GenPharm's activities. There can be no assurance that FDA or foreign regulatory approvals for any products developed by GenPharm will be granted on a timely basis or at all or without significant limitations. Delay in obtaining or failure to obtain such approvals would adversely effect GenPharm's business, financial condition and results of operations.

     TECHNOLOGICAL CHANGE AND COMPETITION. GenPharm is engaged in industries characterized by extensive research efforts, rapid technological progress and intense competition. There are many companies, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, as well as academic institutions and research organizations, engaged in developing pharmaceutical products for human therapeutic applications. In particular, GenPharm is aware of at least one other company that is using transgenic mice for generating human monoclonal antibodies. Many of GenPharm's competitors have substantially greater research budgets and financial, technical and human resources than those of GenPharm. Competitors may succeed in developing products that are more effective or less costly than any that may be developed by GenPharm and may also be more successful than GenPharm in obtaining regulatory approvals or in production and marketing. In addition, other technologies are, or may in the future become, the basis for competitive products. It is possible, for example, that future technological advances could provide alternate, economically viable sources of human monoclonal antibodies. There can be no assurance that GenPharm's competitors will not succeed in developing technologies and products that would render GenPharm's technology and potential products obsolete or noncompetitive.

     LIMITED MANUFACTURING, CLINICAL TESTING, REGULATORY COMPLIANCE AND MARKETING AND SALES CAPABILITY. GenPharm has not yet invested in the development of manufacturing or sales capabilities for any of its proposed therapeutic products. GenPharm currently lacks both the facilities and the experience to manufacture its proposed therapeutic products in accordance with FDA CGMP regulations or to produce an adequate supply of such products to meet anticipated future requirements for clinical trials and other testing. Although GenPharm's collaborative partners are primarily responsible for sponsoring clinical trials and obtaining regulatory approvals, to the extent GenPharm seeks to develop and introduce products which are not covered by collaborative agreements, it will be necessary for GenPharm to sponsor the necessary testing and clinical trials and obtain regulatory approvals. In this event, it would be necessary for GenPharm to hire additional personnel skilled in clinical testing and regulatory compliance. In addition, if GenPharm is unable to develop or contract for adequate manufacturing capabilities on acceptable terms, GenPharm's ability to sponsor preclinical and human clinical testing of therapeutic products will be adversely affected, resulting in delays in the submission of products for regulatory approval and delays in product development programs, which in turn could materially impair GenPharm's competitive position and the possibility of achieving profitability. GenPharm has no experience in marketing its proposed therapeutic products. GenPharm will need to obtain or contract for sales and marketing expertise for any products that it develops and seeks to market without the assistance of a commercialization partner. There can be no assurance that GenPharm will be able to develop, acquire, or establish third-party relationships to provide any or all of these resources.

     DEPENDENCE ON COLLABORATIVE PARTNERS. GenPharm's strategy for research, development and commercialization is to rely in part upon collaborative partners. GenPharm has entered into various collaborative arrangements in the human monoclonal antibodies area. The collaborative partners have primary responsibility for sponsoring clinical trials and obtaining regulatory approvals. Each of GenPharm's collaborative partners has the right to terminate its agreement with GenPharm upon specified notice without cause. There can be no assurance that GenPharm will be able to negotiate additional acceptable collaborative arrangements or that the collaborative arrangements entered into by GenPharm will be completed or successful. In addition, the pharmaceutical industry has experienced consolidation and many pharmaceutical companies have undergone restructurings and other operational changes. GenPharm's current and future collaborations could be impacted by changing industry conditions. GenPharm's inability to negotiate additional collaborative relationships or to maintain its existing relationships could have a material adverse effect on GenPharm's business, financial condition and results of operations.

     DEPENDENCE ON KEY PERSONNEL. GenPharm is dependent upon a limited number of key management and scientific personnel. GenPharm's future success will also depend in part upon its ability to attract and retain highly qualified personnel. GenPharm competes for such personnel with other companies, academic institutions, government entities and other organizations. GenPharm's anticipated expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing, marketing and sales, is expected to require the hiring of additional personnel. There can be no assurance that GenPharm will be successful in hiring or retaining qualified personnel. Loss of key personnel or inability to hire or retain qualified personnel could have a material adverse effect on GenPharm's business, financial condition and results of operations.

     PRODUCT LIABILITY AND RECALLS; PRODUCT LIABILITY INSURANCE. The testing, marketing and sale of the therapeutic products being developed by GenPharm entail an inherent risk of product liability and product recalls. GenPharm currently has only limited product liability insurance coverage. GenPharm may seek to obtain additional product liability insurance if and when it commences human clinical trials; however, there can be no assurance that adequate insurance coverage will be available on acceptable terms or at all. A product liability claim or recall could have a material adverse effect on the business, reputation, financial condition or results of operations of GenPharm.

     THIRD PARTY REIMBURSEMENT FOR THERAPEUTIC PRODUCTS. Sales of therapeutic products which may be developed by GenPharm will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. There can be no assurance that such reimbursement will be available. Third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide coverage for use of approved products for disease indications not covered by FDA marketing approval. If adequate coverage and reimbursement levels are not provided by third party payors, the market acceptance of GenPharm's therapeutic products will be adversely affected, which could materially adversely affect GenPharm's business and results of operations.

     EFFECT OF HEALTH CARE REFORM PROPOSALS. The Clinton administration has proposed, and various state governments have adopted or are considering, programs to reform the health care system. These proposals are focused, in large part, on controlling the continued escalation of health care expenditures. It is anticipated that these initiatives will continue to be debated at the federal and state levels. The adoption and implementation of health care reform proposals could have an adverse impact on GenPharm's ability to market and sell therapeutic products which it develops, on the availability of third party reimbursement for such therapeutic products and on the price levels at which GenPharm is able to sell such products.

            SOLICITATION OF WRITTEN CONSENT OF GENPHARM SHAREHOLDERS

GENERAL

     This Prospectus/Consent Solicitation Statement is being furnished to holders of GenPharm Common Stock and GenPharm Preferred Stock in connection with the solicitation of written consents (the "Written Consents") by the GenPharm Board of Directors. This Prospectus/Consent Solicitation Statement is first being mailed to shareholders of GenPharm on or about September 26, 1997.

     This Prospectus/Consent Solicitation Statement is also furnished by Medarex to GenPharm shareholders in connection with the issuance by Medarex of shares of Medarex Common Stock in connection with the Merger.

     This Prospectus/Consent Solicitation Statement contains certain information set forth more fully in the Merger Agreement, (along with the exhibits thereto) attached hereto as Annex A and is qualified in its entirety by reference to the Merger Agreement (including all exhibits thereto) which is hereby incorporated herein by reference. The Merger Agreement should be read carefully by each GenPharm shareholder in formulating a voting decision with respect to the proposed Merger and other transactions contemplated by the Merger Agreement.

     GenPharm and Medarex will share equally the expenses in connection with the printing and mailing of this Prospectus/Consent Solicitation Statement. The costs of solicitation of Written Consents will be borne by GenPharm. GenPharm will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out of pocket expenses incurred in sending this Prospectus/Consent Solicitation Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. In addition to solicitation by mail, GenPharm shareholder Written Consents may be solicited by directors of GenPharm, in person, by letter or by telephone or by telegram or by electronic mail.

MATTERS TO BE APPROVED BY WRITTEN CONSENT

     Shareholders of record of GenPharm as of the close of business on September 19, 1997, are being asked to sign and return the Written Consents to approve the Merger Agreement and the Merger and to approve certain amendments to GenPharm's Articles of Incorporation necessary to eliminate any conflict with the Merger Agreement (the "Required Amendments").

     As a separate matter, the Written Consents also provide for approval of a stock bonus to the Chief Executive Officer of GenPharm (the "Stock Bonus"). See "Approval of Stock Bonus to GenPharm Chief Executive Officer." Approval of the Stock Bonus is not a condition to the consummation of the Merger. See "The Merger Agreement--Conditions of the Merger."

     GenPharm shareholders are requested to complete, sign, date and return promptly the enclosed Written Consent in the postage-prepaid envelope provided for the purpose of voting "FOR" approval of the Merger Agreement, the Merger, the Required Amendments and the Stock Bonus.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on September 19, 1997 has been fixed as the record date for determining the holders of GenPharm Common Stock and GenPharm Preferred Stock who are entitled to vote by Written Consent (the "Record Date"). As of the Record Date, there were issued and outstanding (i) 1,944,062 shares of GenPharm Common Stock and (ii) 800,000 shares of Series A Preferred Stock (convertible into 400,000 shares of GenPharm Common Stock), 800,000 shares of Series B Preferred Stock (convertible into 400,000 shares of GenPharm Common Stock), 4,055,200 shares of Series C Preferred Stock (convertible into 2,027,600 shares of GenPharm Common Stock), 2,342,858 shares of Series D Preferred Stock (convertible into 1,171,429 shares of GenPharm Common Stock), 4,675,700 shares of Series E Preferred Stock (convertible into 2,337,850 shares of GenPharm Common Stock), 111,112 shares of Series F Preferred Stock (convertible into 115,556 shares of GenPharm Common Stock), 230,000 shares of Series G Preferred Stock (convertible into 242,650 shares of GenPharm Common Stock), 1,143,697 shares of Series H Preferred Stock (convertible into 1,143,697 shares of GenPharm Common Stock), and 275,001 shares of Series I Preferred Stock (convertible into 275,001 shares of GenPharm Common Stock). The holders of record of shares of GenPharm Common Stock on the Record Date are entitled to one vote per share of GenPharm Common Stock. The holders of record of GenPharm Preferred Stock on the Record Date are entitled to one vote per share of GenPharm Preferred Stock, except that with regard to the approval of the Stock Bonus to the Chief Executive Officer of GenPharm, shares of GenPharm Preferred Stock vote on an as-converted basis. Under the CGCL and GenPharm's Articles of Incorporation, the affirmative vote of holders of shares representing a majority of the outstanding voting power of the GenPharm Common Stock and GenPharm Preferred Stock each voting separately as a single class are required for approval of the Merger Agreement, the Merger and the Required Amendments. The Required Amendments also require the separate approval of holders of a majority of the outstanding shares of Series I Preferred Stock. Thirteen affiliates of GenPharm, holding an aggregate of 625,198 shares of GenPharm Common Stock (32.2%) and 4,015,768 shares of GenPharm Preferred Stock (27.8%) (including 114,537 or 41.65% of the shares of Series I Preferred Stock), have agreed to vote in favor of the Merger Agreement, the Merger and the Required Amendments. Approval of the Stock Bonus requires the approval of holders of 75% of the outstanding shares (with the holders of GenPharm Preferred Stock voting on an as-converted basis) at the Effective Time, excluding shares held by Dr. MacQuitty. Approval of such Stock Bonus is not a condition to the consummation of the Merger. See "The Merger--Conditions to the Merger."


     An item of business will be deemed approved at such time as sufficient unrevoked Written Consents to approve that item of business have been received by GenPharm. GenPharm shareholders will be notified in writing of the approval of an item of business. Written Consents approving any item of business may be revoked at any time prior to the approval of that item by the requisite percentage. Written Consents may be revoked by delivering to the corporate Secretary of GenPharm either (i) a written notice of revocation clearly identifying the Written Consent being revoked or (ii) a subsequently dated Written Consent. Abstentions and broker non-votes will have the effect of voting against the approval of the agenda items, each of which requires the approval by a percentage of the outstanding shares of GenPharm, not merely those voting on the matter.

     FAILURE TO RETURN THE WRITTEN CONSENT WILL HAVE THE PRACTICAL EFFECT OF VOTING AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER SINCE THEY REPRESENT ONE LESS VOTE FOR APPROVAL OF SUCH PROPOSAL.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     Upon consummation of the Merger (the "Effective Time"), Merger Sub will be merged into GenPharm which will then become a wholly-owned subsidiary of Medarex. Assuming all conditions to the Merger are met or waived, it is anticipated that the Effective Time will occur on or about October 17, 1997.


     The market value (determined as described herein) of the Medarex shares to be issued in the Merger (the "Purchase Price") in exchange for the acquisition of all shares of GenPharm Common Stock and GenPharm Preferred Stock outstanding as of the Effective Time is $62,725,000, before reservation of a portion of those shares for issuance upon exercise of GenPharm stock options being assumed by Medarex and subject to adjustment as described herein. Medarex has the option to pay all or a portion of the Purchase Price in cash at any time but only in the event that either (i) the Medarex shareholders shall have failed to approve the issuance of the Additional Shares (as defined herein) or (ii) the fair market value of Medarex Common Stock is $5.00 or less.

     At the Effective Time of the Merger, the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock, other than shares, if any,constituting "Dissenters' Shares" (as defined herein) will be converted into the right to receive shares of Medarex Common Stock, issuable as described below.


     During 1997, Medarex will issue up to 3,250,000 shares of Medarex Common Stock (the "Initial Shares") to holders of GenPharm Preferred Stock. Additional shares (the "Additional Shares") will be issued on or before December 31, 1998 representing the balance of the Purchase Price, but only if, and to the extent, that GenPharm has received from certain third parties certain patent license fees and promissory note payments (the "Third Party Payments"). In the event any of the Third Party Payments have not been received by December 15, 1998, a final issuance of shares of Medarex Common Stock will occur not later than the earlier of (i) 30 days following the receipt of the last Third Party Payment and
(ii) December 31, 1999. The Additional Shares will be issued first to the holders of GenPharm Preferred Stock to the extent of the balance of their aggregate preference amount of $40,378,646 (the "Preference Amount") remaining after the issuance of the Initial Shares, and then to holders of GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis). The number of shares of Medarex Common Stock deliverable in respect of shares of GenPharm Common Stock and GenPharm Preferred Stock will be determined based on certain exchange ratios calculated using average trading prices of Medarex Common Stock over specified periods. In addition, outstanding stock options for the purchase of GenPharm Common Stock will be assumed by Medarex and will become options to purchase Medarex Common Stock.


     The Purchase Price of $62,725,000 will be reduced by $100,000 as a result of a fee to be paid to GenPharm's financial advisor and may be further reduced on a dollar-for-dollar basis to the extent that certain amounts specified in the Merger Agreement, including primarily the amount of Third Party Payments received by GenPharm after the Effective Time (net of income tax liability attributable to receipt of the Third Party Payments), total less than $33,000,000. In addition, even if all of the Third Party Payments are received, the Purchase Price will still be reduced if the gross proceeds per share from the sale of Initial Shares by GenPharm shareholders in the Initial Placement (as defined herein) are below

$5.71, and will be increased if such gross proceeds per share are higher than $8.57, with the adjustment in each case being pursuant to a formula set forth in the Merger Agreement. If the Purchase Price were to be reduced below the $40,378,646 liquidation preference amount, the holders of GenPharm Preferred Stock would not recover their entire liquidation preference, and the holders of GenPharm Common Stock would receive no consideration whatsoever for their shares in the Merger. In the opinion of the Board of Directors of GenPharm, although this is a possibility, it is believed to be highly unlikely. The number of shares of Medarex Common Stock to be received by the holders of GenPharm Preferred Stock would, however, be significantly reduced if the Purchase Price were to be substantially reduced, and the effect of such a reduction on the value per share of GenPharm Common Stock would be much more significant. Therefore, the value of the consideration to be received by holders of GenPharm Common Stock in the Merger is highly dependent on the extent to which the Purchase Price may be reduced.


     Assuming the Purchase Price, as adjusted, were $62,625,000, it is estimated that the holders of GenPharm Common Stock would receive on December 31, 1998, for each share of GenPharm Common Stock held, a fraction of a share of Medarex Common Stock having a market value (based on a ten-day trading period preceding the distribution) of approximately $2.08, assuming 2,064,062 shares of GenPharm Common Stock to be outstanding at the Effective Time. Based on these assumptions, if the market price of Medarex Common Stock at such time was $ 5.75 (the closing price on the Nasdaq National Market on September 19, 1997 the record date), the exchange ratio for shares of GenPharm Common Stock would be
 .12. Holders of GenPharm Preferred Stock would receive (on various dates) shares of Medarex Common Stock having a market value equal to the per share liquidation preference of the particular series of GenPharm Preferred Stock plus approximately $2.08 for each share of GenPharm Common Stock into which that series is convertible as of the Effective Time. The foregoing example makes certain assumptions, most importantly that there will be no more than a $100,000 reduction in the Purchase Price. The actual facts may differ materially and could result in the consideration for the shares of GenPharm Common Stock being substantially lower than in the example (or possibly being zero). See "The Merger Agreement--Manner and Basis of Converting Shares" and "--Assumption of Options and Warrants."

     Medarex Common Stock is traded on The Nasdaq National Market under the symbol "MEDX." See "Comparison of Shareholder Rights" for a description of certain material differences between the rights of holders of Medarex Common Stock and the rights of holders of GenPharm Common Stock. See "Selected Information Concerning Medarex--Description of Medarex Capital Stock" for a description of the rights, privileges and preferences of the Medarex Common Stock.

BACKGROUND OF THE MERGER

     In 1994, while GenPharm was about to make a initial public offering of its shares, Cell Genesys, Inc. ("Cell Genesys") filed a lawsuit alleging, among other things, that GenPharm had misappropriated Cell Genesys' trade secrets. After GenPharm received Cell Genesys' complaint, the GenPharm Board of Directors (the "GenPharm Board") decided not to proceed with the planned initial public offering at that time.

     During 1995 and 1996, GenPharm decreased the size and modified the nature of its business. In April 1995, GenPharm transferred the ownership of its Dutch subsidiary, Gene Pharming Europe B.V., to the shareholders of GenPharm. In July 1995, GenPharm sold its animal model business.

Throughout 1995, GenPharm substantially reduced its number of employees, and in 1996, licensed to third parties some of its under-utilized technology.

     In January 1997, Cell Genesys voluntarily dismissed its complaint against GenPharm and on March 26, 1997, GenPharm entered into a Settlement and Cross-License Agreement (the "Cross-License Agreement") with Cell Genesys, Abgenix, Inc. ("Abgenix"), Xenotech, L.P. ("Xenotech") and Japan Tobacco Inc. ("Japan Tobacco") that settled all related litigation and claims between the parties.


     At its Board Meetings on January 10, January 23 and February 11, 1997 the GenPharm Board considered what strategic options GenPharm had going forward, including those that assumed that the Cross License Agreement would be successfully negotiated and signed. After reviewing the possibility of remaining an independent entity, the Board concluded that without the critical mass, financial resources and development capabilities of a larger company behind it, GenPharm would not be able to develop its pharmaceutical products to the point of commercial viability. Furthermore, the Board concluded that by merging into a larger company, especially a company with a public market for its shares, GenPharm's shareholders would have the opportunity of nearer term liquidity for their shares. At the January 10 Board meeting, the chief executive officer of another biotechnology company gave a presentation to GenPharm's Board describing his company and proposed in concept a merger between his company and GenPharm. Following this presentation and at subsequent Board meetings, GenPharm's Board analyzed the potential of such a merger and its likely value to GenPharm shareholders. The Board concluded that this company did not have sufficient critical mass, financial resources and development capability to be of sufficient value to GenPharm in a merger. Accordingly the Board directed management to pursue discussions toward the merger of GenPharm with another larger company. In this connection, Dr. Jonathan J. MacQuitty, GenPharm's Chief Executive Officer, engaged in discussions with representatives of various other entities regarding their interest in acquiring GenPharm. From January to April 1997, the GenPharm Board met eight times and engaged in discussions regarding the sale or merger of GenPharm at several of these meetings.


     In February 1997, Dr. MacQuitty contacted representatives of an investment banking firm which had an on-going relationship with Medarex, to inform them that GenPharm was interested in being acquired by another entity and to ask if they were available to facilitate introductions to possible acquirors. Due to its on-going relationship with Medarex, the investment banking firm was not retained by GenPharm. Shortly thereafter, representatives of the investment banking firm contacted Dr. MacQuitty regarding Medarex's interest in a possible merger with GenPharm and Dr. MacQuitty was contacted by Dr. Donald L. Drakeman, President and Chief Executive Officer of Medarex, to discuss the possibility of a merger. On February 27, 1997, GenPharm and Medarex signed a Mutual Non-Disclosure Agreement to allow each company to freely engage in more detailed discussions regarding a possible merger between the two companies. On February 28, 1997 Dr. Jan G.J. van de Winkel, a scientific consultant to Medarex and Michael A. Appelbaum, Senior Vice President and Chief Financial Officer of Medarex visited GenPharm's offices and conducted a confidential review of GenPharm's technology and business meeting with Dr. Nils Lonberg, GenPharm's Director of Molecular Biology, Dr. Dianne Fishwild, GenPharm's Director of Hybridoma Development, Ms. Mimi Pauline, GenPharm's Assistant Controller, Dr. MacQuitty, and Dr. Herbert Heyneker, a member of GenPharm's Board.


     During the first three weeks of March 1997, the above representatives of GenPharm and Medarex continued discussions on a confidential basis regarding a possible merger between the two companies and on March 21, 1997 Dr. MacQuitty visited Medarex's offices to meet with Dr. Drakeman, Mr. Appelbaum and Dr. Yashwant M.

Deo, Senior Vice President - Operations, Research and Development and Regulatory Compliance of Medarex, to conduct a review of Medarex's technology and business operations. On March 28, 1997 Mr. Appelbaum visited GenPharm's offices again to continue his review of GenPharm's operations. On April 8, 1997, Medarex made a preliminary proposal to GenPharm regarding the possible terms and conditions of merger. The preliminary proposal provided for a purchase price of $60 million to be paid in shares of Medarex Common Stock in two tranches, with up to 3.5 million shares to be delivered at an initial closing to occur upon approval of the transaction by the GenPharm shareholders and additional shares to be issued at a second closing having a value, based on the then current value of Medarex shares, equal to $60 million less the value of the initial shares (determined as of the date of the Initial Placement). The second closing was to take place following receipt by GenPharm of the Third Party Payments. The preliminary proposal included an adjustment to the purchase price to the extent less than $33 million of Third Party Payments were received, as set forth herein under the sections entitled "--General Description of the Merger" and "The Merger Agreement--Manner and Basis of Converting Shares." The closing sale price of Medarex shares on April 8 was $6.625.

During the GenPharm Board meeting on April 15, 1997, the GenPharm Board reviewed the status of the company's discussions with other parties. The closing sale price of Medarex shares on that date was $6.875. GenPharm had received expressions of interest from several other companies and had discussions in which the range of values approximated but did not equal or exceed Medarex's preliminary proposal. However, these parties had not proposed written terms. Aside from Medarex's proposal, GenPharm had received only one other written proposal, which was from a privately held company and was delivered to GenPharm's Board on April 11, 1997. This proposal provided for the payment of a purchase price which included the following elements: (i) $15 million to be paid in shares of common stock of the company upon approval of the transaction by the GenPharm shareholders, (ii) cash payments from time to time to the GenPharm shareholders of the net proceeds to be received from the Third Party Payments which GenPharm's Board valued at $33 million, such cash payments to be made at the time the Third Party Payments were actually received by GenPharm, and (iii) the issuance of warrants to purchase shares of the company's common stock in an amount and at a exercise price to be determined. GenPharm's Board rejected the proposal because of the lower financial terms as well as the fact that the company was not publicly held, had less cash and cash equivalents than Medarex and had less manufacturing and clinical capability for antibody products.

     Having reviewed Medarex as a company and its April 8 proposal, GenPharm's Board concluded that Medarex had the critical mass, financial resources and development capabilities that GenPharm's business required. Furthermore Medarex as a public company for more than five years could provide GenPharm's shareholders with liquidity for their shares over time. The Board compared the merger consideration offered by Medarex in its preliminary proposal with those discussed with other parties and with those set forth in the one written proposal it had received from another company at its meeting held on April 15, 1997, the Board concluded that if the purchase price in Medarex's preliminary proposal was increased by 8% in financial terms (approximately $5 million) it would be acceptable and would then exceed those discussed with other parties, as well as, any other proposal, written or otherwise.

     On April 16, 1997, following GenPharm Board's review of Medarex's proposal, Dr. MacQuitty, Samuel D. Colella, the Chairman of the Board of GenPharm, and GenPharm's legal advisors discussed with Dr. Drakeman, Mr. Appelbaum and Medarex's legal and financial advisors the basic terms of the proposed merger. On April 28, 1997, Medarex delivered a revised version of its merger proposal which increased the value of the consideration to be received in connection with the Merger (inclusive of amounts to be paid in connection with the Stock Bonus) to $65 million. All other terms and conditions of Medarex's revised proposal remained the same as those set forth in its preliminary proposal. The revised proposal met the terms outlined by GenPharm's Board and the parties began to negotiate the terms and conditions of a definitive merger agreement. The closing sales price of Medarex shares on that date was $6.875. On May 3, 1997, GenPharm's Board approved the basic terms and conditions of the proposed merger and on May 5, 1997, the parties entered into the Merger Agreement. The closing sales price of Medarex shares on May 2, 1997, the last trading date prior to the approval of the Merger by GenPharm's Board, was $8.125 and the closing sales price of Medarex shares on May 5, 1997 was $8.50. The Merger Agreement was subsequently amended to set forth certain non-material amendments.

GENPHARM'S REASONS FOR THE MERGER; RECOMMENDATION OF THE GENPHARM BOARD

     The GenPharm Board believes that the terms of the Merger are fair to, and in the best interest of, GenPharm and its shareholders. Accordingly, the GenPharm Board has unanimously approved the Merger Agreement, the Merger, the Required Amendments and the transactions contemplated thereby, and recommends approval of the Merger Agreement, the Merger and the Required Amendments by GenPharm shareholders, and the Stock Bonus to GenPharm's Chief Executive Officer.

     The GenPharm Board believes that, in addition to providing a source of future liquidity for GenPharm shareholders the Merger also offers GenPharm shareholders the opportunity to participate in an enterprise with a broader technology portfolio and greater financial strength and that, without the Merger or similar strategic transaction, GenPharm would lack the critical mass, financial strength and other characteristics to maximize its potential.


     In approving the Merger and the specifics of Medarex's proposal GenPharm's Board considered the following positive factors:


     1.   Medarex's critical mass.  Medarex had seven antibody products in
          -----------------------
          clinical trials providing a diversified portfolio of products.

     2.   Medarex's financial resources.  Medarex had approximately $30 million
          -----------------------------
          in cash and cash equivalents of its own, which together with GenPharm's assets would be sufficient for commercial viability.

     3.   Medarex's development capability.  Medarex had substantial
          --------------------------------
          manufacturing and clinical groups headed by experienced executives which were responsible for producing Medarex's antibody products for clinical trials and for supervising those trials.

     4.   Medarex's trading history as a public company.  Medarex had been a
          ---------------------------------------------
          listed public company since June, 1991, with an average of approximately 80,000 shares trading per day for the first quarter of 1997.

     5.   The Purchase Price.  The amount of the Purchase Price was comparable
          ------------------
          to that for a public company of GenPharm's size and was in excess of other proposals received or that in the GenPharm Board's opinion could be reasonably anticipated.

          The Board also considered the following negative factors:

     1.   Possible significant reduction to Purchase Price.  The Purchase Price
          ------------------------------------------------
          would be reduced to the extent that any of the Third Party Payments were not received and any such reduction would disproportionately affect holders of GenPharm Common Stock. Even if all the Third Party Payments were received, the Purchase Price would be reduced to the extent that Medarex's stock price in the Initial Placement was below $5.71. The closing price of Medarex's Common Stock on May 5, 1997, the date the Merger Agreement was finalized, was $8.50 per share.

     2.   Delayed issuance of Medarex shares.  Except for the 3,250,000 Initial
          ----------------------------------
          Shares to be issued to holders of GenPharm Preferred Stock in 1997, GenPharm shareholders, would not receive any Medarex shares until the end of 1998 or in 1999.

     The other companies which expressed an interest in acquiring GenPharm had indicated that they too would condition a substantial portion of the purchase price on the receipt of the Third Party Payments, which are not expected to be received until 1998. Therefore, the GenPharm Board did not consider the possible reduction in the purchase price and the delayed issuance of a significant portion of the Medarex shares to be negative factors compared with other possible mergers. The GenPharm Board concluded that the positive factors outweighed the negative factors.

     GenPharm did not seek a third party opinion as to the fairness of the Purchase Price. In determining not to seek such an opinion, GenPharm considered that its chief executive officer and its directors possessed sufficient business experience and acumen to negotiate the terms and conditions of the Merger and assess the fairness of the Purchase Price to GenPharm's shareholders from a financial perspective without a third party opinion. GenPharm also took into account the substantial cost of such an opinion and the impact of such cost to GenPharm's shareholders, particularly holders of GenPharm Common Stock.

     THE GENPHARM BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, THE REQUIRED AMENDMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE SHAREHOLDERS OF GENPHARM GIVE THEIR WRITTEN CONSENTS TO APPROVE THE MERGER AGREEMENT AND THE MERGER, THE REQUIRED AMENDMENTS AND THE STOCK BONUS.

MEDAREX'S REASONS FOR THE MERGER

     During the discussions leading to the Merger, Medarex identified a number of potential benefits of combining the two companies including, but not limited to, the following:

     . the respective businesses, assets, operations, and prospects of Medarex and GenPharm;

     . the complementary technologies and therapeutic product development opportunities including the opportunity to expand Medarex's technology platform allowing Medarex to create new Bispecific and monoclonal antibodies and new immunoconjugates;

     . the respective prospects of Medarex and GenPharm for obtaining additional financing for their proposed activities including expanding Medarex's product potential beyond its current platform through the acquisition of the existing GenPharm corporate partnerships with Eisai, Centocor and LeukoSite;

     . the respective intellectual property portfolios of Medarex and GenPharm;

     . the ability to leverage the development "infrastructure" of Medarex through the addition of GenPharm's transgenic mice, as well as, GenPharm's research and development, manufacturing, regulatory and clinical expertise; and

     . the creation of near-term cash flow potential through the receipt of the up to $31.6 million in cash from the Third Party Payments over the next two years as well as the possibility of approximately $70.0 million in additional corporate partnership milestone payments.

The Medarex Board of Directors considered these benefits as well as the potentially negative factors which may result from the Merger, including, among other things:


     . the potential dilutive effect on the Medarex Common Stock of the issuance of up to 7.6 million shares of Medarex Common Stock in the Merger (including shares issued in connection with the payment of the Stock Bonus and upon the exercise of the GenPharm Common Stock options and warrants) based on the closing sales price of Medarex Common Stock of $8.50 on May 5, 1997 the date the Merger Agreement was finalized;

     . the substantial charges estimated to be approximately $29.3 million expected to be incurred, primarily in the quarter ending December 31, 1997, in connection with the Merger, including the costs of integrating the business and transaction expenses arising from the Merger;

     . the risk that the public market price of the Medarex Common Stock may be adversely affected by announcement of the Merger and its potential dilutive effect on Medarex;

     . the risk that the other benefits mentioned above sought to be achieved in the Merger would not be achieved; and

     . other risks described herein under "Risk Factors--Risks related to the Merger Agreement and the Merger."

     As a general matter, the Board of Directors of Medarex believed that the positive factors supported its decision to approve the Merger, and, taken as a whole, outweighed the negative factors associated with the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations that are generally applicable to holders of GenPharm Common Stock and GenPharm Preferred Stock receiving solely Medarex Common Stock pursuant to the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Medarex, GenPharm or GenPharm's shareholders as described herein.

     GenPharm shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular GenPharm shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their GenPharm Common Stock and GenPharm Preferred Stock as capital assets, who exercise dissenter's rights or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of GenPharm Common Stock and GenPharm Preferred Stock are acquired or shares of Medarex Common Stock are disposed of, or the tax consequences of the assumption by Medarex of the GenPharm options and warrants. Accordingly, GENPHARM SHAREHOLDERS AND HOLDERS OF GENPHARM OPTIONS AND WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     General
     -------

     Subject to the qualification discussed below, the Merger is intended to constitute a reorganization. However, the parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. GenPharm has received an opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, to the effect that, provided that no part of the Merger consideration is paid in cash, other than cash paid in lieu of the issuance of fractional shares, the Merger will constitute a reorganization (the "Tax Opinion"). Provided that the Merger does so qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, in the opinion of counsel the Merger will result in the following federal income tax consequences (which consequences assume that no portion of the Merger consideration will be paid by Medarex in cash):

     (a) No gain or loss will be recognized by holders of GenPharm Common Stock and GenPharm Preferred Stock solely upon their receipt of Medarex Common Stock in exchange for GenPharm Common Stock and GenPharm Preferred Stock in the Merger (except as described below with respect to a portion of the Additional Shares being characterized as interest under the Code and gain or loss being recognized on cash received in lieu of a fractional share of Medarex Common Stock).

     (b) The aggregate tax basis of the Medarex Common Stock received by GenPharm shareholders in the Merger (other than Medarex Common Stock characterized as interest under the Code), as reduced by any tax basis attributable to fractional shares deemed to be disposed of will be the same as the aggregate tax basis of the GenPharm Common Stock and GenPharm Preferred Stock surrendered in exchange therefor.

     (c) The holding period of the Medarex Common Stock received by each GenPharm shareholder in the Merger, other than Medarex Common Stock characterized as interest under the Code, will include the period for which the GenPharm Common Stock and GenPharm Preferred Stock so surrendered is held as a capital asset at the time of the Merger.

     (d) Cash payments received by holders of GenPharm Common Stock and GenPharm Preferred Stock in lieu of a fractional share will be treated as if such fractional share of Medarex Common Stock had been issued in the Merger and then redeemed by Medarex. A GenPharm shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

     (e) Neither Medarex nor GenPharm will recognize any gain solely as a result of the Merger.

     GenPharm shareholders should be aware that the Tax Opinion does not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Medarex, GenPharm and certain shareholders of GenPharm. Of particular importance are certain representations relating to the so-called "continuity of interest" requirement.

     To satisfy the continuity of interest requirement under current law, GenPharm shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their GenPharm Common and GenPharm Preferred Stock in anticipation of the Merger or (ii) the Medarex Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that GenPharm shareholders, as a group, would no longer have a significant equity interest in the GenPharm business being conducted after the Merger. GenPharm shareholders will generally be regarded as having a significant equity interest as long as the number of shares of Medarex Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the GenPharm shareholders in the Merger. No assurance can be made that the IRS will not argue that post-Merger sales, including sales in the Initial Placement (see "Merger Agreement--Manner and Basis of Converting Shares), by former GenPharm shareholders could result in the Merger failing to satisfy the "continuity of interest" requirement. If such requirement is not satisfied, the Merger would not be treated as a tax-free reorganization. The Tax Opinion relies in part on representations from Medarex, GenPharm and certain shareholders of GenPharm relating to the "continuity of interest" requirement.

     The Tax Opinion also assumes that no part of the Merger Consideration will be paid in cash. Medarex has the right under limited circumstances to pay cash in lieu of all or a portion of the Additional Shares (see Merger Agreement-- Manner and Basis of Converting Shares). To the extent the payment of cash by Medarex results in the Merger failing to qualify as a reorganization, each GenPharm shareholder will be required to recognize gain or loss on the disposition of the GenPharm shares pursuant to the Merger. If notwithstanding the payment of cash by Medarex the Merger continues to qualify as a reorganization, then each GenPharm shareholder receiving cash will be required to recognize gain equal to the lesser of the amount of such cash or the shareholder's gain on the exchange.

     A successful IRS challenge to the reorganization status of the Merger (as a result of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in GenPharm shareholders recognizing taxable gain or loss with respect to each share of GenPharm Common Stock and GenPharm Preferred Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Medarex Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Medarex Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

     Imputed Interest
     ----------------

     Notwithstanding the intended qualification of the Merger as a reorganization, a portion of any Additional Shares received more than six months after the Effective Time will be characterized as interest for federal income tax purposes under the imputed interest rules of the Code and in certain circumstances, the original issue discount rule of the Code. Generally, under these rules, a portion of the Additional Shares received more than six months after the Effective Time equal to the present value of the Additional Shares (using a discount rate equal to the appropriate AFR) as discounted from the date of payment of the Additional Shares to the Effective Time will be treated as merger consideration (and therefore subject to the rules discussed above). The remainder of each such payment of Additional Shares will be treated as interest for federal income tax purposes. The interest portion of the payment will be includable in the gross income of the shareholder in the year in which the amount of the payment is made. Also, in the event the right of payment of Additional Shares becomes fixed more than six months before the payment is due, the holder of the right to Additional Shares will recognize original issue discount.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for using the purchase method of accounting under generally accepted accounting principles. Under this method, upon the Effective Time:

    (i) the fair market value of the Medarex Common Stock to be issued to the holders of GenPharm's securities will be determined; (ii) the carrying value of the GenPharm assets acquired and the GenPharm liabilities assumed by Medarex as a result of the Merger will be adjusted to the fair value thereof at the Effective Time using available market data, then prevailing interest rates and the then anticipated maturity dates of such GenPharm assets and liabilities, with any such adjustments being amortized over the expected lives of such assets and liabilities; (iii) the value assigned to developed and in-process technology has been determined pursuant to an independent valuation as required under generally accepted accounting principles, such in-process technology will be expensed at the Effective Time; (iv) Medarex will include GenPharm's results of operations after the Effective Time in Medarex's consolidated statements of operations; and (v) consideration for contingent payments will be accounted for when and if payments are received by Medarex.

    Reference is made to the pro forma combined condensed balance sheet of Medarex following the Merger for an example of the purchase accounting adjustments. See "Medarex and GenPharm Unaudited Pro Forma Combined Condensed Financial Statements."

FEDERAL SECURITIES LAW MATTERS

    The issuance of Medarex Common Stock pursuant to the Merger Agreement has been registered under the Securities Act. Subject to certain contractual "Lock-Up" provisions described herein, see "The Merger Agreement--Restrictions on Transfer of Medarex Common Stock," the Medarex Common Stock will be eligible for resale without restriction (i) immediately and without limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as such term is defined for purposes of Rule 145 under the Securities Act) of GenPharm at the Effective Time and (ii) immediately after expiration of the Restricted Period (as defined below) by the present holders of GenPharm Common Stock who are Affiliates of GenPharm and who comply with the requirements of Rule 145(d)(1) in effecting such resales. During the Restricted Period, Affiliates may resell (subject to the Lock-Up) without registration pursuant to Rule 145(d)(1) so long as they comply with the volume and manner of sale requirements of Rule 144. The sale of shares of Medarex Common Stock by Affiliates of GenPharm in the Initial Placement will be registered by Medarex under the Securities Act. Persons who may be deemed to be Affiliates of GenPharm generally include individuals or entities that control, are controlled by, or are under common control with, GenPharm, and may include certain officers and directors of GenPharm as well as beneficial holders of 10 percent or more of GenPharm Common Stock.

    The "Restricted Period" for persons who may be deemed to be Affiliates of GenPharm is generally one year from the Effective Time.

INTEREST OF GENPHARM MANAGEMENT IN THE MERGER

    The Chief Executive Officer of GenPharm, Jonathan J. MacQuitty, will, as a result of the Merger, receive certain benefits. A stock bonus, payable in Medarex shares, will be paid to the employees of GenPharm pursuant to a grant made by the GenPharm Board of Directors. The Stock Bonus was granted contingently by the Board of Directors in September 1996 and was modified in April 1997. Dr. MacQuitty's Stock Bonus is valued at $1,363,045 (determined as of a measuring period immediately preceding the Stock Bonus), assuming that he does not voluntarily terminate his employment with GenPharm prior to December 31, 1997. In addition, all stock options held by GenPharm's employees (including Dr. MacQuitty) and by GenPharm's directors will become fully exercisable shortly prior to the Effective Time, and, if not exercised prior to the Merger, will be assumed by Medarex pursuant to the terms of the Merger Agreement. See "Approval of Stock Bonus to GenPharm Chief Executive Officer" and "The Merger Agreement--Assumption of Options and Warrants."

                              THE MERGER AGREEMENT

    The following discussion summarizes the proposed Merger, the Merger Agreement and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which (with exhibits) is attached to this Prospectus/Consent Solicitation Statement as Annex A. Statements made in this Prospectus/Consent Solicitation Statement with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Merger Agreement.

EFFECTIVE TIME; CLOSING

    The Merger Agreement provides that the Merger will become effective upon the filing of the Agreement and Plan of Merger and certain other documents with the Secretary of State of the State of California (the "Effective Time"). A copy of the Agreement and Plan of Merger is attached to this Prospectus/Consent Solicitation Statement as Annex B. The closing of the transactions contemplated by the Merger Agreement will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions to closing set forth in the Merger Agreement or at such other time as Medarex and GenPharm mutually agree (the "Closing Date"). It is anticipated that if the Merger Agreement is approved by written consent of the GenPharm shareholders and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur on or about October 17, 1997.

    At the Effective Time, Merger Sub will be merged into GenPharm with GenPharm being the surviving corporation. As a result of the conversion of shares discussed below, GenPharm will become a wholly-owned subsidiary of Medarex.

MANNER AND BASIS OF CONVERTING SHARES


    Payment of Purchase Price  The aggregate purchase price (the "Purchase
    -------------------------
Price") to be paid by Medarex in the form of Medarex Common Stock pursuant to the terms of the Merger Agreement is $62,725,000, subject to adjustment as set forth herein and before reservation of a portion of these shares for issuance upon exercise of GenPharm options being assumed by Medarex. Each outstanding share of GenPharm Preferred Stock and GenPharm Common Stock, other than Dissenters' Shares (as defined herein), will be converted into the right to receive shares of Medarex Common Stock as set forth below.

    (i) GENPHARM PREFERRED STOCK. (A) In accordance with the terms of GenPharm's Articles of Incorporation and the Merger Agreement, the outstanding shares of GenPharm Preferred Stock will be entitled to receive a portion of the Purchase Price with an aggregate value of $40,378,646 (the "Preference Amount") before any payment in respect of the Purchase Price is to be made to holders of GenPharm Common Stock. The Preference Amount is allocable among the nine series of GenPharm Preferred Stock as set forth under the column "Sharing Percentages" in the table below. The balance of the Purchase Price (assuming that cumulative adjustments do not reduce the Purchase Price below the Preference Amount) is to be shared by the holders of GenPharm Common Stock and each series of GenPharm Preferred Stock pro rata based on a deemed conversion of the GenPharm Preferred Stock into GenPharm Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:


                 PREFERENCE AMOUNT
                 -----------------
             NO. OF    $ PER                  SHARING     CONV.  AS CONV.
  SERIES     SHARES    SHARE    AGGREGATE   PERCENTAGES   RATE     SHS.
----------  ---------  ------  -----------  ------------  -----  ---------
Series A      800,000    .375  $   300,000         .743%    0.5    400,000
Series B      800,000    .375      300,000         .743%    0.5    400,000
Series C    4,055,200    1.50    6,082,800       15.064%    0.5  2,027,600
Series D    2,342,858    1.75    4,100,002       10.154%    0.5  1,171,429
Series E    4,675,700    3.50   16,364,950       40.529%    0.5  2,337,850
Series F      111,112    9.00    1,000,008        2.476%  1.040    115,556
Series G      230,000   10.00    2,300,000        5.696%  1.055    242,650
Series H    1,143,697    7.00    8,005,879       19.828%    1.0  1,143,697
Series I      275,001    7.00    1,925,007        4.767%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,378,646          100%         8,113,783
                               ===========       ======          =========


    (B) Initial Shares. At the Closing Date, Medarex will issue 2,000,000 shares of Medarex Common Stock (the "Initial Payment Shares") to the holders of GenPharm Preferred Stock. On the Initial Placement Date (as defined below), Medarex will issue a number of additional shares of Medarex Common Stock (the "Placement Date Shares") to the holders of GenPharm Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of (1) the quotient obtained by dividing the Preference Amount (or, if lower in amount, the Purchase Price, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to as the "Initial Shares." If the Per Share Placement Amount (as defined below) is $12.42 or lower, the total number of Initial Shares will be 3,250,000 (assuming the Purchase Price, as adjusted, exceeds the Preference Amount). The holders of the Initial Shares will be entitled to participate in a sale of their Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Medarex. See "The Merger Agreement-- Restrictions on Transfer of Medarex Common Stock." The date of the closing of the Initial Placement (the "Initial Placement Date") will occur, if at all, during 1997. In the event the Initial Placement does not occur on or prior to December 31, 1997, the Initial Placement Date will be deemed to be December 31, 1997, and the Placement Date Shares will be issued on that date. The principal benefit of participating in the Initial Placement is that any Initial Shares that are not sold in the Initial Placement cannot be sold without the consent of Medarex until 1999. See "--Restrictions on Transfer of Medarex Common Stock." The principal detriment would be the possibility that the sale of a large number of shares could depress the price received in the Initial Placement and that the market value of the Medarex Common Stock received in the Merger could rise substantially by 1999. No representation can be made regarding the price at which Initial Shares may be sold in the Initial Placement.

          The "Per Share Placement Amount" means the quotient obtained by dividing (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur on or before December 31, 1997, the Per Share Placement Amount will be the Fair Market Value of the Medarex Common Stock on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

          The fractional share of Medarex Common Stock which the holder of each outstanding share of each series of GenPharm Preferred Stock will be entitled to receive as of the Effective Time (from the Initial Payment Shares) will be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the 2,000,000 Initial Payment Shares by (y) the applicable Sharing Percentage set forth in the table in paragraph (i)(A) above for such series of GenPharm Preferred Stock, by (2) the total number of shares of such series of GenPharm Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in paragraph (i)(A) above.

          The fractional share of Medarex Common Stock which the holder of each outstanding share of each series of GenPharm Preferred Stock will be entitled to receive on the Initial Placement Date (from the Placement Date Shares) will be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage set forth in the table in paragraph (i)(A) above for such series of GenPharm Preferred Stock, by (2) the total number of shares of such series of GenPharm Preferred Stock outstanding immediately prior to the Effective Time as set forth in paragraph (i)(A) above.

    (C) Additional Shares. Under the terms of the Merger Agreement, "Additional Shares" is defined to mean any and all Medarex Common Stock issued as payment of the Purchase Price that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of GenPharm Preferred Stock as described in paragraph(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of GenPharm Preferred Stock will be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Preference Amount, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the balance of the Purchase Price, as adjusted.

          The fractional share of Medarex Common Stock which the holder of each outstanding share of each series of GenPharm Preferred Stock will be entitled to receive on the Second Payment Date (in addition to any fractional share of Medarex Common Stock issuable with respect thereto as described in paragraph (ii) below) will be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Medarex Common Stock to be issued on the Second Payment Date by
    (y) the applicable Sharing Percentage set forth in the table in paragraph
    (i)(A) above for such series of GenPharm Preferred Stock, by (2) the total number of shares of such series of GenPharm Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in paragraph (i)(A) above.

    (ii) COMMON STOCK AND DEEMED CONVERTED PREFERRED STOCK. Once the Initial Placement Amount, plus any Additional Shares, having an aggregate value as determined above equal to the full Preference Amount have been distributed to the holders of GenPharm Preferred Stock, each series of GenPharm Preferred Stock will, for purposes of determining any Additional Shares to be issued in respect thereof, be deemed to be converted into shares of GenPharm Common Stock on the basis of the Conversion Rates set forth in the table in paragraph (i)(A) above. On the Second Payment Date each share of GenPharm Common Stock, including shares of GenPharm Common Stock into which shares of GenPharm Preferred Stock are deemed to have been converted, will share in the Purchase Price, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Medarex Common Stock which the holder of each share of GenPharm Common Stock outstanding or deemed to be outstanding at the Effective Time will be entitled to receive (the "Common Exchange Ratio") will be equal to (1) the Common Stock Payment Amount, divided by (2) the product of (x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of Medarex Common Stock on the Second Payment Date. "Fully Diluted Shares" means the sum of (1) the number of issued and outstanding shares of GenPharm Common Stock, (2) the number of shares of GenPharm Common Stock issuable upon the conversion of issued and outstanding GenPharm Preferred Stock as set forth in the table in paragraph
(i)(A) above and (3) the number of shares of GenPharm Common Stock issuable upon the exercise of the GenPharm Options (as defined herein) outstanding as of the Effective Time. The effect of taking into account the shares of GenPharm Common Stock issuable upon exercise of GenPharm Options in determining the Common Exchange Ratio is to allocate a portion of the Purchase Price, as adjusted, to the GenPharm Options.

    The term "Fair Market Value" of the Medarex Common Stock means the average closing sales price of the Medarex Common Stock as reported on The Nasdaq National Market for the ten (10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.


    (iii) FINAL PAYMENT. In the event that any of the Third Party Payments (as defined below) has not been received by GenPharm by December 15, 1998 but is received by December 15, 1999, the holders of GenPharm Preferred Stock and GenPharm Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Purchase Price, as adjusted, less the sum of (1) the Initial Placement Amount,
(2) the Second Payment Amount and (3) the Common Stock Payment Amount. "Final Payment Date" means a date after the Second Payment Date selected by Medarex, which will be not later than the earlier of (1) thirty days following the receipt of the last Third Party Payment and (2) December 31, 1999.


    "Third Party Payments" means the two $7.5 million license fee payments contingently payable to GenPharm pursuant to the Cross-License Agreement and also the $15 million in principal and approximately $1.6 million in interest payments and other consideration receivable by GenPharm pursuant to the Convertible Subordinated Promissory Note of Cell Genesys (the "Convertible Note"). The Third Party Payments aggregate approximately $31.6 million.

    If, prior to the Final Payment Date, the holders of GenPharm Preferred Stock shall have received a portion of the Purchase Price at least equal to the Preference Amount, the fractional share of Medarex Common Stock which the holder of each outstanding share of GenPharm Common Stock, including shares of GenPharm Preferred Stock deemed converted pursuant to paragraph (ii), will be entitled to receive on the Final Payment Date will be determined in the same manner as in paragraph (ii) above. If, prior to the Final Payment Date, the holders of GenPharm Preferred Stock shall not have received a portion of the Purchase Price at least equal to the Preference Amount, then the Final Payment Amount will be paid as provided in paragraph (i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Purchase Price theretofore distributed to the holders of GenPharm Preferred Stock; and the balance, if any, of the Final Payment Amount will be paid in accordance with paragraph (ii) above.

    (iv) EXAMPLE OF PAYOUT OF PURCHASE PRICE. The following example is to provide shareholders with an illustration of the application of the foregoing payment terms to a hypothetical set of facts. The actual facts may differ materially and could result in the Common Exchange Ratio being substantially lower than in the example and even being zero.


    Assuming (i) the Purchase Price, as adjusted, is $62,625,000, (ii) the Per Share Placement Amount is $7.00, (iii) the last Third Party Payment is received before December 15, 1998, (iv) there are 2,064,062 shares of GenPharm Common Stock outstanding at the Effective Time (including 120,000 shares issued upon the net exercise of outstanding warrants), (v) 518,100 shares of GenPharm Common Stock issuable upon exercise of GenPharm Options outstanding as of the Effective Time, and (vi) there are 14,433,568 shares of GenPharm Preferred Stock outstanding at the Effective Time, convertible into 8,113,783 shares of GenPharm Common Stock, the following issuances of Medarex Common Stock would occur:

    (A) On the Closing Date (subject to exchange of stock certificates), 2,000,000 shares to the holders of GenPharm Preferred Stock.

    (B) On the Initial Placement Date, 1,250,000 shares to the holders of GenPharm Preferred Stock.

    (C)  On December 31, 1998:

      1. Shares having an aggregate Fair Market Value of $17,628,646 to the holders of GenPharm Preferred Stock (representing the balance of the Preference Amount).

      2. Shares having an aggregate Fair Market Value of $22,246,354 to the holders of GenPharm Common Stock and GenPharm Options and to holders of deemed converted GenPharm Preferred Stock, or $2.08 per share of GenPharm Common Stock on an as converted basis.

    (v) ADJUSTMENTS TO PURCHASE PRICE. (A) In the event the product obtained by multiplying (x) 3,500,000 by (y) the Per-Share Placement Amount (the "Adjusted Placement Amount") is less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Purchase Price, as adjusted, will be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount exceeds $30,000,000 (the "Initial Placement Ceiling"), the aggregate amount of the Purchase Price, as adjusted, will be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares (i.e., shares that are not Initial Shares) are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling will be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.


    (B) The aggregate amount of the Purchase Price will also be reduced on a dollar-for-dollar basis to the extent that the following amounts total less than $33 million (the "Third Party Payment Adjustment"): the amount of GenPharm's cash and cash equivalents plus working capital (exclusive of cash and cash
                          ----
equivalents and any Third Party Payments) and the amount by which the Purchase Price is reduced pursuant to paragraph (iv)(C) below (unless paid by Medarex),

less (1) long-term liabilities as set forth on the unaudited balance sheet for
----
the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by GenPharm
                 ----
between the Closing Date and December 31, 1997,

(2) a $750,000 milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Third Party Payments (net of the liability for income taxes attributable to the Third Party Payments, including the receipt of the Convertible Note, (the "Tax Liability") and legal and other expenses related thereto) received by GenPharm after the Closing Date; provided, however, that there shall be a credit against any such Third Party Payment Adjustment in an amount equal to any Initial Placement Floor Adjustment made pursuant to paragraph (iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Medarex and GenPharm have agreed to use their best good faith efforts to agree upon the projected income and expenses of GenPharm for the period between the Closing Date and December 31, 1997.

    (C) The aggregate amount of the Purchase Price will also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half of the amount of any fee paid by GenPharm to any investment banking firm or financial advisor engaged by GenPharm in connection with the Merger or (y) $100,000. GenPharm has agreed to pay to its financial advisor a fee exceeding $200,000, so that the $100,000 limitation will apply.

    Prepayment of Purchase Price.  Medarex has the right at any time to prepay
    ----------------------------
all or a portion of the Purchase Price by delivering Additional Shares to the holders of GenPharm Preferred Stock or GenPharm Common Stock, as the case may be, in a manner consistent with the above provisions. Medarex will receive a credit against the Purchase Price due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of GenPharm Preferred Stock or GenPharm Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

    Payment of Purchase Price in Cash.  Medarex has the option to pay all or a
    ---------------------------------
portion of the Purchase Price in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Medarex shall not have approved the issuance of the Additional Shares, or (y) the Fair Market Value per share of Medarex Common Stock at the date of such payment is $5.00 or less.

    Transferability.  The right to receive Initial Shares or Additional Shares
    ---------------
may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

    Adjustments.  If between the date of the Merger Agreement and the date of
    -----------
payment of any shares of Medarex Common Stock the outstanding shares of Medarex Common Stock shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to the Merger Agreement will be adjusted correspondingly.

    Closing of GenPharm's Transfer Books.  At the Effective Time, the stock
    ------------------------------------
transfer books of GenPharm shall be closed and no transfer of GenPharm Common Stock or GenPharm Preferred Stock shall be made thereafter.

ASSUMPTION OF OPTIONS AND WARRANTS

    As of the Effective Time, Medarex will assume each unexpired option to purchase shares of GenPharm Common Stock ("GenPharm Options") outstanding at the Effective Time under GenPharm's stock option plans (the "GenPharm Plans") and each GenPharm Option will thereafter be exercisable for a number of shares of Medarex Common Stock equal to the number of shares of GenPharm Common Stock subject to such GenPharm Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Medarex Common Stock for each GenPharm Option shall be the exercise price per share under such GenPharm Option divided by the Common Exchange Ratio, rounded up to the nearest $.01. Each assumed GenPharm Option shall be upon the same terms and conditions as were applicable under the GenPharm Option except for the adjustments in the number of shares issuable upon exercise and the exercise price thereof contemplated above.

    All outstanding warrants to purchase GenPharm Common Stock or GenPharm Preferred Stock will by their terms expire at the Effective Time, except for outstanding warrants (the "GenPharm Warrants") to purchase 50,000 shares of GenPharm Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of GenPharm Series C Preferred Stock purchasable thereunder there shall be purchasable following the Effective Time a fractional share of Medarex Common Stock equal to the same fractional share that a holder of GenPharm Series C Preferred Stock will be entitled to receive pursuant to the terms of the Merger Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price of the GenPharm Warrants per share of Medarex Common Stock shall be $3.00 divided by the Series C Preferred Exchange Ratio.

EXCHANGE OF STOCK CERTIFICATES

    As soon as reasonably practicable after the Effective Time, Continental Stock Transfer & Trust Company, which has been designated as the exchange agent (the "Exchange Agent") for the Merger, will mail transmittal instructions and a letter of transmittal to each holder of GenPharm Common Stock and

GenPharm Preferred Stock. The transmittal instructions and the letter of transmittal will describe the procedures to exchange certificates that prior to the Merger represented GenPharm Common Stock and GenPharm Preferred Stock (the "Certificates") for Medarex Common Stock. GENPHARM SHAREHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THEIR TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    When a GenPharm shareholder delivers his or her Certificates to the Exchange Agent together with a properly executed letter of transmittal and any other required documents, such Certificates will be canceled and the GenPharm shareholder will receive Medarex Common Stock to which the GenPharm shareholder is entitled under the Merger Agreement and payment in lieu of any fractional shares of Medarex Common Stock. If any Medarex Common Stock is to be issued in a name other than that in which the corresponding Certificate is registered, it is a condition to the exchange of the Certificate that the GenPharm shareholder comply with applicable transfer requirements set forth in such letter of transmittal and pay any applicable transfer or other taxes.

    GenPharm shareholders will not be entitled to receive any dividends or other distributions on the Medarex Common Stock until the Merger has been consummated and they have exchanged their Certificates for Medarex Common Stock. Subject to applicable law, such dividends and distributions which have a record date after the Effective Time, if any, will be accumulated and, at the time a GenPharm shareholder surrenders his or her Certificates to the Exchange Agent, all accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Medarex Common Stock, will be paid without interest. Medarex does not currently have any intention to make any dividend or other distribution on the Medarex Common Stock.

NO FRACTIONAL SHARES

    No fractional shares will be issued by Medarex in the Merger. Each GenPharm shareholder who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Medarex Common Stock on the Closing Date, the Initial Placement Date, the Second Payment Date or the Final Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, the fractional share interests of each GenPharm shareholder will be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Medarex Common Stock.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties by each of Medarex and GenPharm relating to, among other things (i) organization and similar corporate matters, (ii) capital structure, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby, (iv) the absence of violations of or conflicts with their respective charters and by-laws, any instruments or laws, and any required consents or approvals, (v) compliance with all permits, licenses, exemptions, orders and approvals of all governmental entities, including the FDA, (vi) the documents and reports filed by Medarex with the Securities and Exchange Commission (the "Commission") and the accuracy of the information contained therein, (vii) the absence of certain events, changes or effects, (ix) litigation and (x) the use of brokers. Medarex has made representations and warranties relating to the operations of Merger Sub. GenPharm has also made representations and warranties relating to (i) employee representation by labor unions or employee involvements in any other organizational activity, (ii) retirement and other employee plans and matters relating to the Employee Retirement Income Securities Act of 1974, as amended, (iii) tax matters, (iv) intellectual property rights, (v) title to properties, liens and encumbrances, and leases, (vi) compliance with environmental laws, (vii) effectiveness of material contracts, (viii) affiliated parties and transactions, (ix) conduct of preclinical trials in accordance with protocols filed with appropriate regulatory authorities, and (x) its HuMab-Mouse/TM/ technology.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, GenPharm has agreed to (except as permitted by the Merger Agreement or as consented to in writing by Medarex) (i) conduct its business in the ordinary course and in a manner consistent with past practice and in compliance with applicable laws, (ii) use its reasonable best efforts to preserve intact the business organization of GenPharm, (iii) keep available the services of present officers, employees and consultants and preserve its present relationships with its customers, suppliers and other persons with whom GenPharm has significant business relations, (iv) preserve and maintain in effect all of GenPharm's intellectual property, (v) not declare, set aside or pay any dividend or make other distributions in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of GenPharm capital stock, or purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of GenPharm or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities, (vi) not authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, pledge or otherwise encumber any shares of this capital stock, any other voting securities or any securities convertible into, or any rights, warrants, or options to acquire any such shares, voting securities or convertible securities or any other securities or equity equivalents, (vii) except to the extent required by existing GenPharm employee benefit plans, not increase the compensation or benefits of any of its directors, officers or employees, except for increases in compensation which are made in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing GenPharm employee benefit plans, or establish, adopt, enter into or amend or terminate any GenPharm employee benefit plan, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees,
(viii) except as may be required by the Merger Agreement, not amend the GenPharm Articles of Incorporation or the GenPharm By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of GenPharm, (ix) except as allowed by the Merger Agreement, not acquire or agree to acquire by means of merger or consolidation, or by purchasing a substantial portion of the stock or assets of any business, corporation, partnership, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice, (x) not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice,
(xi) not incur any indebtedness for borrowed money (or guarantees thereof), issue or sell any debt securities or warrants or other rights to acquire any debt securities of GenPharm, guarantee any debt securities of another or enter into any "keep well" agreements to maintain the financial condition of any other person, or make any loans, advances or capital contributions to, or investments in, any other person, (xii) not expend, or commit to expend, funds for capital expenditures other than in accordance with current GenPharm capital expenditure plans in excess of $10,000 in any one transaction or series of related transactions, (xiii) not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization, (xiv) not recognize any labor union, (xv) not change any of the accounting methods, practices or principles used by GenPharm, (xvi) not make any tax election or settle or compromise any income tax liability in excess of $10,000, except as permitted by the Merger Agreement,
(xvii) not commence any litigation (except litigation that might arise out of the Merger Agreement) and not settle or compromise any litigation in which GenPharm is a defendant or settle, pay or compromise any claims not required to be paid, (xviii) not enter into any new line of business, (xix) not commence any new preclinical or clinical trials or submit any data or other materials or enter into any discussion with the FDA or any other governmental entity, (xx) not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period, (xxi) not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (xxii) not pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), (xxiii) not enter into or modify any new or existing agreements for the lease or purchase of real property, or (xxiv) not authorize any of, or commit to agree to take any of, the foregoing actions or any other action which would make any of the representations or warranties of GenPharm contained in the Merger Agreement untrue and incorrect.

    Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, the Merger Sub has agreed not to engage in any activities of any nature except as provided in, or in connection with, the transactions contemplated by the Merger Agreement.

ADDITIONAL AGREEMENTS

    Pursuant to the Merger Agreement, Medarex and GenPharm have agreed that (i) GenPharm will afford Medarex access to GenPharm's officers, properties, offices, plants and information as Medarex may reasonably request, (ii) Medarex and GenPharm will abide by the terms of the Confidentiality Agreement dated February 27, 1997 between Medarex and GenPharm, and (iii) GenPharm and Medarex will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other party in connection with such legal requirements. Medarex has agreed to maintain GenPharm's employee benefit plans and compensation for GenPharm's employees in substantially similar fashion as previously maintained by GenPharm. Medarex has also agreed to file and maintain registration statements with the Commission after the Effective Time relating to the issuance of shares of Medarex Common Stock upon the exercise of the GenPharm Options.

    In addition, Medarex has agreed that on the Initial Placement Date Medarex will issue 250,000 shares of Medarex Common Stock (the "Employee Shares") to certain employees of GenPharm as partial payment of a stock bonus granted by the GenPharm Board to the employees of GenPharm prior to the date of the Merger Agreement. Furthermore, on the Second Payment Date, Medarex will issue to those GenPharm employees who remain employees until December 31, 1997 (or such earlier time as Medarex agrees) a number of additional Employee Shares having a Fair Market Value as of the Second Payment

Date equal to 3.626943% of the Purchase Price as adjusted less (1) the gross proceeds received by such GenPharm employees from the sale of their Employee Shares in the Initial Placement and (2) a number of Employee Shares having a Fair Market Value as of the Second Payment Date equal to the amount of any tax withholding requirements with respect to such second bonus.

NO SOLICITATIONS OF OTHER TRANSACTIONS

    The Merger Agreement provides that GenPharm shall not nor shall GenPharm authorize or permit any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by GenPharm to, solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, a Transaction Proposal (as defined below) or enter into or maintain or continue any discussion or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal. The GenPharm Board may, without violating the terms of the Merger Agreement (i) furnish information to any persons or entity who makes an unsolicited inquiry concerning a possible Transaction Proposal, (ii) enter into any negotiations or discussions with any person or entity that makes an unsolicited Transaction Proposal regarding that Transaction Proposal, or (iii) enter into an unsolicited Transaction Proposal if, in the case of clauses (ii) or (iii), the GenPharm Board determines in good faith, after advice of counsel, that (a) the failure to do so could reasonably be deemed to be a breach of its fiduciary duties under applicable law, or (b) failing to make, withdrawing, modifying or changing a recommendation to GenPharm's shareholders with respect to the approval and adoption of the Merger Agreement if the GenPharm Board determines in good faith after advice of counsel, that making such recommendation, or failure to withdraw, modify or change such recommendation could reasonably be deemed a breach of its fiduciary duties under applicable law. The GenPharm Board may, without violating the Merger Agreement, take and disclose to GenPharm shareholders a position with respect to any tender or exchange offer, or make such other disclosures to GenPharm shareholders as, based upon the advice of counsel, may be required by law. GenPharm must immediately notify Medarex of any negotiations, request for information or discussion with respect to a Transaction Proposal, and keep Medarex fully informed of the status and details of any such Transaction Proposal or request, subject to the fiduciary duties of the GenPharm Board as set forth above.

    A "Transaction Proposal" means (i) any acquisition or purchase of substantially all of the assets of, or any controlling interest in, or any debt or equity offering of, GenPharm or any Business Combination, as defined below, or (ii) any proposal, plan or agreement to do any of the foregoing.

    A "Business Combination" means (i) the acquisition by any person (other than Medarex or any of its subsidiaries) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the total voting power of all them outstanding stock and other securities of GenPharm entitled (without regard to the occurrence of any contingency) to vote in the election of directors of GenPharm ("Voting Stock"); (ii) the consolidation or merger of GenPharm with or into any person (other than Medarex or any of its subsidiaries) in a transaction in which GenPharm shall not be the surviving or continuing corporation; (iii) the merger or consolidation of any person (other than Medarex or any of its subsidiaries) with or into GenPharm in a transaction in which GenPharm is the surviving or continuing corporation but in which the shares of Voting Stock outstanding immediately prior to such transaction shall represent less than 50% of the total voting power of all Voting Stock of the surviving or continuing corporation outstanding immediately after such merger or consolidation; (iv) any sale or other transfer (including by way of dividend or distribution of assets to GenPharm's shareholders), in one transaction or in a series of related transactions, of all or a substantial portion of GenPharm's consolidated assets or business to any person (other than Medarex or any of its subsidiaries) or group.

INSURANCE; INDEMNIFICATION

    The Merger Agreement provides that Medarex will indemnify the present and former officers, directors, employees and agents of GenPharm to the fullest extent required or permitted by applicable law and that all rights to indemnification existing in favor of such persons as provided in the GenPharm Articles of Incorporation and the GenPharm By-Laws will survive the Merger and continue in full force and effect without time limitation from and after the Effective Time. Further, the charter and by-laws of the surviving corporation of the Merger with respect to indemnification will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of such individuals thereunder.

CONDITIONS OF THE MERGER

    The respective obligations of Medarex and Genpharm to effect the Merger are subject to a number of conditions, including among others (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of majority of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock entitled to vote thereon each voting separately as a single class, (ii) all amendments to GenPharm's Articles of Incorporation necessary to eliminate any conflicts with the Merger Agreement (the "Required Amendments") shall have been approved by the GenPharm shareholders, (iii) the shares of Medarex Common Stock issuable in the Merger shall have been authorized for listing on The Nasdaq Stock Market, upon official notice of issuance, (iv) all consents, approvals, authorizations or permits or, actions by, or filings with or notifications to any governmental entity or any third party, the failure of which to obtain or file would have a material adverse effect on the consummation of the Merger of the business of GenPharm, shall have been filed, occurred or been obtained, and (v) no injunction or other order, legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

    The obligation of Medarex and Merger Sub to effect the Merger are also subject to the conditions that (i) the representations and warranties of GenPharm set forth in the Merger Agreement shall be true and correct as of the Closing Date except as does not have a Material Adverse Effect (as defined below), (ii) GenPharm shall have performed and complied in all material respects with all of its agreements and covenants set forth in the Merger Agreement to be performed or complied with by GenPharm, (iii) Medarex shall have received the opinion of counsel to GenPharm in the form set forth in the Merger Agreement,
(iv) all consents required to be delivered by GenPharm under the Merger Agreement shall have been obtained and delivered to Medarex and (v) holders of more than 400,000 shares of GenPharm Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights. The obligation of GenPharm to effect the Merger is also subject to the conditions that (i) the representations and warranties of Medarex and Merger Sub set forth in the Merger Agreement shall be true and correct as of the Closing Date except as does not have a Material Adverse Effect (as defined below), (ii) Medarex and Merger Sub shall have performed and complied in all material respects with all of their agreements and covenants set forth in the Merger Agreement to be preformed and complied with by Medarex or Merger Sub,
(iii) the opinion of counsel to GenPharm to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code referred to in this Prospectus/Consent Solicitation Statement shall not have been withdrawn or modified in any material respect and (iv) GenPharm shall have received an opinion of counsel to Medarex in the form set forth in the Merger Agreement.

    For the purposes of the Merger Agreement, the term "Material Adverse Effect" means with respect to Medarex or GenPharm, as the case may be, a material adverse change in or effect on (i) the business, prospects, results of operations or condition (financial or other) of such party, or (ii) the ability of such party to consummate any of the transactions contemplated by the Merger Agreement. The consummation of the Merger is not conditioned upon the approval of the Parachute Payments by the GenPharm shareholders.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of GenPharm (i) by mutual consent of Medarex and GenPharm, (ii) by Medarex, upon any breach of any representation, warranty, covenant or agreement of GenPharm set forth in the Merger Agreement that, either individually or in the aggregate, would constitute grounds for Medarex to elect not to consummate the Merger due to a failure of the conditions to Medarex's obligation to close specified above, if such breach cannot be cured prior to the closing date of the Merger or has not been cured within 45 days after the date on which written notice of such breach is given by Medarex to GenPharm, (iii) by GenPharm, upon any breach of any representation, warranty, covenant or agreement of Medarex set forth in the Merger Agreement that, either individually or in the aggregate, would constitute grounds for GenPharm to elect not to consummate the Merger due to a failure of the conditions to GenPharm's obligation to close specified above, if such breach cannot be cured prior to the closing date of the Merger or has not been cured within 45 days after the date on which written notice of such breach is given by GenPharm to Medarex, (iv) by either Medarex or GenPharm, if any permanent injunction or action by any governmental entity shall have become final and nonappealable, (v) by either Medarex or GenPharm, if (other than due to the willful failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated by October 31, 1997, (vi) by either Medarex or GenPharm, if the approval of the shareholders of GenPharm of the Merger Agreement and the Merger shall not have been obtained by October 31, 1997, (vii) by either Medarex or GenPharm, if (a) the GenPharm Board shall have approved or have recommended to the shareholders of GenPharm a Transaction Proposal or shall have resolved to do the foregoing, or (b) a Takeover Proposal is commenced (other than by Medarex of any of its subsidiaries or affiliates) and the GenPharm Board recommends that the shareholders of GenPharm tender their shares in such Takeover Proposal or otherwise fails to recommend that such shareholders reject such Takeover Proposal within ten business days of the commencement thereof, provided however, that in each case the Merger Agreement may only be terminated by GenPharm if and only to the extent that the GenPharm Board, after advice of independent legal counsel, determines in good faith that failure to take such action could reasonably be deemed to constitute a breach of the GenPharm Board's fiduciary duties under applicable law, (viii) by Medarex, in the event of a material adverse change in the business, prospects or financial condition of GenPharm or
(ix) by GenPharm in the event of a material adverse change in the business, prospects or financial condition of Medarex.

    In the event of termination of the Merger Agreement by either Medarex or GenPharm as described above, the Merger Agreement shall become void and there will be no liability or obligation on the part of either Medarex, GenPharm, Merger Sub or their respective officers or directors pursuant to the Merger Agreement, except as set forth below or unless such termination arises from a willful and material breach of the Merger Agreement.

EXPENSES AND TERMINATION FEE

    Except as set forth below, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    The Merger Agreement provides that if the Merger agreement is terminated because (i) the Merger Agreement, the Merger and the Required Amendments fail to receive the requisite vote for approval and adoption by the shareholders of GenPharm (unless prior to such termination, either Medarex or GenPharm shall have had another valid basis for terminating the Merger Agreement), or (ii) the GenPharm Board approved or has recommended to the shareholders a Transaction Proposal or has resolved to do the foregoing, or a Takeover Proposal is commenced and the GenPharm Board recommends that the shareholders of GenPharm tender their shares in such Takeover Proposal or has otherwise failed to recommend that such shareholders reject such Takeover Proposal within ten business days of the commencement thereof, then GenPharm shall pay to Medarex a fee of $3,500,000. In addition, in the event of a termination by Medarex in accordance with the provisions of (i) or (ii) above and GenPharm shall consummate a Business Combination within 18 months from the date of the Merger Agreement, GenPharm shall pay Medarex an additional $5,000,000. Any cash payment required to be made in such circumstance shall be made within sixty days after the date that GenPharm enters into a definitive agreement with respect to such Transaction Proposal or the completion of any such Takeover Proposal. Termination of GenPharm's obligations shall not occur until such payment has been made. GenPharm further covenants and agrees that it will not enter into a definitive agreement relating to a Transaction Proposal that would require payment of such amounts unless the other party thereto unconditionally agrees in writing to assume, undertake and perform all of GenPharm's payment obligations under this provision and to pay any legal expense incurred by Medarex in connection with the enforcement thereof.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of Medarex and GenPharm; provided that, after approval of the Merger Agreement by the shareholders of Genpharm, no amendment may be made that would reduce the amount or change the type of consideration into which each share of GenPharm Common Stock and GenPharm Preferred Stock shall be converted upon consummation of the Merger.

    At any time prior to the Effective Time, either Medarex or GenPharm may (i) extend the time for the performance of any of the obligations to be performed by another party, (ii) waive any inaccuracies in the representations and warranties by another party contained in the Merger Agreement or in any documents delivered pursuant to the Merger Agreement, or (iii) waive compliance with any of the agreements of another party or conditions contained in the Merger Agreement. GenPharm does not expect to give any such waiver under circumstances in which, in the opinion of its Board of Directors, the waiver would be material to the vote of its shareholders, unless a re-solicitation of the shareholders' Written Consents occurs.

RESTRICTIONS ON TRANSFER OF MEDAREX COMMON STOCK

    (a) Except as provided in paragraph (b) below, for the period (the "Lock-Up Period") following the Closing Date and ending on the Second Payment Date, a GenPharm shareholder shall not engage in any Sale (as defined below) of Initial Shares without the prior written consent of Medarex. Under the terms of the Merger Agreement a "Sale" shall mean any sale, exchange, transfer, assignment, hypothecation, pledge, distribution, redemption or reduction in any way of shareholder's risk of ownership (by short sale, gift or otherwise), or any other disposition, directly or indirectly, of any beneficial interest in any Initial Shares; provided, however, that any shareholder organized as a partnership, limited liability company or closely held corporation may distribute Initial Shares to their partners, members or shareholders, as the case may be, so long as such partners, members or shareholders agree to be bound by the above restrictions. In order to ensure compliance with the restrictions on transfer set forth above, Medarex will cause a legend to be placed on each certificate of Initial Shares issued in connection with the Merger.

    (b) (i) On or before the Initial Placement Date, Medarex will use its best efforts to cause the Initial Shares and the Employee Shares to be offered and sold in the Initial Placement. Notwithstanding the foregoing, the number of Initial Shares which may be sold in the Initial Placement shall not exceed the number determined by dividing the Preference Amount by the price at which such Initial Shares are to be sold in the Initial Placement. Medarex shall give written notice (a "Placement Notice") by registered or certified mail, at least thirty days prior to the date of the commencement of the Initial Placement, to the registered holders of Medarex Common Stock issued in the Merger of its intention to cause the Initial Placement to occur. If a holder of Medarex Common Stock notifies Medarex within twenty days after receipt of the Placement Notice of its or his desire to include Medarex Common Stock in the Initial Placement, Medarex shall afford such holder the opportunity to participate in the Initial Placement. In the event that fewer than all the Initial Shares and Employee Shares offered can be sold, priority shall be given to the sale of all the Employee Shares.

          (ii) Holders of Employee Shares, GenPharm Preferred Stock and GenPharm Common Stock, as the case may be, who participate in the Initial Placement (the "Initial Placement Participants") shall be entitled to receive on the Second Payment Date (as defined herein) as reimbursement for one-half ( 1/2) of any fee paid to the Placement Agent in connection with the Initial Placement (the "Placement Agent Fee Amount"), Additional Shares with a Fair Market Value as of the Second Payment Date equal to said Placement Agent Fee Amount. The number of shares of Medarex Common Stock which an Initial Placement Participant shall be entitled to receive shall be equal to an amount determined by multiplying (1) the quotient obtained by dividing the number of Medarex Common Stock sold in the Initial Placement by such Initial Placement Participant by the total number of Medarex Common Stock sold in the Initial Placement, by (2) the quotient obtained by dividing the Placement Agent Fee Amount by the Fair Market Value of a Medarex Common Stock on the Second Payment Date.

          (iii) Medarex shall pay any and all costs, fees and expenses (except as otherwise stated herein) incurred in connection with the Initial Placement and/or any registration statement required under paragraph (b)(i) above including, but not limited to, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Medarex, blue sky fees and expenses, the expense of any special audits required to effect the Initial Placement and/or any registration; provided, however, that such expenses shall not include (A) sale discounts, placement agents' and/or underwriters' fees and commissions, and transfer taxes, if any, relating to the sale or disposition of Medarex Common Stock by the GenPharm's shareholders and GenPharm employees; or (B) any fees or expenses of any counsel, accountants or other persons retained or engaged by the Company's shareholders and GenPharm employees in connection with any such sale or disposition.

          (iv) A pricing committee (the "Pricing Committee"), composed of one member chosen by Medarex and one member chosen by the directors of GenPharm holding office immediately prior to the Effective Time shall, in consultation with the Placement Agent, determine the number of shares of Medarex Common Stock to be sold in the Initial Placement and the price at which such shares are to be sold and the Placement Agent fee. If the Pricing Committee is unable to agree on the number of shares, then the number of shares which shall be sold in the Initial Placement shall be the greatest number of shares that the Placement Agent determines can be sold in the Initial Placement provided that the selling price is at least $5.00 per share.

          (v) Notwithstanding the provisions of paragraph (b)(i) above, Medarex shall have the right at any time after it has given the Placement Notice to elect to postpone a proposed Placement for a period of up to sixty (60) days but in no event later than December 31, 1997, if, in the opinion of the Placement Agent, the Initial Placement would adversely affect Medarex or the market for shares of Medarex Common Stock.

          (vi) In the event a holder of Medarex Common Stock elects not to participate in the Initial Placement such holder may not engage in any Sale of shares of Medarex Common Stock until the expiration of the applicable Lock-Up Period without the prior written consent of Medarex.

          (vii) Notwithstanding the provisions of paragraph (a) above, in the event that less than 66 2/3% of the total number of Initial Shares offered for sale in the Initial Placement are sold, then the Lock-Up Period and the restrictions on transfer with respect to those shares of Initial Shares offered for sale but not sold in the Initial Placement shall automatically terminate after the Initial Placement Date. If more than 66 2/3% of the Initial Shares offered for sale in the Initial Placement are sold then the Lock-Up Period with respect to the offered but unsold Initial Shares shall be reduced to six months from the Initial Placement Date. For purposes of this paragraph (vii) an Initial Share shall be considered to have been offered if the holder requested that it be included in the Initial Placement in accordance with paragraph (b)(i) above.

RIGHTS OF DISSENTING GENPHARM SHAREHOLDERS

    The following is a brief summary of the rights of shareholders of GenPharm who dissent from the Merger. It is qualified in its entirety by reference to the applicable statutory provision of the California General Corporation Law (the "CGCL") attached hereto as Annex C.

    If holders of GenPharm Common Stock exercise dissenters' rights in connection with the Merger under Sections 1300-1312 of the CGCL ("Section 1300"), any shares of GenPharm Common Stock as to which such dissenters' rights are exercised (the "Dissenters' Shares") will not be converted into the right to receive shares of Medarex Common Stock by virtue of the Merger but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such

Dissenters' Shares pursuant to the laws of the State of California. The following summary of the provisions of Section 1300 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 1300, a copy of which is attached hereto as Annex C and is incorporated herein by reference. Only holders of record of GenPharm Common Stock may exercise rights under Section 1300. Holders of GenPharm Preferred Stock have no rights under Section 1300.

    The Merger Agreement provides that the obligation of Medarex to consummate the Merger is subject to the condition that the holders of no more than 400,000 shares of GenPharm Common Stock shall have exercised, or shall have any continued right to exercise, appraisal, dissenters' or similar rights. See "The Merger Agreement--Conditions of the Merger."

    If the Merger is approved by the required vote of GenPharm's shareholders, each holder of shares of GenPharm Common Stock who does not vote in favor of the Merger (including a shareholder who fails to return a signed Written Consent) and who follows the procedures set forth in Section 1300 will be entitled to have such shares of GenPharm Common Stock purchased by GenPharm for cash at their fair market value. The fair market value of shares of GenPharm Common Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of GenPharm Common Stock as if the Merger had not occurred.

    Within ten days after approval of the Merger by GenPharm's shareholders, GenPharm must mail a notice of such approval (the "Approval Notice") to all shareholders who have not voted in favor of the Merger, together with a statement of the price determined by GenPharm to represent the fair market value of the applicable Dissenters' Shares, a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by GenPharm constitutes an offer by GenPharm to purchase all Dissenters' Shares at the stated amount.

    A shareholder of GenPharm electing to exercise dissenters' rights must, within thirty days after the date on which the Approval Notice is mailed to such shareholder, mail or deliver a written demand to GenPharm stating that such holder is demanding purchase of his or her shares of GenPharm Common Stock, stating the number of shares which GenPharm must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the share certificates for the endorsement by GenPharm.

    If GenPharm and the shareholder agree that the shares are Dissenters' Shares and agree upon the price of the shares, GenPharm must pay the shareholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenters' Shares within thirty days from the later of (i) the date of the agreement on Dissenters' Shares, or (ii) the date all contractual conditions to the Merger are satisfied.

    If GenPharm denies that the shares are Dissenters' Shares, or if GenPharm and the shareholder fail to agree upon the fair market value of shares of GenPharm Common Stock, then within six months after the date the Approval Notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are

Dissenters' Shares or as to the fair market value of such holder's shares of GenPharm Common Stock, or both.

GOVERNMENTAL AND REGULATORY APPROVALS

    Medarex and GenPharm are aware of no governmental or regulatory approvals required for consummation of the Merger, other than registration of the shares of Medarex Common Stock that are issuable in the Merger pursuant to the Securities Act and compliance with applicable securities and "blue sky" laws of various states.

                            THE REQUIRED AMENDMENTS

    The GenPharm Articles of Incorporation, as currently in effect (the "Articles"), contain certain provisions that may conflict with the terms and conditions of the Merger Agreement. The first conflict relates to the liquidation preference of the GenPharm Preferred Stock. The Articles provide that the holders of shares of Series I Preferred Stock are entitled to receive in a merger a preferential payment of $7.00 per share before any preferential payment is made to the holders of shares of the other series of GenPharm Preferred Stock. The Merger Agreement provides that, with respect to the payment of the Purchase Price to the holders of GenPharm Preferred Stock, each series of GenPharm Preferred Stock is to be treated equally with respect to each other series of GenPharm Preferred Stock. Therefore, the Articles are proposed to be amended such that the holders of Series I Preferred Stock are treated equally with the holders of the other series of GenPharm Preferred Stock. The proposed amendment is limited to the Merger Agreement, so that if the Merger were not to be consummated, the holders of Series I Preferred Stock would retain their senior preferential right. The effect of the amendment on holders of Series I Preferred Stock in the Merger is that if the Purchase Price, due to the adjustments described herein, were to be reduced to an amount below the aggregate Preference Amount of all series, having relinquished their senior preferential status, the holders of Series I Preferred Stock would be entitled to receive less than the full amount of the Series I preference amount.

    The second conflict relates to the method for determining the value of securities issued to holders of GenPharm Preferred Stock pursuant to a merger. The Articles provide that securities issued to the holders of GenPharm Preferred Stock shall be valued, for purposes of satisfying the preferential amount of each series, based on the average of the closing prices over the 30-day period ending three days prior to the closing of the Merger. The Merger Agreement provides that the fair market value of the Medarex Common Stock to be issued to the GenPharm shareholders pursuant to the Merger shall be equal to the average closing sales price of the Medarex Common Stock as reported on the Nasdaq National Market for the 10 trading days immediately preceding the date which is five trading days prior to the date the fair market value is to be determined for the purposes of making a distribution of Medarex Common Stock to the GenPharm shareholders. Therefore, the Articles are proposed to be amended to conform to the method for determining the fair market value of the shares of Medarex Common Stock as set forth in the Merger Agreement. This amendment will be effective only for determining the value of the Medarex Common Stock to be issued pursuant to the Merger and not with respect to the method for determining the value of any other securities issued to the holders of GenPharm Preferred Stock pursuant to any other liquidating event.

    The final conflict relates to GenPharm's notice obligations. The Articles provide that prior to the occurrence of a merger of GenPharm with another corporation, GenPharm must provide the holders of

GenPharm Preferred Stock with at least 20 days written notice prior to the record date fixed for determining which shareholders have the right to vote on the merger and which shareholders are entitled to the consideration to be exchanged pursuant to the merger. This requirement is not practicable for a merger with a publicly traded company such as Medarex, because GenPharm could not give such a notice without a substantial delay to the Merger schedule due to the uncertainties of the timing for review of this Prospectus/Consent Solicitation Statement by the Commission. Therefore the proposed amendment deletes this notice provision. The amendment will be effective only as applied to GenPharm's notice obligations in connection with the Merger.

         APPROVAL OF STOCK BONUS TO GENPHARM'S CHIEF EXECUTIVE OFFICER

GENERAL

    The shareholders of GenPharm are being asked to approve the payment of a stock bonus described below (the "Stock Bonus") to Jonathan J. MacQuitty, GenPharm's Chief Executive Officer. The Board of Directors of GenPharm has approved the Stock Bonus, as well as stock bonuses to the other GenPharm employees. Shareholder approval of the Stock Bonus is being solicited due to the fact that, if not approved by the shareholders, the Stock Bonus would result in adverse tax consequences to both GenPharm and Dr. MacQuitty under the "parachute" provisions of the Code. Under those provisions of the Code, compensation paid by a corporation to its officers and significant shareholders that are contingent on a change in control of the corporation and that exceed certain formula amounts may be characterized as "excess parachute payments." If the Stock Bonus constitutes an excess parachute payment, it will be nondeductible by GenPharm, and Dr. MacQuitty will be subject to a 20% excise tax (in addition to regular income tax) with respect to the Stock Bonus. However, an exception to the foregoing treatment applies if (i) the Stock Bonus is approved by a vote of holders of more than 75% of the voting power of all outstanding stock of GenPharm (excluding stock held by Dr. MacQuitty and certain related persons) immediately prior to the Effective Time of the Merger, and (ii) there is adequate disclosure to the shareholders of all material facts concerning the Stock Bonus.

    In the event that such shareholder approval is not obtained, Dr. MacQuitty will forfeit all rights to the Stock Bonus. An additional consequence would be that the tax deduction that would have been available to Medarex with respect to the Stock Bonus (had it been approved by the GenPharm shareholders) and would have reduced the tax liability associated with the Third Party Payments, will not be available. The resulting increase in the tax liability might cause a reduction in the Purchase Price. See the discussion of the Third Party Payment Adjustment under "The Merger Agreement--Manner and Basis of Converting Shares," "--Payment of Purchase Price" and "--Adjustments to Purchase Price." It is not possible at this time to determine whether a reduction in the Purchase Price would actually occur or, if so, the amount of such reduction.

    The Stock Bonus is payable to Dr. MacQuitty in conjunction with the Merger under a stock bonus plan covering all employees of GenPharm. Bonus payments under this plan will be payable in shares of Medarex Common Stock. The maximum aggregate value of the shares of Medarex Common Stock that are reserved for grant to the GenPharm employees is $2,275,000. Dr. MacQuitty is entitled under the plan to receive shares of Medarex Common Stock equal to 59.914% of the total, or a maximum of $1,363,045. Dr. MacQuitty will receive 149,785 of the Stock Bonus shares in 1997 and the balance (up to the maximum value of $1,363,045) at the end of 1998 if he does not voluntarily terminate his employment prior to the end of 1997. The aggregate value of the Medarex shares issuable to Dr.

MacQuitty and to the other employees will be reduced from the maximum amounts indicated above in proportion to any reduction to the Purchase Price.

    Approval by GenPharm shareholders of the Stock Bonus will not reduce the number of Medarex shares that GenPharm shareholders will receive upon consummation of the Merger. Likewise, shareholder failure to approve the Stock Bonus will not increase the number of Medarex shares issuable to GenPharm shareholders upon consummation of the Merger, nor will it increase the number of Medarex shares issued to any of the other GenPharm employees under the stock bonus plan.

VOTE REQUIRED FOR APPROVAL

    Approval of the Stock Bonus will require the affirmative Written Consents of the holders of more than 75% of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock voting together as a single class (the Preferred Stock voting on an as-converted basis) immediately before the Effective Time (excluding Dr. MacQuitty and any person whose stock ownership would be attributable to him under the Code).

    The GenPharm Board approved the stock bonus plan in recognition of the critically important contributions of the employees of GenPharm, especially Dr. MacQuitty, in sustaining GenPharm during the period of litigation with Cell Genesys and the downsizing and modification of GenPharm's business, the negotiated settlement of the litigation and the negotiation of the Merger Agreement with Medarex, thereby enabling the shareholders to realize the value of their investment. THE GENPHARM BOARD OF DIRECTORS HAS APPROVED THE STOCK BONUS AND RECOMMENDS THAT GENPHARM SHAREHOLDERS VOTE "FOR" APPROVAL OF THE STOCK BONUS.

                      STOCK PRICE AND DIVIDEND INFORMATION

    Medarex Common Stock has been traded on The Nasdaq National Market under the symbol "MEDX" since Medarex's initial public offering in June, 1991. Following the Merger, Medarex Common Stock will continue to be traded on The Nasdaq National Market under the symbol "MEDX." The following table sets forth the range of high and low sales prices for the Medarex Common Stock as reported on The Nasdaq National Market for the periods indicated.

Fiscal Year
-----------
                                            High    Low
                                           ------  -----
1995
----
First Quarter                              $ 4.13  $2.38
Second Quarter                             $ 6.50  $2.75
Third Quarter                              $ 7.63  $5.13
Fourth Quarter                             $ 7.50  $5.38

1996
----
First Quarter                              $ 8.00  $5.75
Second Quarter                             $12.25  $6.25
Third Quarter                              $ 9.00  $5.38
Fourth Quarter                             $ 9.00  $6.25

1997
----
First Quarter                              $10.00  $6.50
Second Quarter                             $ 8.75  $5.88
Third Quarter (through September 19, 1997) $ 6.75  $4.13

    On September 19, 1997 there were approximately 360 holders of record (which includes individual holders) and as of the last Shareholders' meeting, there were over 4,420 beneficial shareholders of the Company's Common Stock.

    The Medarex Board of Directors will review Medarex's dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to Medarex's earnings, financial conditions, capital requirements and other factors as the Medarex Board of Directors deems relevant. Medarex has not paid any dividends on Medarex Common Stock and does not anticipate paying dividends in the foreseeable future. Medarex intends to retain any earnings to finance its growth.

    On May 5, 1997, the last trading day prior to the announcement by Medarex and Genpharm that they had reached an agreement concerning the proposed Merger, the closing sale price of Medarex Common Stock as reported on The Nasdaq National Market was $8.50 per share. On September 19, 1997, the record date, the closing sale price of a share of Medarex Common Stock as reported on The Nasdaq National Market was $ 5.75.

There can be no assurance as to the actual price of Medarex Common Stock prior to, at, or at any time following the Effective Time.

    No established trading market exists for GenPharm Common Stock or GenPharm Preferred Stock. As of September 19, 1997, there were 116 holders of record of GenPharm Common Stock and 80 holders of record of GenPharm Preferred Stock and 68 holders of record of options to purchase shares of GenPharm Common Stock. GenPharm has never paid, and has no present intention to pay in the foreseeable future, any cash dividends on the GenPharm Common Stock.

    As of September 19, 1997, GenPharm executive officers and directors and their affiliates owned an aggregate of 625,198 shares of GenPharm Common Stock and 4,015,768 shares of GenPharm Preferred Stock as well as vested and unvested options to purchase an additional 123,127 shares of GenPharm Common Stock. Based upon the closing price of Medarex Common Stock on September 19, 1997 of $5.75 and assuming the exercise of outstanding options to purchase GenPharm Common Stock, the aggregate dollar value of the Medarex Common Stock to be received by GenPharm officers and directors and their affiliates is approximately $10,764,901.

                              MEDAREX AND GENPHARM
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the Merger under the purchase method of accounting. The unaudited pro forma combined condensed financial statements are derived from and should be read in conjunction with the respective historical financial statements and the notes thereto of Medarex and GenPharm, which are incorporated by reference in or included elsewhere in this Prospectus/Consent Solicitation Statement. The unaudited pro forma combined condensed balance sheet combines Medarex's June 30, 1997 unaudited balance sheet with GenPharm's June 30, 1997 unaudited balance sheet. The unaudited pro forma combined condensed statements of operations combine Medarex's historical condensed statements of operations for the year ended December 31, 1996 and the unaudited six months ended June 30, 1997 with the corresponding GenPharm historical condensed statements of operations for the year ended December 31, 1996 and the unaudited six months ended June 30, 1997, respectively. The pro forma adjustments have been applied to the financial information derived from the financial statements of Medarex and GenPharm to account for the Merger as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, with appropriate recognition given to the effect of current interest rates and income taxes. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 also combines the Houston Biotechnology Incorporated ("HBI") historical condensed statement of operations for the year ended December 31, 1996 as Medarex completed its acquisition of HBI on February 28, 1997.

    The unaudited pro forma condensed combined financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of GenPharm based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial statements after valuations and other procedures to be performed after the closing of the Merger. Medarex does not expect that the final allocation of the aggregate Purchase Price for the Merger will differ materially from the preliminary allocations. In the opinion of Medarex, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the Merger.

    As a result of the Merger, Medarex expects to record a nonrecurring charge to operations for acquired in-process technology estimated at approximately $29.3 million. The charge for acquired in-process technology has been reflected in the unaudited pro forma condensed combined balance sheet, but excluded from the unaudited pro forma condensed combined statements of operations because the charge is nonrecurring. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                 MEDAREX, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               JUNE 30, 1997
                                  (UNAUDITED)

                                                                         Acquisition
                                                                          Pro Forma
                                          Medarex       GenPharm         Adjustments          Total
                                       -------------  -------------  -------------------  -------------
Assets
Current assets:
  Cash and cash equivalents            $  1,377,537   $  4,441,511                        $  5,819,048
  Marketable securities                  23,100,410            ---                          23,100,410
  Other current assets                      937,184        393,055                           1,330,239
                                       ------------   ------------                        ------------
    Total current assets                 25,415,131      4,834,566                          30,249,697

Property and equipment, net               1,157,411        162,629                           1,320,040
Note receivable                                         15,000,000                          15,000,000
Other assets                              2,249,270            ---                           2,249,270
                                       ------------   ------------                        ------------
  Total assets                         $ 28,821,812   $ 19,997,195                        $ 48,819,007
                                       ============   ============                        ============

Liabilities and Stockholders'
  Equity
Current liabilities                    $  2,144,341   $    795,559      9,275,995/(2)/    $ 12,215,895
Accrued litigation expense                      ---        800,000                             800,000
Unearned income                                 ---        487,500                             487,500

Other long-term obligations                  85,917            ---     26,151,150/(2)/      26,237,067

Stockholders' equity:
  Preferred Stock                               ---     39,837,292    (39,837,292)/(2)/            ---
  Common Stock                              186,595        289,552       (269,552)/(2)/        206,595
  Capital in excess of par value         74,208,808            ---     11,762,000/(2)/      85,970,808
  Unrealized gain on securities             120,148            ---                             120,148
  Accumulated deficit                   (47,923,997)   (22,212,708)   (7,082,301) /(3)/    (77,219,006)
                                       ------------   ------------   ------------------   ------------
Total stockholders' equity               26,591,554     17,914,136          (35,427,145)     9,078,545
                                       ------------   ------------                        ------------
Total liabilities and stockholders'    $ 28,821,812   $ 19,997,195                        $ 48,819,007
 equity                                ============   ============                        ============


   See notes to unaudited pro forma combined condensed financial statements.

                                 MEDAREX, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                           FOR THE SIX MONTHS ENDED

                                 JUNE 30, 1997
                                  (UNAUDITED)

                                                                     Acquisition
                                                                      Pro Forma
                                           Medarex       GenPharm    Adjustments         Total
                                        -------------  ------------  ------------  -----------------
Contract and license revenues           $    821,620   $ 1,672,212                 $      2,493,832
Other revenue                                106,360        88,225                          194,585
                                        ------------   -----------                 ----------------
  Total revenues                             927,980     1,760,437                        2,688,417

Costs and expenses
  Research and development                 5,646,279     1,003,545                        6,649,824
  General, administrative and
   litigation                              1,691,893     5,565,730                        7,257,623

  Acquisition of in-process
    technology                            10,750,465           ---                       10,750,465
  Other                                       77,597           ---                           77,597
                                        ------------   -----------                 ----------------
    Operating income (loss)              (17,238,254)   (4,808,838)                     (22,047,092)
                                                                                   ----------------

Cross license settlement                                22,500,000                       22,500,000
Interest, dividend income and other,
 net                                         805,519       309,004                        1,114,523

Provision for income taxes                       ---      (400,000)  400,000/(5)/               ---
                                        ------------   -----------                 ----------------
  Net income (loss)                     $(16,432,735)  $17,600,166                 $ 1,567,431/(5)/
                                        ============   ===========                 ================

Net income (loss) per share                   $(0.90)        $1.70                    $0.07/(5)(6)/
                                        ============   ===========                 ================
Shares used in computation of net
 income (loss) per share                  18,312,504    10,353,008                  21,302,644/(5)/
                                        ============   ===========                 ================


        See notes to pro forma combined condensed financial statements.

                                 MEDAREX, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                 HBI                                     GenPharm
                                                             Acquisition     ProForma                  Acquisition
                                                               ProForma      Medarex                    Pro Forma
                                   Medarex       HBI/(7)/    Adjustments     and HBI       GenPharm    Adjustments
                                 ------------  ------------  ------------  ------------  ------------  ------------

Contract and license revenues    $ 1,626,191   $ 1,235,000                 $ 2,861,191   $ 3,199,600
Research grants                                                                            2,941,075
Other revenue                        255,217        85,421                     340,638           ---
                                 -----------   -----------                 -----------   -----------
  Total revenues                   1,881,408     1,320,421                   3,201,829     6,140,675

Costs and expenses
  Research and                     7,596,273     1,552,936                   9,149,209     2,372,531
   development
  General, administrative
   and litigation                  2,558,596       830,584                   3,389,180     1,244,585

  Other                              131,576                                   131,576           ---
                                 -----------                               -----------   -----------
  Operating income (loss)         (8,405,037)   (1,063,099)                 (9,468,136)    2,523,559

Interest and dividend income,      1,536,544        18,117                   1,554,661       (66,251)
 net
Other                                                                                        (20,783)
Provision for income taxes               ---           ---                         ---       (45,000)   45,000/(3)/
                                 -----------   -----------                 -----------   -----------
  Net income (loss)              $(6,868,493)  $(1,044,982)                $(7,913,475)  $ 2,391,525
                                 ===========   ===========                 ===========   ===========

Net income (loss) per share           $(0.45)       $(0.19)                     $(0.49)        $0.24
                                 ===========   ===========                 ===========   ===========
Shares used in computation of
 net loss per share               15,288,754     5,638,707                  16,314,999    10,136,962
                                 ===========   ===========                 ===========   ===========

                                       ProForma
                                     Medarex, HBI
                                          and
                                       GenPharm


Contract and license revenues     $        6,060,791
Research grants                            2,941,075
Other revenue                                340,638
                                  ------------------
  Total revenues                           9,342,504

Costs and expenses
  Research and                            11,521,740
   development
  General, administrative
   and litigation                          4,633,765

  Other                                      131,576
                                  ------------------
  Operating income (loss)                 (6,944,577)

Interest and dividend income,              1,488,410
 net
Other                                        (20,783)
Provision for income taxes                       ---
                                  ------------------
  Net income (loss)                      $(5,476,950)
                                  ==================

Net income (loss) per share             $(0.30)/(4)/
                                  ==================
Shares used in computation of
 net loss per share                       18,314,999
                                       =============

        See notes to pro forma combined condensed financial statements.

           Notes to Pro Forma Combined Condensed Financial Statements
                                  (Unaudited)

(1) Medarex will acquire all of the assets and liabilities of GenPharm in exchange for up to $62.7 million of Medarex Common Stock valued as of the time of distribution to GenPharm shareholders. Based on Medarex's share price on September 19, 1997 of $5.75 per share, Medarex would issue 8,300,000 shares of Medarex Common Stock for the non-contingent portion of the acquisition. The total cost of the proposed acquisition is anticipated to be approximately $47.7 million, including tangible assets acquired of $19,997,195, liabilities assumed of $2,083,059 and estimated transaction costs and other costs, including facility consolidation and reductions in workforce of $2,335,000; excluding $15,000,000 of contingent purchase price (and offset by $800,000 of related contingent legal fees). The contingent purchase price of $15,000,000 is based upon certain conditions related to the receipt by GenPharm of its first relevant patent in the European Patent Office and Japan and the related cash receipt of $7,500,000 for each from Xenotech and Japan Tobacco. These pro forma financial statements exclude the impact of any contingent purchase price.

    Medarex will record a charge to operations for the amount of in-process technology of $29,295,009 upon the consummation of the proposed acquisition.

(2) The pro forma combined condensed balance sheet includes the adjustments necessary as if the acquisition had occurred on June 30, 1997 to reflect the preliminary allocation of the cost of the proposed acquisition to the fair value of the net assets acquired, accrual of certain other acquisition-related liabilities and the issuance of Medarex Common Stock as discussed in
    Note 1 and the elimination of GenPharm's equity accounts.

          These adjustments are summarized as follows:

          (a) Elimination of GenPharm equity accounts:

              Preferred stock      $(39,837,292)
              Common stock             (289,552)
              Accumulated deficit   (22,212,708)

          (b) Accrual of certain acquisition related costs: $2,335,000


          (c) Charge to operations for in-process technology (as per an
              independent valuation):   $29,295,009

          (d) Issuance of Medarex Common Stock and Medarex options as discussed in Note 1. The value of the shares has been computed based on the closing price of Medarex Common Stock on September 19, 1997 of $5.75 per share. (The acquisition will be based on the Medarex Common Stock price on the Closing Date in accordance with the Merger Agreement). A value of $282,000 has been assigned to the Medarex warrants and options. Based upon the closing price of the Medarex Common Stock on September 19, 1997 of $5.75 per share Medarex would be required to issue

            8,300,000 shares of its Common Stock to acquire all of the outstanding GenPharm Preferred Stock and GenPharm Common Stock. On the closing date, 2,000,000 shares of Medarex Common Stock will be issued. On the Initial Placement Date (to occur no later than December 31, 1997), Medarex will issue an additional 1,250,000 shares of Common Stock with the remaining 5,050,000 shares of Medarex Common Stock issued during 1998 or 1999. This calculation does not include any contingent payments of up to $15,000,000 based on certain conditions of patent awards to GenPharm and related cash received by GenPharm. Payment of the Purchase Price may, under certain circumstances, be in the form of cash or Medarex Common Stock at the option of Medarex. The current and long-term liabilities have been discounted assuming payment dates of December 31, 1997 and 1998, respectively.

               Medarex Common Stock              $    20,000
               Capital in excess of par value    $11,762,000

               Current liabilities               $ 6,940,995
               Long-term liabilities             $26,151,150

(3) The pro forma combined condensed statement of operations for the year ended December 31, 1996 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

          The adjustments are summarized as follows:



          Elimination of certain GenPharm provision for income taxes of $45,000 for the year ended December 31, 1996.

(4) The pro forma combined condensed statement of operations for the year ended December 31, 1996 excludes write-off of acquired in-process technology of $29,295,009 and also excludes a one-time charge for the GenPharm stock bonus plan of $2,275,000.

(5) The pro forma combined condensed statement of operations for the six months ended June 30, 1997 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

          The adjustments are summarized as follows:



          Elimination of certain GenPharm provision for income taxes of $400,000 for the six months ended June 30, 1997.

    The net income (loss) per share and the shares used in computing net loss per share for the year ended December 31, 1996 and the six months ended June 30, 1997 are based upon the historical weighted average common shares and dilutive common share equivalents outstanding for the respective periods adjusted to reflect, as of January 1, 1996, the issuance of 2,000,000 shares of Medarex Common Stock on the Closing Date as described in Note 2. The pro forma weighted average shares outstanding for the six months ending June 30, 1997 include Medarex common stock equivalents of 990,140.

(6) Cross license settlement income of $22,500,000 and related litigation fees and expenses of $4,726,933 (included within General and Administrative expenses) are not expected to occur in the future and without this cross license settlement income and the related litigation fees and expenses the pro forma net loss for the six months ended June 30, 1997 would have been $(16,205,636) or $(0.76) per share.

(7) On February 28, 1997 Medarex completed its acquisition of HBI for 1,026,245 shares of Medarex Common Stock, options and warrants valued at approximately $550,000 and assumed certain liabilities in excess of assets acquired. The pro forma combined condensed statement of operations for the year ended December 31, 1996 includes all adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1996.

    The pro forma combined condensed statement of operations for the year ended December 31, 1996 excludes the write-off of acquired in-process technology of $10,750,465.

                    SELECTED INFORMATION CONCERNING MEDAREX

    Medarex is a biotechnology company developing therapeutic products for cancer, AIDS and other life-threatening diseases based on proprietary technology in the field of immunology. Medarex's products are designed either to enhance and direct a specific immune response or to block or diminish an undesirable immunological activity. Medarex's broad technology platform has led to several products now in clinical trails and to four strategic alliances and has the potential to provide the foundation for new products and new strategic alliances in various therapeutic areas. At present, Medarex has seven products in thirteen human clinical trials for the treatment of breast cancer, prostate cancer, kidney cancer, head and neck cancer and a variety of other solid tumor cancers, leukemia, AIDS and certain autoimmune conditions and the prevention of secondary cataracts. Medarex is developing four of its products through strategic alliances with Novartis Inc., of Basel, Switzerland ("Novartis"), Merck KGaA, of Darmstadt, Germany ("E. Merck") and Centeon, L.L.C., of King of Prussia, Pennsylvania ("Centeon") and Santen Pharmaceuticals Co. Ltd., Osaka, Japan ("Santen").

    Medarex's principal products under development are bispecific; that is, they are designed to attach to both disease targets and immune system killer cells simultaneously. This dual binding ability is essentially a target-trigger combination in which one portion of the Bispecific binds to a Trigger molecule on killer cells and the other targets and binds to the tumor cell or infectious agent (a "pathogen") to be eliminated. After joining the killer cell and the tumor cell or pathogen, the Bispecific triggers the killer cell's destruction of the target. Based on early clinical trial results, management believes that its Bispecifics have the potential to cause the destruction of tumors and pathogens that ordinarily might escape detection by the body's immune system. See "Risk Factors."

    The Trigger portion of Medarex's Bispecific products may be linked to a variety of different targeting mechanisms, such as recombinant proteins, single chain antibodies and antibody fragments. For this reason, Medarex believes that its Bispecifics may be designed for the treatment of a wide range of cancers, viruses, bacteria and parasites. Medarex has patented the Trigger molecule and has obtained licenses to a number of targeting mechanisms.

    In April 1996, Medarex entered into a strategic alliance with Centeon for the development of MDX-33 for the treatment of autoimmune hematological disorders. Pursuant to the collaboration, Centeon has licensed MDX-33, the Company's monoclonal antibody therapeutic used in down-regulating parts of the immune system, on a world wide basis for diseases like Idiopathic Thrombocytopenia Purpura (ITP). MDX-33 is currently in Phase I clinical trials.

    In May 1995, Medarex entered into a strategic alliance with Novartis pursuant to which Novartis obtained a worldwide exclusive license to MDX-210, Medarex's Bispecific therapeutic for tumors that overexpress an antigen known as HER-2. These tumors include a significant number of breast, ovarian, prostate, kidney and other tumors. MDX-210 is currently in Phase II clinical trials.

    In 1994, Medarex entered into an collaborative arrangement with E. Merck pursuant to which Medarex is developing MDX-447 for the treatment of cancers that overexpress the epidermal growth factor receptor ("EGF-R"). Cancers in which EGF-R is overexpressed include head and neck, breast, brain, non-small cell long and bladder tumors. MDX-447 is currently in Phase I/II clinical trails.

    Medarex is currently in discussion with biotechnology and pharmaceutical companies collaborations for the creation and development of additional Bispecific products.

    Medarex believes that its Bispecific products may also act as therapeutic vaccines. In addition to destroying the target cells, they may stimulate the patient's own immune system to generate a further active immune response leading to the production of specific antibodies and killer cells that may cause on-going destruction of the tumor or pathogen. Research programs are also underway to develop Bispecific products as tumor vaccines. See "Risk Factors."

    On February 28,1997, Medarex acquired HBI pursuant to an Agreement and Plan of Merger entered into on December 18,1996 (the "Houston Merger Agreement"). Under the terms of the Houston Merger Agreement, Medarex issued 1,026,245 shares of Medarex Common Stock in exchange for the 5,638,707 outstanding shares of common stock of HBI. In accordance with the terms of the Houston Merger Agreement, HBI became a wholly-owned subsidiary of Medarex.

    HBI is developing monoclonal and other biopharmaceutical products to prevent secondary cataracts and to treat glaucoma, disorders that impair or destroy human vision. In December 1995, HBI entered into a strategic alliance with Santen for the development of MDX-RA to prevent the formation of secondary cataract. Pursuant to the collaboration, Santen has obtained the exclusive marketing rights of MDX-RA in Japan. MDX-RA is currently in Phase II clinical trials.

    Additional information concerning Medarex and its subsidiaries is contained in Medarex's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Report for the period ended June 30, 1997, and its other public filings. See "Available Information" and "Incorporation by Reference."

DESCRIPTION OF MEDAREX CAPITAL STOCK

    MEDAREX COMMON STOCK. Medarex is authorized to issue 40,000,000 shares of Medarex Common Stock. As of September 19, 1997, there were 18,659,475 shares of Medarex Common Stock issued and outstanding and Medarex had approximately 360 holders of record. The transfer agent and registrar for the Medarex Common Stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

    VOTING. Each share of Medarex Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of Medarex Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of Medarex and holders of the remaining shares by themselves cannot elect any directors. The holders of Medarex Common Stock do not have preemptive rights or rights to convert their Medarex Common Stock into other securities. Holders of Medarex Common Stock are entitled to receive ratably such dividends as may be declared by the Medarex Board of Directors out of funds legally available therefor. In the event of a liquidations, dissolution or winding up of Medarex, holders of Medarex Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Medarex Common Stock outstanding (including the shares of Medarex Common Stock to be issued in the Merger) are, or will be upon issuance, fully paid and non-assessable.

    MEDAREX PREFERRED STOCK. Medarex's authorized preferred stock consist of 2,000,000 shares, par value $1.00 per share. There are currently no shares of preferred stock issued and outstanding. Medarex's Charter grants the Medarex Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and (i) to fix the number of shares constituting any such series, the voting powers, if any, designations, references, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable, (ii) whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable into securities of Medarex, and (iii) the liquidation preferences, if any, of such series, without further vote or action by the shareholders. For example, the Medarex Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to the Medarex Charter or any other proposed corporate action, including business combinations and other transactions. The Medarex Board of Directors currently does not contemplate the issuance of any preferred stock and is no aware of any pending or proposed transactions that would be affected by such issuance.

    CERTAIN SPECIAL CHARTER AND BY-LAW PROVISIONS. The Medarex Charter and Medarex By-Laws as in effect on the date hereof contain certain provisions that may delay, defer or prevent a change in control of Medarex. Specifically, the Board of Directors is classified. Directors are elected for three year terms with only one class of board members elected each year. In addition, the Medarex By-Laws provide that special meetings of shareholders may be called only by the President, the Chairman of the Board of Directors, the Board of Directors or by the holders of not less than 33% of the Medarex capital stock entitled to vote at such meetings.

    Furthermore, the Medarex Charter incorporates all of the provisions of the New Jersey Shareholders Protection Act (the "NJ Protection Act"), which provides that a resident New Jersey corporation such as Medarex may not engage in certain Business Combinations with any Interested Shareholder, as such terms are defined therein, for a period of five years following the date (the "Acquisition Date") that such Interested Shareholder becomes the owner, directly or indirectly, of 10% or more of the voting power of Medarex, unless (i) such transaction is approved by the Medarex Board of Directors prior to he Acquisition Date, or (ii) the holders of two-thirds (66 2/3%) of the voting stock of Medarex, excluding the shares of the Interested Shareholder, approve such transaction. The NJ Protection Act also precludes the purchase by Medarex (except as hereinafter noted) at a premium over market of any of its voting stock from an Interested Shareholder who has owned such securities for less than five years. Notwithstanding the foregoing, such a purchase would be permitted if (i) the same offer were made to all other holders of the same kind of securities, (ii) the transaction were approved by the holders 66 2/3% of the outstanding voting stock of Medarex excluding the shares of any Interested Shareholder, or (iii) the Board of Directors of Medarex approved the transaction prior to such Interested Shareholder's Acquisition Date. The Medarex Charter does not provide for any additional anti-takeover protection other than those set forth in the NJ Protection Act. Also see "Comparison of Shareholder Rights--Shareholder Protection Legislation."

SHARES ELIGIBLE FOR FUTURE SALE

    As of September 19, 1997, Medarex had 18,659,475 shares of Medarex Common Stock outstanding, without taking into account shares of Medarex Common Stock issuable upon exercise of outstanding options and warrants. Medarex has filed registration statements on Form S-3 under the Securities Act relating to 1,210,888 shares of Medarex Common Stock being offered by certain selling security holders. Such shares of Medarex Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares, if any, held by "affiliates" of Medarex which shares will be subject to resale limitations of Rule 144.

    Of such 18,659,475 shares of Medarex Common Stock outstanding, 3,130,263 shares (the "Restricted Shares") were issued and sold by Medarex in private transactions in reliance upon one or more exemptions contained in the Securities Act or upon the exercise of stock options. The Restricted Shares are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold pursuant to Rule 144. All of the Restricted Shares have been held for more than two years and are eligible for public sale in accordance with the requirements of Rule 144, as described below.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates od Medarex, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by Medarex or acquisition from an affiliate, may sell such securities in brokers' transaction or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding shares of Medarex Common Stock or the average weekly trading volume of the Medarex Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about Medarex. After three years have elapsed from the later of the issuance of restricted securities by Medarex and their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

    Medarex has filed registration statements under the Securities Act on Form S-8 to register the shares of Medarex Common Stock issuable under its Amended and Restated 1987 Stock Option Plan (282,450 shares), Amended and Restated EMP Plan (451,500), Amended and Restated 1991 Stock Option Plan (250,000), 1992 Stock Option Plan (250,000 shares), 1994 Stock Option Plan (300,000 shares), 1995 Stock Option Plan (350,000 shares), 1996 Stock Option Plan (350,000 shares) and intends to file a Registration Statement on Form S-8 for the 1997 Stock Option Plan (750,000 shares). Shares issued under such plans other than shares issued to affiliates of Medarex, will be freely tradeable in the public market. In addition, Medarex has filed a registration statement under the Securities Act on Form S-8 to register up to 193,500 shares of Medarex Common Stock issuable under the outstanding HBI options assumed by Medarex. Such shares will be freely tradeable in the public market.

    In addition, up to 822,924 shares of Medarex's Common Stock issuable upon the exercise of the HBI Warrants assumed by Medarex under the terms of the Houston Merger Agreement have been registered pursuant to a Registration Statement on Form S-4. Said shares will be freely tradeable without restriction or further registration under the Securities Act.

          No predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market prices prevailing from time to time. Moreover, Medarex cannot predict the number of shares of Medarex Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend upon, among other factors, the market prices of the Medarex Common Stock and the individual circumstances of the holders thereof. Nevertheless, sales of substantial amounts of the Medarex Common Stock in the public market following the offering made hereby could have a significant adverse effect on prevailing market prices and could impair Medarex's future ability to raise capital through the sale of its equity securities. See "Risk Factors--Possible Volatility of Securities Prices."

                    SELECTED INFORMATION CONCERNING GENPHARM

GENERAL

    GenPharm is engaged in the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Transgenic animals are animals into which new genetic material has been introduced at an early embryonic stage. GenPharm's strategy is to develop proprietary systems for the generation of human antibody products using transgenic animals.
GenPharm expects that, using its transgenic mice containing human antibody genes together with standard laboratory techniques, it will be able to generate human therapeutic monoclonal antibodies to various antigens, including human antigens.

    GenPharm believes that the complex biological process by which humans make antibodies can be functionally replicated by the immune system of suitably modified transgenic mice. GenPharm has identified a subset of human antibody genes and has combined these genes to form proprietary transgenes. These transgenes have been introduced into mice to develop several lines of proprietary transgenic mice. Separately, GenPharm has inactivated mouse antibody genes using proprietary gene targeting techniques. GenPharm has combined mice having these different genetic backgrounds by cross breeding and other techniques and has demonstrated that the resulting cross-bred, transgenic mice ("HUMAb-Mouse/TM/") and their offspring are capable of generating human sequence antibodies ("HUMAbs") to various antigens including human antigens. Analysis of these HuMab-Mouse strains indicates that the human genes in theses mice are expressed in a manner similar to their expression in humans.

    GenPharm believes that these HuMAbs will be less likely to cause allergic or similar reactions and will remain effective longer in patients than most monoclonal antibody products under development, which contain some mouse or animal protein. GenPharm is developing HuMAbs which it believes may be useful for treatment of certain autoimmune disorders such as rheumatoid arthritis and psoriasis, and for organ transplant rejection. GenPharm expects to file an IND application with the FDA for the first of its human monoclonal antibodies in 1998.

    In March 1997, GenPharm entered into the Cross-License Agreement with Cell Genesys, Abgenix, Xenotech and Japan Tobacco for human monoclonal antibody technology. Included in the Cross-License Agreement is a worldwide royalty-free cross license to all issued and related patent applications pertaining to the generation of fully human monoclonal antibodies in genetically modified strains of mice. The Cross-License Agreement settles all related litigations and claims between the parties, which began in February 1994, and provides for payments to GenPharm as follows:

    a) A note from Cell Genesys due September 30, 1998 for $15 million bearing interest at 7% per annum. The note is convertible into Cell Genesys common stock at $9.00 per share. This conversion price is subject to reset in twelve months;

    b) Two potential milestone payments of $7.5 million each. The payments are triggered by the issuance of certain patents to GenPharm in Europe and Japan, respectively. The latter payment can also be triggered following an issuance of certain patents in the United States. These payments are to be made by Xenotech, an equal joint venture of Abgenix and Japan Tobacco; and

    c) Cash payments aggregating $7.5 million from Xenotech and Japan Tobacco to be made within 15 days of the execution of the Cross-License Agreement. These payments were received by GenPharm in April
          1997.

    In February 1997, GenPharm entered into a Research and Commercialization Agreement (the "Centocor Agreement") with Centocor, Inc. ("Centocor"). The collaboration is focused on developing completely human antibodies to four unnamed antigens. The Centocor Agreement provides for research payments to be paid to GenPharm, as well as two equity investments totalling $4 million. In addition GenPharm will receive up to $4 million upon the exercise of Centocor's option for commercial rights to such antibodies together with up to a further $48 million upon the achievement of various clinical milestones with respect to these antibodies. In turn, Centocor will have worldwide marketing and manufacturing rights to any resulting antibodies for which they have exercised their option for commercial rights, subject to the payment of royalties to GenPharm.

    In September 1996, GenPharm and Genencor International, Inc. ("Genencor") entered into a joint program of research and development directed toward the development and generation of transgenic immunomodified mice suitable for use in studies of human allergenicity of non-therapeutic proteins or peptides. The terms of this agreement continue until December 31, 1997. Genencor pays for the direct and indirect costs of the program including all reasonable supplies and services. Genencor owns the intellectual property arising out of the program.

    GenPharm spun off its majority interest in its wholly-owned subsidiary Gene Pharming Europe B.V. ("Pharming") in April 1995 in order to facilitate the separate financing of Pharming. GenPharm contributed approximately $1.4 million of certain net assets related to the operations of Pharming after it had converted intercompany debt of approximately $21.3 million into equity in Pharming. During 1996, GenPharm and Pharming entered into a technology cross-license agreement. This agreement provided GenPharm with approximately $1.8 million and a license to certain Pharming patent rights concerning homologous recombination. In return Pharming received a sublicense to certain GenPharm patent rights for transgenic rabbits, goats, sheep and cattle.

    In January 1995, GenPharm entered into a collaboration with LeukoSite, Inc. ("LeukoSite") to produce human antibodies from Genpharm's HuMAb-Mouse against specified antigens (the "LeukoSite Agreement"). The term of the LeukoSite Agreement and the research program to be conducted thereunder (the "Research Program") were extended pursuant to certain amendments executed in 1996. Each party is responsible for their own costs of work to be performed and materials to be supplied under the Research Program. The companies will share worldwide commercial rights for human antibodies which result from the collaboration. The first human antibodies from the collaboration are in the pre-clinical phase.

          In May 1993, GenPharm entered into a collaborative agreement with Eisai Co., Ltd. ("Eisai"), a leading Japanese healthcare company, to fund the development and initial manufacturing of a human antibody product to a specific antigen (the "Eisai Agreement"). The Eisai Agreement and subsequent amendments provide for $12 million of research payments to GenPharm, as well as a further $18.5 million of milestone and other payments. To date, GenPharm has received research and milestone payments totalling $12.8 million. GenPharm expects to file an IND with the FDA in 1998 for the first of the HuMAb products developed through this collaboration. Eisai has exclusive marketing rights for Japan and for countries in Asia and Europe. GenPharm has retained marketing rights for North America and the remaining parts of the world. GenPharm will receive royalty payments on Eisai sales as well as payments for providing bulk product to Eisai.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GENPHARM

    The following selected financial data for the five years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from audited financial statements of GenPharm. The financial data for the six months ended June 30, 1997 and 1996 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which GenPharm considers necessary for a fair presentation of its financial condition and results of operations for such periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This selected financial data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus/Consent Solicitation Statement.

                                                                (In thousands, except per share data)
                                               Six Months Ended
                                                   June 30,                        Year Ended December 31,
                                            ----------------------  -----------------------------------------------------
                                             1997/(2)/     1996       1996       1995       1994       1993       1992
                                            -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues                                    $    1,760   $  2,981   $  6,141   $  2,660   $  4,728   $  5,248   $    432
Expenses:
 Research and development                        1,003        924      2,373      3,794      7,281      6,438      3,594
 Marketing, general and administrative             839        356        634        984      1,879      1,756      2,357
 Litigation and restructuring                    4,727        512        611      5,728        880        ---        ---
                                            ----------   --------   --------   --------   --------   --------   --------
  Total operating expenses                       6,569      1,792      3,618     10,506     10,040      8,194      5,951
                                            ----------   --------   --------   --------   --------   --------   --------
Other income (expense), net                     22,809         33        (87)       768       (261)        (9)       537
Provision for income taxes                         400         20         45        ---        ---        ---        ---
                                            ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations        17,600      1,202      2,391     (7,078)    (5,573)    (2,955)    (4,982)
Discontinued operations/(1)/                       ---        ---        ---     (2,723)    (4,313)    (4,094)    (2,309)
                                            ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)                         $   17,600   $  1,202   $  2,391   $ (9,801)  $ (9,886)  $ (7,049)  $ (7,291)
                                            ==========   ========   ========   ========   ========   ========   ========
Per share data:
 Income (loss) from continuing
  operations                                     $1.70      $0.12      $0.24     $(6.40)    $(5.27)    $(2.89)    $(5.07)

 Loss from discontinued operations                 ---        ---        ---      (2.46)     (4.07)     (4.00)     (2.35)
                                            ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)                              $1.70      $0.12      $0.24     $(8.86)    $(9.34)    $(6.89)    $(7.42)
                                            ==========   ========   ========   ========   ========   ========   ========
Weighted average common shares
 and equivalents used in per share data         10,353     10,131     10,137      1,106      1,059      1,024        983
BALANCE SHEET DATA:
Cash and cash equivalents                   $    4,441   $  1,623   $  1,971   $    459   $  5,208   $  5,435   $  5,787
Total assets                                    19,997      2,495      2,363      1,427     14,284     16,711     21,640
Long term debt and capital lease
 obligations                                       ---        327        ---        354      1,466      3,355      4,244
Common Stock                                       289        237        241        227        876        863        814
Preferred Stock                                 39,838     39,838     39,838     39,838     37,913     30,095     27,802
Accumulated deficit                            (22,213)   (41,002)   (39,813)   (42,204)   (32,403)   (22,517)   (15,468)
Translation adjustment                                                                         348        221        415
Shareholders equity                             17,914       (927)       266     (2,139)     6,734      8,662     13,563
----------------------------

(1) Results of Gene Pharming Europe B.V.

(2) Includes $22.5 million of other income which is comprised of a $15 million note from Cell Genesys, Inc. and an aggregate of $7.5 million received from Xenotech L.P. and Japan Tobacco Inc. per agreement of March 26, 1997 as well as associated accrued legal costs.

                      GENPHARM MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Since inception in December 1988, GenPharm has been engaged primarily in the application of transgenic animal technology to the development of human antibody products for therapeutic uses. Pharming, GenPharm's wholly owned subsidiary in the Netherlands from 1988 through April 1995, applied transgenic animal technology to the development of production systems for human protein products. Revenues primarily consisted of payments under research and collaborative agreements as well as government grants through 1995. In addition, the litigation settlement and technology sales and licenses have provided income since 1995.

    In 1994, a competitor filed a lawsuit against GenPharm alleging misappropriation of trade secrets. GenPharm denied these allegations, filed a cross complaint, and in 1996 commenced a civil action asserting violations of antitrust laws. In October 1996 and January 1997, GenPharm filed patent infringement suits against a wholly owned subsidiary of the competitor. The competitor voluntarily withdrew its lawsuit in January 1997 and the parties entered into the Cross-License Agreement on March 26, 1997. As a result of the litigation, GenPharm was unable to obtain financing adequate to sustain its various research projects. During 1995, GenPharm spun-off a majority interest in its wholly owned subsidiary, Pharming, sold its research animal model business, sold a majority of its operating equipment, furniture and leasehold improvements, reduced its work force, and relocated its continuing operations to smaller facilities.

    GenPharm was unprofitable through 1995. GenPharm achieved profitability for the year ended December 31, 1996 and the six months ended June 30, 1997 from revenues resulting from numerous technology sales and cross license agreements in addition to payments under research agreements and the litigation settlement. As of December 31, 1996 and June 30, 1997, GenPharm's accumulated deficit was approximately $39.8 million and approximately $22.2 million, respectively. The difference of approximately $17.6 million is primarily a result of the Cross-License Agreement signed in March 1997 less associated legal fees and costs. GenPharm's principal sources of capital have been private placements of preferred stock, long-term debt and capital leases, contract and license revenues and government grants. GenPharm's business is subject to substantial risks. See "Risk Factors--Risks Related to GenPharm."

RESULTS OF OPERATIONS

Six months ended June 30, 1996 and 1997
---------------------------------------

    Revenues for the six month period ended June 30, 1997 were approximately $1.8 million compared to approximately $3.0 million for the six month period ended June 30, 1996. Revenue decreased approximately $1.2 million or 41%. The decrease is primarily due to revenue of approximately $1.2 million recognized in 1996 under an amendment to the Eisai Co., Ltd. ("Eisai") collaboration agreement for achievement of milestones and for certain marketing rights in the technology developed under this agreement.

    Research and development expenses for the six month period ended June 30, 1997 were approximately $1.0 million compared to approximately $924,000 for the six months ended June 30, 1996, an increase of approximately $79,000 or 9%. The increase is principally due to increased patent costs and expenses associated with the research collaboration with Eisai.

    General and administrative expenses for the six month period ended June 30, 1997 were approximately $839,000 and were approximately $356,000 for the six month period ended June 30, 1996, an increase of approximately $483,000 or 136% primarily due to a payment of $306,000 in legal fees pertaining to a 1994 initial public offering attempt becoming payable following settlement of the litigation and professional fees and costs associated with the Medarex Merger Agreement.

    Litigation expenses for the six month period ended June 30, 1997 were approximately $4.7 million as compared to $512,000 for the six month period ended June 30, 1996. The increase of $4.2 million represents legal fees and cost reimbursements due to the legal counsel representing GenPharm in the Cell-Genesys litigation on a contingent fee basis.

    Settlement and cross-license income of $22.5 million for the six month period ended June 30, 1997 relates to the Cross-License Agreement signed on March 26, 1997. The agreement provided a $7.5 million cash payment to GenPharm and a $15 million note from Cell Genesys plus interest due September 1998.

    Interest income for the six month period ended June 30, 1997 was $336,000 compared to $6,000 for the six month period ended June 30, 1996, an increase of approximately $330,000. The increase is due to the increase in cash available during the period ending June 30, 1997 and interest accrued on the $15 million note receivable from Cell Genesys.

    Interest expense for the six month period ended June 30, 1997, was $27,000 as compared to $52,000 for the six month period ended June 30, 1996, a decrease of $25,000 or 48% primarily due to a reduction in the amounts due on a bank loan and capitalized lease obligations.

Years ended December 31, 1994, 1995 and 1996
--------------------------------------------

    Revenues for the year ended December 31, 1996 were approximately $6.1 million compared to approximately $2.7 million for the year ended December 31, 1995, an increase of approximately $3.5 million or 131%. The increase resulted primarily from the signing of an amendment to the Eisai Agreement which provided approximately $1.3 million in additional payments for milestones and territory expansion, as well as a technology license agreement with Pharming which provided approximately $1.8 million. Additional contract and license revenue of $726,000 resulted from a technology license and joint research and access agreement with Genencor signed in 1996. Revenues decreased to approximately $2.7 million in 1995 from approximately $4.7 million in 1994. The decrease in revenue of $2.1 million, or 44%, from 1994 to 1995 resulted primarily from the discontinuation of certain grants from the National Institutes of Health and the National Institute of Standards and Technology in addition to the sale of the animal research model business in July 1995.

    Research and development expenses for the year ended December 31, 1996 decreased to approximately $2.4 million from approximately $3.8 million for the year ended December 31, 1995, a decrease of approximately $1.4 million or 37%. Research and development costs decreased to approximately $3.8 million in 1995 from $7.3 million in 1994, a decrease of $3.5 million or 48%. The decrease from 1994 through 1996 resulted primarily from the reduction in the research staff and elimination of certain research programs.

    Marketing, general and administrative expenses for the year ended December 31, 1996 were approximately $634,000 compared to approximately $984,000 for the year ended December 31, 1995, a decrease of approximately $350,000 or 36% due primarily to reduced facility costs. Marketing, general and administrative expenses in 1995 decreased by approximately $895,000 to approximately $984,000 for the year ended December 31, 1995, a 48% decrease from 1994. The decrease is due to a reduction in marketing and administrative staffing as a result of the sale of the animal model research business in mid 1995.

    Litigation fees and costs are associated with the complaint filed by a competitor against GenPharm in February 1994 and all subsequent actions. GenPharm incurred fees and costs of approximately $611,000 in 1996 as compared to $2.8 million in 1995 and $880,000 in 1994. The increase of approximately $2.0 million or 223% from 1994 to 1995 is due to the engagement of new lead counsel in May 1995 which included payment of a substantial deposit to the firm and certain costs. Professional fees and costs in excess of the deposit were payable on a contingent basis following the results of the litigation.

    The restructuring charge in the year ended December 31, 1995, resulted from GenPharm reducing its work force and selling a majority of its operating equipment, furniture and leasehold improvements.

    Interest income was approximately $46,000 in 1996, $84,000 in 1995 and $197,000 in 1994 representing a decrease of $113,000 or 57% from 1994 to 1995 and a decrease of $38,000 or 45% from 1995 to 1996. The decrease in interest income was due primarily to lower average cash and cash equivalent balances.

    Interest expense decreased by approximately $195,000 or 64% to approximately $112,000 for the year ended December 31, 1996 and decreased by approximately $151,000 or 33% to approximately $307,000 for the year ended December 31, 1995. The decreases are due to the reduction of a $4 million term loan obtained in December 1992 and refinanced in 1996 in addition to the early termination of capital lease finance agreements.

LIQUIDITY AND CAPITAL RESOURCES

    GenPharm has financed its operations since inception primarily through private placements of preferred stock, long-term debt and capital leases, contract and license revenues and government grants. Through December 31, 1996, GenPharm had raised approximately $39.8 million from private placements of preferred stock.

    At June 30, 1997, the Company had approximately $4,441,000 in cash and cash equivalents as compared to approximately $1,971,000 at December 31, 1996 and approximately $459,000 at December 31, 1995. The increase in cash of approximately $2,470,000 or 125% for the six months ended June 30, 1997 primarily reflects cash payments of $7.5 million received by GenPharm under the Cross-License Agreement offset by $4.5 million of net cash used for payments of associated legal fees and costs and $663,000 of cash used for payments of debt and capital lease obligations. The net increase in cash of approximately $1.5 million or a 329% increase from December 31, 1995 to December 31, 1996 is primarily due to net income of $2.4 million partially offset by decreases in accrued liabilities.

    GenPharm received payments under collaborative agreements of $1.6 million for the six months ended June 30, 1997, $2.9 million in the year ended December 31, 1996 and $2.0 million in the year ended December 31, 1995. Future research payments under these agreements will be determined pursuant to schedules set forth in the agreements. GenPharm's collaborative agreements are terminable upon specified notice without cause.

    GenPharm has incurred and will continue to incur significant costs related to ongoing product and manufacturing process research and development, pre-clinical and clinical trials, regulatory activities and augmentation of its organization as products develop.

    As of December 31, 1996, GenPharm had federal tax net operating loss (NOL) carryforwards of approximately $21 million. GenPharm also has federal research and development tax credit carryforwards of approximately $500,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2011 if not utilized. GenPharm has had a detailed analysis performed to determine the "ownership" changes under Section 382 of the Code and similar state provisions and the results indicate there is no material restriction on the utilization of net operating loss carryforwards. The income tax provision for the year ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997 are a result of using the net operating loss carryforwards as well as federal and state alternative minimum tax.

    GenPharm's current sources of liquidity are its cash and cash equivalents, interest earned on such cash and contract and licensing revenues. Management believes that under existent operating plans its current sources of liquidity will be sufficient to meet anticipated cash requirements for at least the next 12 months. GenPharm's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical and clinical trials, expenses incurred by GenPharm in prosecuting and enforcing patent claims or in interference proceedings relating to intellectual property rights, competing technological and market developments, the ability of GenPharm to maintain and establish additional product development arrangements, and the cost of commercialization activities and arrangements. GenPharm will be required to raise additional funds through equity or debt financing and/or enter into licensing or joint development agreements. There can be no assurance that these sales or financing activities will be successful.

                     BENEFICIAL OWNERSHIP OF GENPHARM STOCK

    The following table sets forth, as of September 19, 1997, certain information with respect to the beneficial ownership of shares of both classes of GenPharm Stock by (i) each person (or group of affiliated persons) known to GenPharm to be the beneficial owner of 5% or more of GenPharm's outstanding shares of either class of GenPharm Stock, (ii) each GenPharm director, (iii) each executive officer of GenPharm, and (iv) all directors and executive officers of GenPharm as a group. Except as otherwise noted, GenPharm believes that the beneficial owners of the shares of GenPharm Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                               Shares of GenPharm     Shares of GenPharm
                                                                  Common Stock          Preferred Stock
                                                               Beneficially Owned     Beneficially Owned
                                                              Prior to Merger/(1)/   Prior to Merger/(1)/
                                                              ---------------------  ---------------------
Beneficial Owner                                               Number     Percent      Number     Percent
----------------                                              ---------  ----------  ----------  ---------
Entities associated with                                          7,083          *    1,946,658      13.5%
Institutional Venture Partners/(2)/
    3000 Sand Hill Road, 2-290
    Menlo Park, CA 94025
Genencor, Inc.                                                    3,125          *      800,000       5.5%
    1870 South Winton Road
    4 Cambridge Place
    Rochester, NY 14618
Entities associated with                                            ---         ---   1,090,433       7.6%
Delphi Ventures L.P./(3)/
    3000 Sand Hill Road, 1-135
    Menlo Park, CA 94025
Kleiner, Perkins, Caufield & Byers                                9,906          *      929,640       6.4%
    2750 Sand Hill Road
    Menlo Park, CA 94025
Entities associated with                                          7,083          *    1,008,162       7.0%
Atlas Venture/(4)/
    1411 MA Naarden
    P.O. Box 5225
    1410 AE Naarden
    The Netherlands
Biotechnology Venture Fund SA/(5)/                                7,083          *      927,433       6.4%
    231 Val des Bons Malades
    Kirchberg 2121
    Luxembourg
Euroventures Benelux Il B.V.                                        ---        ---      773,218       5.4%
    Joh. Vermeerplain 91
    1071 DV Amsterdam
    The Netherlands
PaineWebber R&D Partners III                                        ---        ---    1,000,000       6.9%
    1285 Avenue of the Americas, 14th Flr.
    New York, NY 10019
Samuel Colella/(2)/                                               7,083               1,946,658      13.5%
Herman de Boer/(6)/                                             176,937        9.1%         ---       ---
Michiel A. deHaan/(4)/                                            7,083               1,008,162       7.0%
Sang Hc Lee                                                      96,738        5.0%         ---       ---
Herbert Heyneker/(7)/                                            17,083                  53,333
Robert M. Kay                                                   150,155        7.7%         ---       ---
Thomas Kiley/(8)/                                               176,666        9.1%      28,571
David Leathers/(5)/                                               7,083                 927,433       6.4%
Nils Lonberg/(9)/                                               107,831        5.5%         ---       ---
Jonathan J. MacQuitty/(10)/                                     459,366       23.6%       2,660
Edmund Olivier/(11)/                                              9,166                  48,951
Carl Peck/(12)/                                                   8,958                     ---       ---
All current directors and executive officers as a group (8
 persons)/(13)/                                                 692,988       35.6%   4,015,768      21.4%

------------------------

*   Less than one percent.

(1) Percentage ownership calculations are based on 1,944,062 shares of GenPharm Common Stock and 14,433,568 shares of GenPharm Preferred Stock outstanding as of September 19, 1997. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Shares of GenPharm subject to options or warrants currently exercisable or exercisable within 60 days of May 31, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Consists of (a) 7,083 shares of GenPharm Common Stock issuable to Institutional Venture Management V pursuant to stock options exercisable within 60 days; (b) 29,183 shares of GenPharm Preferred Stock held by Institutional Venture Management III; and (c) 1,917,475 shares of GenPharm Preferred Stock held by Institutional Venture Partners III. Samuel Colella, a director of GenPharm, is a General Partner of Institutional Venture Partners and disclaims beneficial ownership of the shares held by Institutional Venture Management V, Institutional Venture Management III and Institutional Venture Partners III except to the extent of his proportionate partnership interest therein.

(3) Consists of (a) 3,743 shares of GenPharm Preferred Stock held by Delphi BioInvestments, L.P.; (b) 153 shares of GenPharm Preferred Stock held by Delphi BioInvestments II, L.P.; (c) 1,056,720 shares of GenPharm Preferred Stock held by Delphi BioVentures, L.P.; and (d) 29,817 shares of GenPharm Preferred Stock held by Delphi BioVentures II, L.P.

(4) Consists of (a) 7,083 shares of GenPharm Common Stock issuable to Atlas Venture Fund L.P. pursuant to stock options exercisable within 60 days; (b) 438,400 shares of GenPharm Preferred Stock held by Atlas Venture Fund L.P.; and (c) 569,762 shares of GenPharm Preferred Stock held by Atlas Venture Beheer II. Michiel A. de Haan, a director of GenPharm, is a General Partner of Atlas Venture and disclaims beneficial ownership of the shares held by Atlas Venture Fund L.P. and Atlas Venture Beheer II except to the extent of his proportionate partnership interest therein.

(5) Includes 7,083 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days. Also includes 927,433 shares of GenPharm Preferred Stock held by Biotechnology Venture Fund SA. David Leathers, a director of GenPharm, is a management advisor to Biotechnology Venture Fund SA and disclaims beneficial ownership of the shares held by Biotechnology Venture Fund SA except to the extent of his proportionate interest therein.

(6) Includes 4,062 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 30 days.

(7) Includes 17,083 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days.

(8) Includes 2,084 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days.

(9) Includes 5,039 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Consists of (a) 410,616 shares of GenPharm Common Stock held by Jonathan J. MacQuitty & Laurie Hunter, Husband & Wife, as Community Property; (b) 20,000 shares of GenPharm Common Stock held by Laurie Hunter & Jonathan MacQuitty TTEES of the Alexander James MacQuitty Trust dtd 10/25/93; (c) 20,000 shares of GenPharm Common Stock held by Laurie Hunter and Jonathan MacQuitty TTEES of the Philip Merrill MacQuitty Trust dtd 10/25/93; (d) 8,750 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days; and (e) 2,660 shares of GenPharm Series I Preferred Stock held by Jonathan J. MacQuitty & Laurie Hunter, Husband & Wife, as Community Property.

(11) Includes 9,166 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days.

(12) Includes 8,958 shares of GenPharm Common Stock issuable pursuant to stock options exercisable within 60 days.

(13) See footnotes 2, 4, 5, 7, 8, 10, 11 and 12.

                        COMPARISON OF SHAREHOLDER RIGHTS

    The following is a summary of material differences between the rights of holders of Medarex Common Stock and the rights of holders of GenPharm Common Stock. Medarex is incorporated under the laws of the State of New Jersey and, accordingly, the rights of shareholders are governed by the Medarex Certificate of Incorporation, the Medarex By-laws and the NJCA. GenPharm is incorporated under the laws of the State of California and, accordingly, the rights of holders of GenPharm Common Stock are governed by the GenPharm Articles, the GenPharm By-laws and the CGCL. This summary does not purport to be complete and is qualified in its entirety by reference to the NJCA and the CGCL, which statutes may change from time to time, and the Medarex Certificate of Incorporation and the Medarex By-laws, which also may be changed.

BY-LAWS

    Under the NJCA and the Medarex By-Laws, Medarex's By-Laws may be amended or repealed or new bylaws adopted (i) by action of the shareholders entitled to vote thereon at any annual or special meeting of shareholders or (ii) by action of the Board at a regular or special meeting thereof. The GenPharm By-Laws provide that new bylaws may be adopted or such bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that (i) if the articles of incorporation of the corporation set forth the number of authorized directors of the corporation, then the authorized number of directors may be changed only by an amendment of the articles of incorporation, and (ii) subject to the rights of the shareholders as provided above, the GenPharm By-Laws, other than a bylaw or an amendment of a bylaw changing the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors), may be adopted, amended or repealed by the board of directors.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS

    Under the GenPharm By-Laws, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten (10%) percent of the votes at such meeting. Under the Medarex By-Laws, special meetings of the shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than thirty-three percent (33%) of the votes of such meeting.

CUMULATIVE VOTING

    Under the NJCA, shareholders do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. The Medarex Certificate of Incorporation does not provide for cumulative voting. The GenPharm By-Laws provide that at a shareholders' meeting at which directors are to be elected, a shareholder shall be entitled to cumulate votes if the candidates' names have been placed in nomination prior to commencement of the voting and the shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination.

SHAREHOLDERS' CONSENT TO CORPORATE ACTION

    Unless otherwise provided in the articles of incorporation (GenPharm's Articles presently contain no such restrictions), the CGCL provides that any corporate action or authorization which requires the affirmative vote of shareholders may be taken without a meeting, if a consent in writing to such action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action, provided that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote thereon.

    Except as otherwise provided by the certificate of incorporation (Medarex's Certificate of Incorporation presently contains no such restrictions), the NJCA permits any action acquired or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may be effected only by unanimous written consent. Under the NJCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

NUMBER OF DIRECTORS; CLASSIFIED BOARD

    The Medarex Certificate of Incorporation provides that the number of directors shall be not less than three (3) nor more than ten (10). The exact number of Directors with such maximum and minimum shall be determined from time to time by resolution of the Board of Directors or by the shareholders at an annual meeting or special meeting. The Medarex Certificate of Incorporation provides for directors to be classified into three classes, as nearly equal in number as possible, with each group to serve a three-year term.

    The GenPharm By-Laws provide that the number of directors of the corporation shall be not less than five (5) nor more than nine (9) and that the exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amendment, duly adopted by the board of directors or by the shareholders. The GenPharm By-Laws further provide that the indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the GenPharm Articles or by a bylaw amendment duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No GenPharm Bylaw amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1). The GenPharm Articles do not provide for a classified board of directors.

VACANCIES ON THE BOARD OF DIRECTORS

    Medarex's By-Laws provide that any vacancy in the Board may be filed by the vote of a majority of the directors then in office, even if less than a quorum. Any directorship not filled by the Board may be filled by shareholders at an annual meeting, or at a special meeting called for that purpose.

    GenPharm's By-Laws provide that vacancies in the board of directors may be filled by approval of the Board or, if the number of the Directors then in office is less than a quorum by (i) a majority vote of the remaining directors,
(ii) unanimous written consent of the remaining Directors or (iii) a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum), or by the unanimous written consent of all shares entitled to vote thereon. Under the GenPharm By-Laws, the shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election other than to fill a vacancy created by removal, if by written consent, shall require the consent of the holders of a majority of the outstanding shares entitled to vote thereon.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

    Under the NJCA, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty of care. A similar provision under the CGCL, applies to directors, but not officers. Both the GenPharm and the Medarex Certificate of Incorporation eliminate or provide for such limits to a director's liability.

    Under the NJCA, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
(iii) resulting in receipt by such person of an improper personal benefit.

    Under the CGCL, a director cannot be relieved of liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (relating to conflicts of interest), or (vii) under Section 316 of the CGCL (relating to certain prohibited actions by directors).

DIVIDENDS AND OTHER DISTRIBUTIONS

    The CGCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under the NJCA.

    Under the CGCL, a corporation may not make any distribution unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    Unless there are other restrictions contained in a New Jersey corporation's certificate of incorporation (Medarex's Certificate of Incorporation presently contains none), the NJCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment.

SHAREHOLDER VOTING ON MERGER

    Both the CGCL and the NJCA generally require that a majority of the shareholders of acquiring and target corporations approve statutory mergers. The NJCA does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the plan of merger does not make an amendment requiring shareholder approval to the certificate of incorporation of the surviving corporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares of the surviving corporation outstanding immediately after the merger, plus the shares issuable on exercise or conversion of other securities issued pursuant to the merger, does not exceed 40% of the shares outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

RIGHTS OF DISSENTING SHAREHOLDERS

    Generally, shareholders of a California corporation who dissent from a merger or reorganization of the corporation are entitled to appraisal rights. There are, however, no statutory rights of appraisal with respect to shareholders of a corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System unless the holders of at least five (5%) percent of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange. Since the exceptions from the California statutory right of appraisal do not apply to the Merger, shareholders of GenPharm will have statutory rights of appraisal with respect to the Merger. See "The Merger--Appraisal Rights."

    Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporation transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is listed on a national securities exchange, or is held of record by not less than 1,000 holders, or the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

SHAREHOLDER PROTECTION LEGISLATION

    The NJ Protection Act prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJ Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the "stock acquisition date." After the five-year period expires, the prohibition on certain business combinations continues unless the business combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the business combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. The term "business combination" is defined to include, among others, transactions between an interested shareholder and a resident domestic corporation; a merger or consolidation; a sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the resident domestic corporation having an aggregate market value in excess of 10% or more of either the aggregate market value of all the assets of the resident domestic corporation on a consolidated basis or the aggregate market value of all the outstanding stock of that resident domestic corporation; certain transactions that would increase the interested shareholder's percentage ownership in the resident domestic corporation; and any receipt by an interested shareholder of the benefit of any loans, advances, guarantees, pledges or certain other financial benefits provided by or through the corporation. The NJ Protection Act also prohibits the interested shareholder from engaging in any of these business combinations through its "affiliates" and "associates" or by engaging in such business combinations with a subsidiary of the resident domestic corporation. The Medarex Certificate of Incorporation provides that the NJ Protection Act shall be applicable to Medarex and such charter provision may be amended only by the affirmative vote of the holders of sixty-six and two-thirds percent of the issued and outstanding voting stock of Medarex including sixty-six and two-thirds percent of the outstanding voting stock held by persons other than "interested shareholders," provided, however, that such provision may be amended by the affirmative vote of the holders of sixty-six and two-thirds percent of the issued and outstanding voting stock of Medarex or the approval of a majority of the Disinterested Directors (as defined in the Medarex Certificate of Incorporation) and the holders of a majority of the issued and outstanding voting stock of Medarex.

    The GenPharm's Articles do not contain a provision relating to business combinations. Under the CGCL, there is no analogous set of provisions regulating business combinations (although there are provisions requiring, under certain circumstances, a related party seeking to extend its control over a particular corporation to deliver to the other shareholders of the corporation an opinion as to the fairness of the consideration to be paid to such shareholders in the proposed transaction).

SHAREHOLDER DERIVATIVE SUITS

    The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the NJCA, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

INTERESTED DIRECTOR TRANSACTIONS

    Under both the CGCL and the NJCA, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the CGCL, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts and the director's interest therein, and in the case of board approval the contract or transaction must also be "just and reasonable" to the corporation at the time it was approved, or (b) the contract or transaction must have been just and reasonable as to the corporation at the time it was approved with the burden of proof of such reasonableness being on the interested director. Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the NJCA, (a) the contract or other transaction must be fair and reasonable as to the corporation at the time it is approved; or
(b) the director's interest must be disclosed or known to the board or committee and the board or committee authorized the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum (interested directors may be counted in determining the presence of a quorum at a board or committee meeting at which such contract or transaction is approved); or (c) the fact of the common directorship or interest must be disclosed to the shareholders, and they approve the contract or transaction.


                                 LEGAL MATTERS

    The validity of the shares of Medarex Common Stock offered by this Prospectus/Consent Solicitation Statement will be passed upon for Medarex by Satterlee Stephens Burke & Burke LLP, New York, New York. Dwight A. Kinsey, Esq., a partner of Satterlee Stephens Burke & Burke LLP, owns 3,000 shares of Medarex Common Stock. Mr. Kinsey also holds options to purchase 42,000 shares of Medarex Common Stock which he received for services rendered as an officer of Medarex. No other partner or associate of the firm owns shares or holds options to purchase shares of Medarex. Certain federal income tax consequences of the Merger will be passed upon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation. See "The Merger--Certain Federal Income Tax Considerations" regarding the legal opinion by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

                                 EXPERTS


    The financial statements of Medarex at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 appearing in the Medarex Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of GenPharm at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing elsewhere in this Prospectus/Consent Solicitation Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Medarex is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may be obtained by mail form the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. Medarex's Common Stock is quoted on The Nasdaq Stock Market and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Medarex has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Medarex Common Stock to be issued pursuant to the Merger. This Prospectus/Consent Solicitation Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained form the SEC's principal office in Washington, D.C. Statements contained in this Prospectus/Consent Solicitation Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

    This Prospectus/Consent Solicitation Statement incorporates certain documents by reference which are not presented herein or delivered herewith. Documents relating to Medarex are available upon request from Medarex, Inc., 1545 Route 22 East, Annandale, New Jersey 08801, Attention: Michael A. Appelbaum, telephone (908) 713-6001. To ensure timely delivery of the documents, any such request should be made by October 6, 1997. Copies of documents that are requested will be sent by first-class mail, postage paid.

    Medarex hereby undertakes to provide without charge to any beneficial owner of GenPharm Common Stock or GenPharm Preferred Stock to whom a copy of this Prospectus/Consent Solicitation Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the persons indicated in the immediately preceding paragraph.

    The following Medarex documents filed with the Commission (File No. 0-19312) are incorporated by reference herein:

    (i) Medarex's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (ii) Medarex's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

    (iii) Medarex's Current Report on Form 8-K filed on May 12, 1997;

    (iv)  Medarex's Current Report on Form 8-K filed on June 17, 1997;

    (v) Medarex's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

    (vi) the portions of the Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997 that have been incorporated by reference in Medarex's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

   (vii) all other documents filed by Medarex pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Consent Solicitation Statement and prior to the Effective Time.

                          GENPHARM INTERNATIONAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Report of Ernst & Young LLP, Independent Auditors    F-2

Balance Sheets                                       F-3

Consolidated Statements of Operations                F-4

Consolidated Statement of Shareholders' Equity       F-5

Consolidated Statements of Cash Flows                F-6

Notes to Consolidated Financial Statements           F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
GenPharm International, Inc.

          We have audited the accompanying balance sheets of GenPharm International, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 7, 1997, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 12, has entered into a settlement and cross-license which resolved the litigation described in Note 4 and resulted in a settlement of at least $22.5 million to the Company. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenPharm International, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                             Ernst & Young LLP

Palo Alto, California
March 7, 1997
except for Note 12, as to which the date is March 26, 1997

                          GENPHARM INTERNATIONAL, INC.
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          DECEMBER 31,
                                                                    ----------------------   JUNE 30,
                                                                        1995       1996        1997
                                                                    -----------  ---------   ---------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                           $    459   $  1,971     $  4,441
  Interest receivable                                                        -          -          263
  Prepaid expenses and other current assets                                178        192          130
                                                                    ----------  ---------    ---------
Total current assets                                                       637      2,163        4,834

Note receivable (Note 12)                                                    -          -       15,000
Property and equipment, net                                                249        200          163
Investment in Pharming B.V.                                                 60          -            -
Patents                                                                    481          -            -
                                                                    ----------  ---------    ---------
                                                                      $  1,427   $  2,363     $ 19,997
                                                                    ==========  =========    =========


LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL
 DEFICIENCY)
Current liabilities:
  Accounts payable                                                    $    198   $    277     $    543
  Accrued liabilities                                                      179         75          253
  Accrued litigation fees and costs                                      1,698        595          800
  Deferred revenue and advance payment                                     752        487          487
  Current portion of long-term debt                                        327        654            -
  Capital lease obligations                                                 58          9            -
                                                                    ----------  ---------    ---------
Total current liabilities                                                3,212      2,097        2,083

Long-term debt                                                             354          -            -

Commitments and contingencies

Shareholders' equity (net capital deficiency):
    Preferred stock, no par value; 33,691,116 shares
      authorized, issuable in series; 14,433,568 convertible
      shares issued and outstanding at December 31, 1995
      and 1996 and June 30, 1997, aggregate liquidation
      preference is $40,379                                             39,838     39,838       39,838
    Common stock, no par value; 32,000,000 shares
      authorized, 1,304,933, 1,360,083 and 1,893,413
      shares issued and outstanding at December 31, 1995
      and 1996 and June 30, 1997, respectively                             227        241          289
    Accumulated deficit                                                (42,204)   (39,813)     (22,213)
                                                                    ----------  ---------    ---------
Total shareholders' equity (net capital deficiency)                     (2,139)       266       17,914
                                                                    ----------  ---------    ---------
                                                                      $  1,427   $  2,363     $ 19,997
                                                                    ==========  =========    =========

                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,           JUNE 30,
                                                           1994       1995       1996      1996      1997
                                                         ---------  ---------  --------  --------  --------
                                                                                            (UNAUDITED)
Technology license fees, contract and grant
  revenues (includes related party revenues
  of $1,806 in the year ended  December 31,               $ 4,728    $ 2,660   $ 6,141   $ 2,981    $ 1,760
  1996)

Operating expenses:
  Research and development                                  7,281      3,794     2,373       924      1,003
  Marketing, general and administrative                     1,879        984       634       356        839
  Litigation fees and costs                                   880      2,838       611       512      4,727
  Restructuring charge                                          -      2,890         -         -          -
                                                         ---------  ---------  --------  --------  --------
Total operating expenses                                   10,040     10,506     3,618     1,792      6,569
                                                         ---------  ---------  --------  --------  --------

Income (loss) from operations                              (5,312)    (7,846)    2,523     1,189     (4,809)

Other income (expense):
  Settlement and cross-license (Note 12)                        -          -         -         -     22,500
  Gain from sale of animal model business                       -        991         -         -          -
  Interest income                                             197         84        46         6        336
  Interest expense                                           (458)      (307)     (112)      (52)       (27)
  Other income (expense), net                                   -          -       (21)       79          -
                                                         ---------  ---------  --------  --------  --------
Total other income (expense), net                            (261)       768       (87)       33     22,809
                                                         ---------  ---------  --------  --------  --------

Income (loss) before income taxes                          (5,573)    (7,078)    2,436     1,222     18,000
Provision for income taxes                                      -          -        45        20        400
                                                         ---------  ---------  --------  --------  --------
Income (loss) from continuing operations                   (5,573)    (7,078)    2,391     1,202     17,600
Discontinued operations - loss from
  operations of Pharming B.V.                              (4,313)    (2,723)        -         -          -

                                                         ---------  ---------  --------  --------  --------
Net income (loss)                                         $(9,886)   $(9,801)  $ 2,391   $ 1,202    $17,600
                                                         =========  =========  ========  ========  ========

Income (loss) from continuing operations per share        $ (5.27)   $ (6.40)    $0.24     $0.12      $1.70
Loss from discontinued operations per share                 (4.07)     (2.46)        -         -          -
                                                         ---------  ---------  --------  --------  --------
Net income (loss) per share                               $ (9.34)   $ (8.86)    $0.24     $0.12      $1.70
                                                         =========  =========  ========  ========  ========
Shares used in the calculation of net income
  (loss) per share                                          1,059      1,106    10,137    10,131     10,353
                                                         =========  =========  ========  ========  ========

                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                                 TOTAL
                                                                                                             SHAREHOLDERS'
                                               PREFERRED STOCK   COMMON STOCK                   CUMULATIVE    EQUITY  (NET
                                               ---------------  --------------   ACCUMULATED   TRANSLATION      CAPITAL
                                               SHARES  AMOUNT   SHARES  AMOUNT     DEFICIT      ADJUSTMENT    DEFICIENCY)
                                               ---------------  --------------   ------------  ------------  -------------
Balance at December 31, 1993                   13,010  $30,095   1,051   $ 863      $(22,517)        $ 221         $ 8,662
  Issuance of common stock for cash                 -        -      15      13             -             -              13
  Issuance of Series C convertible
  preferred stock                                   5        9       -       -             -             -               9
  Issuance of Series H convertible
  preferred stock, net of issuance costs of     1,144    7,809       -       -             -             -           7,809
  $197
  Net loss                                          -        -       -       -        (9,886)            -          (9,886)
  Accumulated translation adjustment                -        -       -       -             -           127             127
                                               ---------------  --------------   ------------  ------------  -------------
Balance at December 31, 1994                   14,159   37,913   1,066     876       (32,403)          348           6,734
  Issuance of common stock for cash                 -              239      68             -             -              68
  Issuance of Series I convertible preferred
  stock                                           275    1,925       -       -             -             -           1,925
  Accumulated translation adjustment                -        -       -       -             -           302             302
  Distribution of Pharming B.V. stock to
  shareholders                                      -        -       -    (717)            -          (650)         (1,367)
  Net loss                                          -        -       -       -        (9,801)            -          (9,801)
                                               ---------------  --------------   ------------  ------------  -------------
Balance at December 31, 1995                   14,434   39,838   1,305     227       (42,204)            -          (2,139)
  Issuance of common stock for cash                 -        -      55      14             -             -              14
  Net income                                        -        -       -       -         2,391             -           2,391
                                               ---------------  --------------   ------------  ------------  -------------
Balance at December 31, 1996                   14,434   39,838   1,360     241       (39,813)            -             266
  Issuance of common stock for cash
  (unaudited)                                       -        -     533      48             -             -              48
  Net income (unaudited)                            -        -       -       -        17,600             -          17,600
                                               ---------------  --------------   ------------  ------------  -------------
Balance at June 30, 1997 (unaudited)           14,434  $39,838   1,893   $ 289      $(22,213)  $         -         $17,914
                                               ===============  ==============   ============  ============  =============


                            See accompanying notes.

                          GENPHARM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                     1994       1995       1996      1996      1997
                                                                 -----------  ---------  --------  --------  --------
                                                                                                       (UNAUDITED)

OPERATING ACTIVITIES
Net income (loss)                                                  $ (9,886)   $(9,801)  $ 2,391   $ 1,202   $ 17,600
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                       867        867       566       156         47
    Accrued rent expense                                                204          -         -         -          -
    Restructuring charge - noncash portion                                -      2,575         -         -          -
    Gain on sale of animal model business                                 -       (991)        -         -          -
    Loss on transfer of investment in Pharming B.V.                       -          -        60         -          -
    Change in interest receivable and other current
      assets                                                             21        262       (14)      (61)      (201)
    Change in note receivable                                             -          -         -         -    (15,000)
    Change in accounts payable                                          168       (608)       79       (45)       266
    Change in deferred revenue and advance payment                     (195)       264      (265)        -          -
    Change in accrued liabilities and other                             201      2,005    (1,207)     (393)       383
    Cash provided by discontinued operations - noncash
      charges and working capital changes                               314        460         -         -          -
                                                                 -----------  ---------  --------  --------  ---------
Net cash provided by (used in) operating activities                  (8,306)    (4,967)    1,610       859      3,095
                                                                 -----------  ---------  --------  --------  ---------

INVESTING ACTIVITIES
Proceeds from sale of short-term investments                          3,045          -         -         -          -
Net purchases of other assets                                             3       (228)        -         -          -
Purchases of property and equipment                                    (877)        (7)      (47)        -        (10)
Proceeds from sale of animal model business                               -      1,067         -         -          -
Proceeds from sale of property and equipment                              -        974        11         -          -
Cash used in discontinued operations - purchases of
    property, equipment and other assets                             (1,096)      (869)        -         -          -
                                                                 -----------  ---------  --------  --------  ---------
Cash flows provided by (used in) investing activities                 1,075        937       (36)        -        (10)
                                                                 -----------  ---------  --------  --------  ---------

FINANCING ACTIVITIES
Proceeds from capital equipment financing                               496         81        50        50          -
Principal payments and cancellation fees paid on debt
    and capital lease obligations                                    (1,615)    (3,143)     (426)      (55)      (663)
Proceeds from additional borrowings                                     450          -       300       300          -
Proceeds form issuances of common stock                                  13         68        14        10         48
Net proceeds from issuances of convertible preferred
    stock                                                             7,818      1,925         -         -          -
Distribution of Pharming B.V. - cash and cash                             -     (2,049)        -         -          -
    equivalents
Cash provided by discontinued operations - net
    proceeds from debt                                                 (158)     2,399         -         -          -
                                                                 -----------  ---------  --------  --------  ---------
Cash flows provided by (used in) financing activities                 7,004       (719)      (62)      305       (615)
                                                                 -----------  ---------  --------  --------  ---------

Net increase (decrease) in cash and cash equivalents                   (227)    (4,749)    1,512     1,164      2,470
Cash and cash equivalents at beginning of period                      5,435      5,208       459       459      1,971
Cash and cash equivalents at end of period                         $  5,208    $   459   $ 1,971    $1,623   $  4,441
                                                                 ===========  =========  ========  ========  =========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest                                             $    610    $   307   $   112    $   52   $     27
                                                                 ===========  =========  ========  ========  =========
Cash paid for income taxes                                         $      -    $     -   $    25    $    -   $    226
                                                                 ===========  =========  ========  ========  =========

                            See accompanying notes.

                         GENPHARM INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  GenPharm International, Inc. (the "Company" or "GenPharm") was incorporated in the State of California on December 20, 1988 to develop and commercialize human healthcare products from transgenic animals. As further discussed in Notes 2 and 3, during 1995, the Company spun off the majority interest in its wholly owned subsidiary Pharming B.V. ("Pharming"), formerly named Gene Pharming Europe B.V. ("spin off") and restructured its domestic operations. Following the restructuring, the Company has been focused on developing and commercializing human monoclonal antibodies from genetically-modified mice.

  BASIS OF PRESENTATION

  As more fully described at Note 2, Pharming was spun off in April 1995. Accordingly, the financial statements for the three years in the period ended December 31, 1996 reflect the consolidated operations of the Company and its wholly owned subsidiary Pharming, through April 28, 1995. Intercompany transactions have been eliminated.

  The financial statements at June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

  Certain prior year amounts have been reclassified to conform to the current year presentation.

  CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in deposits with banks and a money market fund. The Company has not experienced losses on its cash equivalents.

                         GENPHARM INTERNATIONAL, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of two to five years. Equipment under capital leases is amortized over the same period.

PATENT COSTS

Prior to 1996, costs incurred in filing for patent applications were capitalized as incurred and amortized over their estimated useful lives of five years. Capitalized patent costs and related accumulated amortization were $935,000 and $454,000, respectively, at December 31, 1995. These patent applications relate to the Company's technology for developing human monoclonal antibodies from genetically-modified mice. In 1996, due to the uncertainty of the future economic benefit of these technologies, the estimated useful lives of these patents were revised and the remaining unamortized balance at December 31, 1995 was expensed.

RECOGNITION AND SOURCES OF REVENUE

Revenue under research and development agreements is recognized as the research and development expenses under such agreements are incurred. Amounts received in advance of the services to be performed are recorded as deferred revenue. Milestone payments received under research and development agreements are recognized on receipt following the achievement of agreement specifications.

The Company has entered into license agreements with various companies to enable these companies to make, use and sell certain inventions developed by the Company. Fees paid under such agreements are recognized when earned based upon the performance requirements of the agreements.

The Company has received government grants which support the Company's research effort on specific research projects. These grants generally provide for reimbursement based on the performance requirements of the grants. The reimbursement is of all or a portion of approved costs incurred as defined in the various agreements. Government grant revenues are recognized either as the costs are approved or as the costs are incurred, depending upon the terms of the grant. For the years ended December 31, 1994, 1995 and 1996, grant-related revenues which were all derived from continuing operations were approximately $2,387,000, $374,000 and $30,000, respectively.

                         GENPHARM INTERNATIONAL, INC.

  1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RECOGNITION AND SOURCES OF REVENUE (CONTINUED)

  One party funding research contributed 52%, 73% and 52% of the Company's total revenues from continuing operations in the years ended December 31, 1994, 1995 and 1996, respectively. This party will continue to provide funding through 1997.

  FOREIGN CURRENCY TRANSLATION

  Revenues and expenses of Pharming (a Netherlands company) for the period from January 1, 1994 to April 28, 1995 (the date of the spin off) have been translated at average exchange rates. Foreign currency exchange gains or losses were not material.

  NET INCOME (LOSS) PER SHARE

  Net income (loss) per share has been computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Common equivalent shares resulting from stock options, convertible preferred stock and warrants are included in the calculation when their effect is dilutive and excluded from the computation when their effect is antidilutive.

  STOCK-BASED COMPENSATION

  The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the related interpretations in accounting for its employee stock awards because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options and stock purchase rights equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized on the granting of employee stock awards.

                         GENPHARM INTERNATIONAL, INC.

  1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  401(K) PLAN CONTRIBUTIONS

  The Company has a 401(k) plan under which the Company may make employer contributions at the discretion of the board of directors, but no such contributions are required. The board of directors also has discretion in determining the amount of any employer contribution. To date, no employer contributions have been made.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  2. SPIN OFF OF PHARMING B.V.

  On April 25, 1995, the board of directors of the Company approved the spin off of Pharming to facilitate the separate financing of Pharming. The Company contributed approximately $1,367,000 of certain net assets related to the operations of Pharming ($2,049,000 in cash and cash equivalents less net liabilities of $682,000). As a consequence of this transaction, the Company no longer owns a controlling interest in Pharming and the results of operations for the three years in the period ended December 31, 1996 include the Pharming operations for the sixteen months ended April 28, 1995, the effective date of the spin off.

                         GENPHARM INTERNATIONAL, INC.

  2. SPIN OFF OF PHARMING B.V. (CONTINUED)

  Prior to the spin off, the Company converted its intercompany debt from Pharming, of approximately $21,300,000, into equity in Pharming. Also, Pharming completed a recapitalization that resulted in the creation of Class A and B shares and an increase in the authorized capital stock of Pharming. In the spin off, the Company, which owned 100% of Pharming prior to the spin off, transferred all but 25,000 shares of its Class A holdings in Pharming and all of its Class B holdings to two trusts which were created for the benefit of the Company's shareholders and the holders of vested options and outstanding warrants, subject to any valid claims by creditors of the Company not satisfied by the Company. Investors in the Company's common and preferred stock other than Series I preferred, received one share of Pharming Class A stock for every 35.8 shares of the Company's stock held. Investors in the Series I preferred stock received one share of Pharming Class B stock for every 17.1 shares of GPI Series I preferred stock held. Vested option holders and holders of outstanding warrants received rights to one share of Pharming Class A stock for vested options or outstanding warrants relating to every
  35.8 shares of the Company's stock. Upon exercise of the options or warrants, the holders receive the Pharming Class A shares, in addition to the required number of shares of the Company. In the event that some options and warrants remain unexercised at expiration, the unexercised options and warrants are canceled and the Pharming Class A shares relating to them revert to the Company.

  The results of operations for Pharming through April 28, 1995 have been presented separately as discontinued operations. Pharming recorded revenue of $2,419,000 in the year to December 31, 1994 and no revenue in the period from January 1, 1995 to April 28, 1995.

  At December 31, 1995, the Company continued to own 25,000 Class A shares of Pharming (out of a total outstanding of 300,360 Class A shares and 120,410 Class B shares). These shares were transferred to Pharming in 1996. Pharming remains a privately held company.

  During 1996, the Company and Pharming entered into a technology cross-license agreement. This agreement provides GenPharm a payment of approximately $1,806,000 and a license to certain Pharming patent rights for use in the field of human immunogolobulins in transgenic mice. In exchange, Pharming received a license to certain GenPharm patents and licensed technology for use in the field of production of human immunogolobulin products in the milk of certain transgenic animals.

                         GENPHARM INTERNATIONAL, INC.

  2. SPIN OFF OF PHARMING B.V. (CONTINUED)

  In a separate transaction, the Company transferred to Pharming, for no consideration, the 25,000 shares of Pharming Class A stock which it held as a result of the 1995 spin off transaction together with an additional 1,920 shares which will revert to the Company upon the expiration of unexercised options in one of the aforementioned trusts. The Company recognized a loss of $60,000 on the transfer of these shares.

  3. RESTRUCTURING CHARGE AND GAIN FROM SALE OF BUSINESS

  The Company recorded a charge of $2,890,000 in 1995 in connection with a restructuring of its domestic business. Under this restructuring, the Company reduced its domestic employment level across all functional areas from 59 to 12 people and incurred and paid termination and severance pay costs of $348,000 associated with this reduction in force. The Company sold off the majority of its operating equipment and machinery, its office furniture and fixtures and its leasehold improvements for $974,000 cash proceeds, and terminated its property and capital equipment leases, which resulted in a combined aggregate loss of $2,542,000.

  Also during 1995, the Company sold its United States animal model business for $1,067,000 which resulted in a gain of $991,000. The Company continues to seek potential buyers for other of its proprietary technologies. The Company believes that it has reduced its operations to a level which can be sustained at least through 1997.

  4. LITIGATION

  On February 1, 1994, Cell Genesys, Inc. ("Cell Genesys"), a competitor, filed a complaint against the Company in the Superior Court of the State of California. In the complaint, Cell Genesys alleged misappropriation of certain trade secrets. The Company denied these allegations. The Company filed a cross claim in March 1994 against Cell Genesys asserting that Cell Genesys' actions were improper. The cross-claim was voluntarily dismissed by GenPharm in September 1996. On January 13, 1997, Cell Genesys voluntarily dismissed its complaint against the Company.

  On February 6, 1996, the Company commenced a civil action in the United States District Court for the Northern District of California against Japan Tobacco Inc. and Cell Genesys, Inc. asserting violation of antitrust laws. That action was dismissed without prejudice in December 1996 and was appealed in January 1997. In October 1996 and January 1997, the Company filed patent infringement suits against Abgenix, Inc., a wholly owned

                         GENPHARM INTERNATIONAL, INC.

  4. LITIGATION (CONTINUED)

  subsidiary of Cell Genesys. These suits were filed on the basis of patents issued to GenPharm during 1996 and in January 1997. (See Note 12).

  During 1994, 1995 and 1996, the Company incurred $880,000, $2,838,000 and
  $611,000, respectively, of legal fees and costs associated with these cases. In addition, the Company had agreed to pay a substantial contingent fee, dependent upon the results of the litigation. On February 2, 1997, the Company and its present counsel amended the terms of the professional services agreement to, among other things, provide legal services for the patent litigation suits, continue the antitrust litigation, confirm additional payments made in 1996 as compensation because of the postponement of the trial and to define some of the fees to be paid in the case of a settlement of any or all of the complaints. At December 31, 1995 and 1996, $1,698,000 and $595,000, respectively, in fees and costs were payable by the Company. (See
  Note 12).

  5. RESEARCH AND DEVELOPMENT AGREEMENTS

  In 1993, the Company entered into a collaboration agreement with Eisai Company Ltd. to fund the development and initial manufacturing of a specific human antibody product. This agreement has been subsequently amended to provide for further research and development funding through December 31, 1997. Revenue recognized under this research agreement as amended was $1,950,000, $1,950,000 and $2,669,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Research and development costs incurred under this agreement, to date, have approximated revenues. Also in 1996, the Company received proceeds of $500,000 for certain marketing rights in the technology developed under this collaboration agreement.

  In February 1997, the Company entered into a Research and Commercialization Agreement with Centocor, Inc. ("Centocor"). This agreement provides Centocor with a research license in return for annual license fees. Further, Centocor is granted an option to obtain exclusive worldwide marketing and manufacturing rights to any antibodies which are developed under the terms of the agreement contingent upon Centocor making equity investments in GenPharm. Upon exercise of the option, the agreement provides for benchmark payments on the achievement of certain milestones and royalty payments on product sales.

                         GENPHARM INTERNATIONAL, INC.

  6. FINANCIAL INSTRUMENTS

  CASH EQUIVALENTS

  At December 31, 1993, the Company held certain short-term investments, primarily corporate securities with maturities in excess of three months from the purchase date, which were sold in 1994 without significant gain or loss.

  Cash equivalents at December 31, 1995 include repurchase agreements and U.S. Corporate notes of $25,000 and $450,000, respectively.

  At December 31, 1996, cash equivalents of $1,914,000 represented money market funds. The money market fund invests primarily in U.S. government obligations and short-term repurchase agreements and generally seeks to maintain a constant $1.00 per share net asset value.

  These items are carried at cost which equals or closely approximates market (redemption value).

  NOTE PAYABLE TO BANK

  At December 31, 1995 and 1996, the Company has a note payable to a bank that was used to finance certain leasehold improvements and equipment purchases related to the Company's expansion into a 53,000 square foot research and administrative facility in the United States. The interest rate is prime plus percentage points. This loan was refinanced in 1996.

  Under the terms of the March 1996 renegotiated agreement, the loan is to be completely paid off on or before December 31, 1997. (See Note 13). Interest is at prime plus 3% and is payable monthly based on the average outstanding loan balance for the month. As a condition of the refinancing, the Company issued warrants to purchase 100,000 shares of its common stock at $0.05 per share. The warrants expire on February 28, 2000. The loan is secured by all the tangible and intangible assets owned by the Company, together with a claim over the Pharming shares distributed into trust for the Company's shareholders at the date of the spin off.

                         GENPHARM INTERNATIONAL, INC.

  7. PROPERTY AND EQUIPMENT

  Property and equipment at cost, consists of the following at December 31 (in thousands):

                                                       1995   1996
                                                     --------------

                  Laboratory equipment                 $ 440  $ 469
                  Office and computer equipment          126    123
                                                     --------------
                                                         566    592
                  Less accumulated depreciation and
                   amortization                          317    392
                                                     --------------
                  Net property and equipment           $ 249  $ 200
                                                     ==============

  Laboratory, office and computer equipment include approximately $436,000 and $486,000 recorded under capital leases at December 31, 1995 and 1996, respectively. The related accumulated amortization totaled approximately $245,000 and $305,000 at December 31, 1995 and 1996, respectively.

  8. LEASES

  During 1995, the Company paid off its then existing equipment lease line from the proceeds of the sale of the majority of its machinery and equipment. The Company pledged its remaining laboratory equipment as collateral for a capital lease of $81,000. This lease required monthly payments commencing in October 1995 and terminated in October 1996. The Company deemed outstanding warrants for 2,548 shares previously issued to the lessor to be fully paid and exercised as part of the continuing lease accommodation. In March 1996, the Company entered into a similar capital lease agreement for an additional $50,000, which required monthly payment through March 1997. These facilities may be prepaid at any time without penalty and all title to the equipment reverts to the Company upon payment of principal. (See Note 13).

  In September 1995, the Company negotiated an early termination of a 10-year noncancelable facilities lease agreement as a part of its restructuring plan (see Note 3). In July 1996, the Company entered into an 18-month facilities lease. The total rental cost of $211,000 was prepaid at this time.

  Rent expense for facilities and equipment under operating leases was approximately $1,123,000, $705,000 and $150,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

                         GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY

  PREFERRED STOCK

  Holders of shares of preferred stock are entitled to noncumulative dividends when and if declared by the board of directors. No dividends have been declared as of December 31, 1996. No dividends or other distributions may be made to common shareholders other than dividends payable solely in common stock, unless, at the same time, an equivalent dividend to the preferred shareholders has been paid or provided for.

  Each share of preferred stock will automatically convert into common stock upon the closing of a firm commitment underwritten public offering under the Securities Act of 1933 in which the aggregate offering price to the public is not less than $10,000,000. Each share of preferred stock is convertible into common stock at the option of the holder. The conversion rate into common stock per share is subject to adjustment due to dilution provisions.

  The holder of each share of common stock shall have one vote, and the holder of each share of Series A, C, D, E, F, G, H and I preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date. The holders of Series B preferred stock have no voting rights, other than the right to elect one director and as required by law, until conversion of their shares into common stock.

                         GENPHARM INTERNATIONAL, INC.

9. SHAREHOLDERS' EQUITY (CONTINUED)

PREFERRED STOCK (CONTINUED)

The following table describes the rights, features and privileges of the various series of preferred stock at December 31, 1996:

                                                                                  CONVERSION
                                                       AGGREGATE                  RATE INTO
                                                     ISSUANCE PRICE  LIQUIDATION    COMMON
                            AUTHORIZED    SHARES     LESS ISSUANCE   PREFERENCE   STOCK PER
                              SHARES    OUTSTANDING      COSTS        PER SHARE     SHARE
                            ----------------------------------------------------------------
Series A                       800,000      800,000     $   293,382       $0.375         0.5
Series B                       800,000      800,000         300,000       $0.375         0.5
Series C                     4,105,200    4,055,200       6,066,221       $ 1.50         0.5
Series C1                    4,105,200            -               -       $ 1.50         0.5
Series D                     2,350,000    2,342,858       4,065,960       $ 1.75         0.5
Series D1                    2,350,000            -               -       $ 1.75         0.5
Series E                     5,142,858    4,675,700      16,103,103       $ 3.50         0.5
Series E1                    5,142,858            -               -       $ 3.50         0.5
Series F                       145,000      111,112         982,094       $ 9.00         1.0
Series G                       250,000      230,000       2,293,517       $10.00         1.1
Series H                     1,500,000    1,143,697       7,808,603       $ 7.00         1.0
Series H1                    1,500,000            -               -       $ 7.00         1.0
Series I                       500,000      275,001       1,925,007       $ 7.00         1.0
Undesignated                 5,000,000            -               -            -           -
                          -------------------------------------------
                            33,691,116   14,433,568     $39,837,887
                          ===========================================

The Series I preferred shareholders are entitled to receive, upon liquidation, their preference per share as noted above (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the holders of the remaining series of preferred stock shall be entitled to receive their preference per share as noted above (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. The remaining assets and funds, if any, shall be distributed among the preferred and common shareholders pro rata on an as-converted basis.

                         GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY (CONTINUED)

  WARRANTS

  At December 31, 1996, as part of financing and technology license arrangements, the Company had issued a warrant to purchase 50,000 shares of the Company's Series C preferred stock. This warrant is exercisable through 2000 at $3.00 per share, depending, in certain circumstances, on a public offering price. At December 31, 1996, there were 50,000 shares of the Company's preferred stock reserved for issuance under this warrant agreement. As part of the loan refinancing agreement (see Note 6), the Company replaced a warrant to purchase 50,000 shares of Series E preferred stock with a warrant to purchase 25,000 shares of common stock exercisable through 2000 at $0.30 per share. During 1996, the Company also issued warrants to purchase 102,500 shares of common stock at exercise prices between $0.05 and $1.00 exercisable at various dates through 2000. Certain of these warrants are subject to early termination in the event of a registered public offering.

  COMMON STOCK

  At December 31, 1996, the Company has reserved approximately 8,250,000 shares of common stock for issuance on the conversion of the preferred stock and warrants and approximately 1,133,000 shares of common stock for issuance of options granted under the incentive stock plan.

  INCENTIVE STOCK PLAN

  Under the incentive stock plan (the "Plan"), options or 60-day stock purchase rights ("Stock Purchase Rights") may be granted by the board of directors to employees and consultants. Options granted may be either incentive stock options or nonstatutory stock options. Stock purchased under Stock Purchase Rights is subject to a repurchase option by the Company upon termination of the purchaser's employment or services. The repurchase right lapses over a period of time as determined by the board of directors.

  Incentive stock options become exercisable ratably over the term of exercise as specified in each option agreement. Options granted under the Plan are at prices not less than the fair market value on the date of grant, as determined by the board of directors. All options have a term not greater than 10 years from the date of grant. The Plan, as amended, has authorized issuance of up to 1,600,000 shares of common stock pursuant to options and Stock Purchase Rights.

                         GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY (CONTINUED)

  INCENTIVE STOCK PLAN (CONTINUED)

  On July 26, 1995, the board of directors authorized the repricing of options to purchase 558,737 shares to fair value at that date which was deemed to be $0.30 for options which had vested prior to the spin off and $0.05 for options which had not vested at the date of the spin off. The number of shares repriced has been restated from the prior year as a result of a legal determination made subsequent to the issuance of the 1995 financial statements regarding the cancellation of unvested options held by employees of Pharming at the date of the spin off. Consequently, the 1995 option activity under the plan has been restated. The repriced options vest over the remaining vesting period under the original option agreement. Generally, options vest over a four-year term.

  Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options and Stock Purchase Rights granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value for these options and stock purchase rights was estimated at the date of grant or repricing using the minimum value method with weighted-average, risk-free interest rates of 6.96% and 5.86% for 1995 and 1996, respectively. The weighted-average expected life of these options and stock purchase rights for 1995 and 1996 was three years and six years, respectively.

                         GENPHARM INTERNATIONAL, INC.

  9. SHAREHOLDERS' EQUITY (CONTINUED)

  INCENTIVE STOCK PLAN (CONTINUED)

  For purposes of pro forma disclosures, the estimated fair value of options and stock purchase rights granted is amortized over the vesting period. The estimated fair value and its effect on net income (loss) for both 1995 and 1996 is immaterial. Because SFAS is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

  The following table summarizes stock option activity under the plan (in thousands, except for per share information):

                                      1994                 1995                 1996
                            ---------------------------------------------------------------
                                        WEIGHTED-            WEIGHTED-            WEIGHTED-
                                         AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                            ---------------------------------------------------------------
Outstanding at beginning
  of year                       1,019       $1.73    1,109       $1.82      723       $0.17
Granted                           319       $2.97      820       $0.23       55       $0.05
Exercised                         (20)      $0.86     (234)      $0.39      (55)      $0.14
Forfeited                        (209)      $3.24     (972)      $0.57      (29)      $0.06
Outstanding at end of           1,109       $1.82      723       $0.17      694       $0.16
  year
                            ===============================================================

Exercisable at end of             494       $1.67      407       $0.26      479       $0.21
  year
                            ===============================================================
Weighted-average fair
  value of options
  granted during the year                                        $0.23                $0.05
                                                             =========            =========

  No stock purchase rights have been issued through December 31, 1996. Exercise prices for options outstanding as of December 31, 1996 ranged from $0.05 to $0.30. The weighted-average remaining contractual life of those options is 7.3 years.

                         GENPHARM INTERNATIONAL, INC.

  10. FOREIGN OPERATIONS

  The Company operated in two geographical areas, the United States and The Netherlands, for 1994 and 1995 (through the spin-off date). The following presents information for the geographical areas:

                                                                             THE
                                                         UNITED STATES   NETHERLANDS   ELIMINATIONS    TOTAL
                                                       ------------------------------------------------------
                                                                            (In thousands)
1994:
  Revenues from continuing operations                          $ 4,728            $-            $-    $ 4,728
  Net income (loss)                                            $(5,573)      $(4,313)           $-    $(9,886)
  Assets at December 31, 1994                                  $27,559       $ 3,456       $(16,731)  $14,284

1995:
  Revenues from continuing operations                          $ 2,660            $-            $-    $ 2,660
  Net income (loss)                                            $(7,078)      $(2,723)           $-    $(9,801)
  Assets at December 31, 1995                                  $ 1,427            $-            $-    $ 1,427


11. INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31 (in thousands):


                                1994           1995      1996
                          ---------------------------------------
Current:
 Federal                         $-             $-        $    36
 State                            -              -             9
                          ---------------------------------------
Total provision                  $-             $-        $    45
                          =======================================

The provision for 1996 and the three months ended March 31, 1997 is the result of federal and state alternative minimum tax.

                         GENPHARM INTERNATIONAL, INC.

  11. INCOME TAXES (CONTINUED)

  As of December 31, 1996, the Company had federal net operating loss carryforwards of approximately $20,500,000. The Company also has federal research and development tax credit carryforwards of approximately $500,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2011, if not utilized.

  Significant components of the Company's deferred tax assets of $10,700,000 and $9,900,000 as of December 31, 1995 and 1996, respectively, are U.S. net operating loss carryforwards, research credit carryforwards and capitalized research and development. The deferred tax assets have been fully offset by a valuation allowance of $10,700,000 and $9,900,000 as of December 31, 1995 and 1996, respectively. The net valuation allowance decreased by $2,300,000 and $800,000 during the years ended December 31, 1995 and 1996, respectively. The decrease in 1995 is primarily related to the spin off of Pharming.

  12. LITIGATION SETTLEMENT

  On March 26, 1997, the Company entered into release and settlement and cross-license agreements with Cell Genesys, Inc., its wholly-owned subsidiary Abgenix, Inc., Japan Tobacco Inc., and Xenotech L.P., a joint venture between Abgenix and Japan Tobacco. Included in the cross-license agreement is a worldwide royalty-free cross license to all issued patents and patent applications pertaining to the generation of fully-human monoclonal antibodies in genetically-modified strains of mice. The purpose of the agreements was to settle all related litigation and claims between the parties as described in
  Note 4 as well as providing a cross-license among the parties. The cross-license continues until the final patent expires.

  In relation to these agreements, the Company recorded $22.5 million of settlement and cross-license income in the six month period ended June 30, 1997 which consisted of $7.5 million received within fifteen days of the effective date of the settlement and a $15 million note receivable from Cell Genesys, Inc. The $7.5 million consisted of two amounts of $3,750,000 each from Xenotech L.P. and Japan Tobacco Inc., respectively, which were received in April 1997. The $15 million note receivable is outstanding as of June 30, 1997 and is payable no later than September 30, 1998. The note is convertible, at the option of the Company, into Cell Genesys, Inc. common stock. Based on Cell Genesys' current financial condition, the Company believes the note to be fully collectible. Two potential milestone payments of $7.5 million each may become due to GenPharm dependent upon the issuance of certain patents to GenPharm in Europe and Japan respectively. Patent applications have been filed in both Europe and Japan and, other than work required to prosecute these applications and obtain the issuance and publication of the patents, no further work is required by GenPharm in connection with such applications. These patents are part of the cross-license agreement, and the Company anticipates the issuance of the European patent prior to December 31, 1997 and the Japanese patent prior to December 31, 1998. The milestone payments are to be paid half by Xenotech L.P. and half by Japan Tobacco as part of the terms of the settlement and cross-license agreements.

                         GENPHARM INTERNATIONAL, INC.

  From February 1, 1994 when the litigation commenced through June 30, 1997, the Company incurred total fees and costs associated with the settlement of these cases of approximatley $9 million of which $800,000 is payable as of June 30, 1997. A further $800,000 of legal fees will become payable if the Company receives the $15 million of additional payments due upon the issuance of certain patents in Europe and Japan.

  13. SUBSEQUENT EVENTS (UNAUDITED)

  As of March 31, 1997, the Company had paid off all of its outstanding bank debt and equipment lease obligations.

  On May 5, 1997, the Company entered into an Amended and Restated Agreement and Plan of Reorganization with Medarex, Inc. ("Medarex") subject to the approval of GenPharm shareholders. Under the terms of the agreement, GenPharm will become a wholly-owned subsidiary of Medarex. The terms of the merger provide for the GenPharm shareholders to receive shares of Medarex common stock. The maximum aggregate market value of all the Medarex shares to be received by GenPharm shareholders pursuant to the merger will be $62,725,000, subject to certain adjustments as described in the agreement. The Medarex shares will be issued at various times in 1997 and 1998 and possibly 1999. The shares will be issued firstly to the holders of GenPharm preferred stock to the extent of their aggregate $40,379,000 liquidation preference and then pro rata to the holders of GenPharm common stock and preferred stock on an as-converted basis. In addition, outstanding stock options and warrants for the purchase of GenPharm common and preferred stock will be assumed by Medarex and become options or warrants to purchase Medarex common stock.

                          GENPHARM INTERNATIONAL, INC.

                Statement Re: Computation of Per Share Earnings
                     (In thousands, except per share data)

                                                                             SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                                  1994      1995     1996     1996      1997
                                                --------  --------  -------  -------  -------
                                                                                (UNAUDITED)

Net Income (loss)                               $(9,886)  $(9,801)  $ 2,391  $ 1,202  $17,600
                                                =======   =======   =======  =======  =======

Average common shares outstanding during          1,059     1,106     1,332    1,319    1,540
the period

Convertible preferred stock, as if converted        ---       ---     8,114    8,114    8,114

Stock Options and warrants, determined using        ---       ---       691      698      699
the treasury stock method                       -------   -------   -------  -------  -------

Common and common equivalent shares used          1,059     1,106    10,137   10,131   10,353
in the calculation of per share amounts         =======   =======   =======  =======  =======

Net income (loss) per share - primary and       $ (9.34)  $ (8.86)    $0.24    $0.12    $1.70
fully diluted                                   =======   =======   =======  =======  =======

                                                                         ANNEX A



               ________________________________________________


                             AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                                 MEDAREX, INC.,

                           MEDAREX ACQUISITION CORP.

                                      AND

                          GENPHARM INTERNATIONAL, INC.



                            Dated as of May 5, 1997

               ________________________________________________

                               TABLE OF CONTENTS

                                                                        Page Number
                                                                        -----------

AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION......................   1

ARTICLE I THE MERGER...........................................................   2
     SECTION 1.1  The Merger...................................................   2
     SECTION 1.2  Closing......................................................   2
     SECTION 1.3  Effective Time of the Merger.................................   2
     SECTION 1.4  Effects of the Merger........................................   2
     SECTION 1.5  Articles of Incorporation; By-Laws...........................   3
     SECTION 1.6  Directors and Officers.......................................   3

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...................   3
     SECTION 2.1  Effect on Capital Stock......................................   3
     SECTION 2.2  Exchange of Certificates.....................................  10
     SECTION 2.3  Assumption of Options........................................  11
     SECTION 2.4  Assumption of Warrant........................................  11

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................  12
     SECTION 3.1  Representations and Warranties of the Company................  12
     SECTION 3.2  Representations and Warranties of Parent and Merger Sub......  26

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER; OTHER
        COVENANTS..............................................................  31
     SECTION 4.1  Conduct of Business of the Company Pending the Merger........  31
     SECTION 4.2  Conduct of Business of Merger Sub............................  34
     SECTION 4.3  Shareholders' Consent/Meeting................................  34
     SECTION 4.4  Access to Information; Confidentiality.......................  34
     SECTION 4.5  Affiliates...................................................  35
     SECTION 4.6  No Solicitation..............................................  35
     SECTION 4.7  Employee Benefits Matters....................................  36
     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.......  36
     SECTION 4.9  Further Action; Reasonable Best Efforts......................  37
     SECTION 4.10 Notification of Certain Matters..............................  38
     SECTION 4.11 Public Announcements.........................................  38
     SECTION 4.12 Tax Free Reorganization Treatment............................  38
     SECTION 4.13 Rule 144 Information.........................................  38
     SECTION 4.14 Preparation of Form S-4 and the Consent Solicitation
        Statement/Prospectus...................................................  38
     SECTION 4.15 Contingent Payments..........................................  39
     SECTION 4.16 Parent Shareholders' Meeting; Payment of Additional Shares...  39

     SECTION 4.17 FIRPTA Matters...............................................  40
     SECTION 4.18 Expenses.....................................................  40
     SECTION 4.19 NMS Listing..................................................  40
     SECTION 4.20 Blue Sky Laws................................................  40
     SECTION 4.21 Employee Stock Bonus.........................................  40
     SECTION 4.22 Shareholder Agreements.......................................  41

ARTICLE V CONDITIONS OF MERGER.................................................  41
     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger..  41
     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub...........  42
     SECTION 5.3  Conditions to Obligations of the Company.....................  45

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER...................................  47
     SECTION 6.1  Termination..................................................  47
     SECTION 6.2  Effect of Termination........................................  48
     SECTION 6.3  Breakup Fee..................................................  49
     SECTION 6.4  Amendment....................................................  50
     SECTION 6.5  Waiver.......................................................  51

ARTICLE VII REGISTRATION OF SECURITIES; LIMITATION ON
          SALE OF PARENT COMMON SHARES.........................................  51
     SECTION 7.1  Registration of Shares.......................................  51
     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.............  51

ARTICLE VIII GENERAL PROVISIONS................................................  53
     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements...  53
     SECTION 8.2  Notices......................................................  54
     SECTION 8.3  Certain Definitions..........................................  55
     SECTION 8.4  Severability.................................................  56
     SECTION 8.5  Entire Agreement; Assignment.................................  56
     SECTION 8.6  Parties in Interest..........................................  56
     SECTION 8.7  Governing Law................................................  56
     SECTION 8.8  Consent to Jurisdiction......................................  56
     SECTION 8.9  Headings.....................................................  57
     SECTION 8.10 Counterparts.................................................  57

EXHIBITS

     4.6  Affiliates Letter

SCHEDULES

     A    Disclosure Schedule

Term                                                              Page Number
----                                                              -----------

     "Additional Shares"                                                5
     "Additional Stock Resolution"                                     40
     "Adjusted Placement Amount"                                        7
     "Agreement"                                                        1
     "Audited Balance Sheet"                                           15
     "Balance Sheets"                                                  16
     "Board Designee"                                                  39
     "Business Combination"                                            50
     "Certificates"                                                    10
     "CGCL"                                                             2
     "Closing"                                                          2
     "Closing Date"                                                     2
     "Code"                                                             1
     "Common Exchange Ratio"                                            6
     "Common Stock Payment Amount"                                      6
     "Company"                                                          1
     "Company Articles of Incorporation"                                3
     "Company By-Laws"                                                  3
     "Company Common Stock"                                             1
     "Company Employees"                                               41
     "Company Options"                                                 11
     "Company Plans"                                                   20
     "Company Preferred Stock"                                          1
     "Company Securities"                                              13
     "Confidentiality Agreement"                                       35
     "Consents"                                                        42
     "Consent Solicitation Statement/Prospectus"                       15
     "Contingent Payments"                                              6
     "Contingent Payment Adjustment"                                    7
     "Constituent Corporations"                                         2
     "Conversion Rates"                                                 4
     "Convertible Note"                                                 7
     "Designated Shareholders"                                         41
     "Disclosure Schedule"                                             12
     "Dissenters' Shares"                                               9
     "Effective Time"                                                   2
     "Employee Share Amount"                                           41
     "Employee Shares"                                                 40
     "Environmental Laws"                                              22
     "ERISA"                                                           19
     "Exchange Act"                                                    28
     "Exchange Agent"                                                  10

     "Fair Market Value"                                                8
     "FDA"                                                             15
     "Final Payment Date"                                               6
     "Financial Statements"                                            16
     "Form S-4"                                                        15
     "Fractional Share Payment"                                         9
     "Fully Diluted Shares"                                             6
     "GAAP"                                                            16
     "Governmental Entity"                                             15
     "Hazardous Substance"                                             23
     "Indemnified Parties"                                             37
     "Initial Payment Shares"                                           4
     "Initial Placement"                                                4
     "Initial Placement Amount"                                         5
     "Initial Placement Ceiling"                                        7
     "Initial Placement Ceiling Adjustment"                             7
     "Initial Placement Date"                                           4
     "Initial Placement Floor"                                          7
     "Initial Placement Floor Adjustment"                               7
     "Initial Placement Participants"                                  52
     "Initial Shares"                                                   4
     "Intellectual Property"                                           21
     "Letter of Transmittal"                                           10
     "Lock-Up Period"                                                  51
     "Material Adverse Effect" (For the Company)                       12
     "Material Adverse Effect" (For Parent and Merger Sub)             26
     "Merger"                                                           1
     "Merger Agreement"                                                 2
     "Merger Consideration"                                             3
     "Merger Sub"                                                       1
     "NASD"                                                            27
     "Parent"                                                           1
     "Parent Common Shares"                                             1
     "Parent Intellectual Property"                                    30
     "Parent Preferred Shares"                                         26
     "Parent SEC Reports"                                              28
     "Per Share Placement Amount"                                       5
     "Placement Agent"                                                  4
     "Placement Agent Fee Amount"                                      52
     "Placement Date Shares"                                            4
     "Placement Notice"                                                52
     "Plans"                                                           11
     "Preference Amount"                                                4
     "Pricing Committee"                                               53
     "Prior Agreement"                                                  1

     "Required Amendments"                                             42
     "Requisite Regulatory Approvals"                                  42
     "Returns"                                                         21
     "Representatives"                                                 35
     "Sale"                                                            51
     "SEC"                                                             11
     "Second Payment Amount"                                            5
     "Second Payment Date"                                              5
     "Securities Act"                                                  15
     "Series C Preferred Exchange Ratio"                               11
     "Shareholder's Meeting"                                           34
     "Specified Contracts"                                             23
     "Surviving Corporation"                                            2
     "Takeover Proposal"                                               48
     "Tax"                                                             21
     "Tax Liability"                                                    7
     "Transaction Proposal"                                            36
     "Unaudited Balance Sheet"                                         15
     "Voting Stock"                                                    51

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION


     AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 5, 1997 (the "Agreement"), among Medarex, Inc., a New Jersey corporation (the "Parent"), Medarex Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and GenPharm International, Inc., a California corporation (the "Company").

     WHEREAS, the Board of Directors of the Company, Parent and Merger Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein pursuant to which the Merger Sub will merge with and into the Company with the Company being the surviving corporation in the Merger (the "Merger"), thereby becoming a direct wholly-owned subsidiary of Parent.

     WHEREAS, Parent, Merger Sub and the Company desire that, upon the terms and conditions set forth herein, the issued and outstanding shares of Company common stock, without par value (the "Company Common Stock"), and Company preferred stock, without par value (the "Company Preferred Stock"), be converted upon the Merger into shares of voting common stock, par value $.01 per share, of the Parent ("Parent Common Shares"), and/or the right to receive certain additional shares of Parent Common Shares and that each outstanding option to purchase shares of Company Common Stock shall be assumed by Parent as hereinafter provided.

     WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Reorganization dated May 5, 1997 (the "Prior Agreement") and desire to enter into this Agreement to amend and restate the Prior Agreement.

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

          SECTION 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in Section 1.3 below), the Merger Sub shall be merged with and into the Company (Merger Sub and the Company sometimes being hereinafter referred to as the "Constituent Corporations"). Upon the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the name GenPharm International, Inc.

          SECTION 1.2  Closing.  Unless this Agreement shall have been
                       -------
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V, other than those conditions which by their terms are to be satisfied at the Closing (the "Closing Date"), at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169, unless another date, time or place is agreed to in writing by the parties.

          SECTION 1.3  Effective Time of the Merger.  As soon as practicable
                       ----------------------------
after the satisfaction of or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by preparing, executing and filing an agreement of merger in conformity with Section 1101 of the CGCL (the "Merger Agreement") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the date and time of the filing of the Merger Agreement with the Secretary of State of the State of California (or such later time as is specified in the Merger Agreement) being the "Effective Time").

          SECTION 1.4  Effects of the Merger.  Upon the effectiveness of the
                       ---------------------
Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          SECTION 1.5  Articles of Incorporation; By-Laws.  (a)  At the
                       ----------------------------------
Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Articles of Incorporation"), as amended by the Merger Agreement.

          (b) At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company, as in effect immediately prior to the Effective Time (the "Company By-Laws"), until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 1.6  Directors and Officers.  The directors of Merger Sub
                       ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1  Effect on Capital Stock.  At the Effective Time, by
                       -----------------------
virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

          (a)  Common Stock of Merger Sub.  Each share of common stock, par
               --------------------------
value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one thousand shares of common stock of the Surviving Corporation owned by Parent, which shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time;

          (b) Conversion of Shares.  Except as otherwise provided herein, as
              --------------------
payment of the Merger Consideration (as defined below) at the Effective Time each issued and outstanding share of Company Common Stock and Company Preferred Stock, except Dissenters' Shares (as defined herein), shall, by virtue of the Merger, be converted into the right to receive Parent Common Shares to be determined as set forth below. For the purposes of this Agreement, "Merger Consideration" shall mean $62,725,000, subject to adjustment as provided in subsection 2.1(b)(iv) below.


          (i) Company Preferred Stock.  (A) The outstanding shares of Company
              -----------------------
Preferred Stock are entitled, upon the effectiveness of the Merger, to receive a portion of the

Merger Consideration with an aggregate value of $40,378,646 (the "Preference Amount"), (payable as determined below) before any payment in respect of the Merger Consideration is to be made to holders of Company Common Stock. The balance of any Merger Consideration in excess of the Preference Amount is to be shared by the holders of Company Common Stock and each series of Company Preferred Stock on a share-for-share basis after the deemed conversion of the Company Preferred Stock into Company Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:

                  PREFERENCE AMOUNT
            ------------------------------
              NO. OF   $ PER                  SHARING     CONV.  AS CONV.
  SERIES      SHARES   SHARE    AGGREGATE   PERCENTAGES   RATE     SHS.
----------   --------- ------  -----------  ------------  -----  ---------
Series A       800,000   .375  $   300,000         .743%    0.5    400,000
Series B       800,000   .375      300,000         .743%    0.5    400,000
Series C     4,055,200   1.50    6,082,800       15.064%    0.5  2,027,600
Series D     2,342,858   1.75    4,100,002       10.154%    0.5  1,171,429
Series E     4,675,700   3.50   16,364,950       40.529%    0.5  2,337,850
Series F       111,112   9.00    1,000,008        2.476%  1.040    115,556
Series G       230,000  10.00    2,300,000        5.696%  1.055    242,650
Series H     1,143,697   7.00    8,005,879       19.828%    1.0  1,143,697
Series I       275,001   7.00    1,925,007        4.767%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,378,646          100%         8,113,783
                               ===========       ======          =========

          (B) Initial Payment. At the Closing Date, Parent will issue 2,000,000 shares of Parent Common Shares (the "Initial Payment Shares") to the holders of the Company Preferred Stock. On the Initial Placement Date (as defined below), Parent will issue a number of additional shares of Parent Common Shares (the "Placement Date Shares") to the holders of Company Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of
     (1) the quotient obtained by dividing the Preference Amount (or, if lower in amount, the Merger Consideration, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to in this Agreement as the "Initial Shares." The holders of the Initial Shares shall be entitled to participate in a placement of such Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Parent all in accordance with the terms and conditions set forth in Section 7.2 hereof. The date of the Closing of the Initial Placement (the "Initial Placement Date") shall occur on or before December 31, 1997. In the event the Initial Placement does not occur prior to December 31, 1997, the Initial Placement Date shall be deemed to be December 31, 1997.

          The "Per Share Placement Amount" means the quotient obtained by dividing (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur, the Per Share Placement Amount shall be the Fair Market Value of the Parent Common Shares on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive as of the Effective Time shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Initial Payment Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Initial Placement Date shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in subsection 2.1(b)(i)(A) above.

          (C) Second Payment. For the purposes of this Agreement, "Additional Shares" shall mean any and all Parent Common Shares issued as payment of the Merger Consideration that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of Company Preferred Stock pursuant to subsection 2.1(b)(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of Company Preferred Stock shall be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Merger Consideration, as adjusted, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the Preference Amount.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Second Payment Date (in addition to any fractional share of Parent Common Shares issuable with respect thereto pursuant to subsection 2.1(b)(ii) below) shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Parent Common Shares to be issued on the Second Payment Date by (y) the applicable Sharing Percentage set forth in the table in subsection 2.1 (b)(i)(A) above for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          (ii) Common Stock.  Once the Initial Placement Amount, plus any
               ------------
Additional Shares, having an aggregate value as determined above equal to the full Preference Amount has been distributed to the holders of the Company Preferred Stock, each series of Company Preferred Stock shall, for purposes of determining Additional Shares to be issued in respect thereof pursuant to this Agreement, be deemed to be converted into shares of Company Common Stock on the basis of the Conversion Rates set forth above in subsection 2.1(b)(i)(A), and on the Second Payment Date each share of Company Common Stock, including shares of Company Common Stock into which each share of Company Preferred Stock is deemed to have been converted as herein provided, shall share in the Merger Consideration, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Parent Common Shares which the holders of each share of Company Common Stock shall be entitled to receive pursuant to this subsection 2.1(b)(ii) shall be equal to (1) the Common Stock Payment Amount, divided by (2) the product of (x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of a Parent Common Share on the Second Payment Date (the "Common Exchange Ratio").

          For the purposes of this Agreement, "Fully Diluted Shares" shall mean the sum of (1) issued and outstanding shares of Company Common Stock, (2) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock as set forth in subsection 2.1(b)(i)(A) above and (3) the number of shares issuable upon the exercise of the Company Options (as defined herein) outstanding as of the Effective Time.

          (iii)  Final Payment.  In the event that any of the Contingent
                 -------------
Payments (as defined below) has not been received by the Company by December 15, 1998 but is received by December 15, 1999, the holders of Company Preferred Stock and Company Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Merger Consideration, as adjusted, less the sum of (1) the Initial Placement Amount, (2) the Second Payment Amount and (3) the Common Stock Payment Amount.

          For the purposes of this Agreement, "Final Payment Date" shall mean a date after the Second Payment Date selected by Parent not later than the earlier of (1) thirty (30) days following the receipt of the last Contingent Payment and
(2) December 31, 1999.

          For the purposes of this Agreement "Contingent Payments" shall mean those payments due the Company pursuant to that certain Cross License Agreement dated March 26, 1997 among Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., Japan Tabacco Inc. and the Company including all principal and interest payments and other consideration received by the Company pursuant to that certain Convertible Subordinated Promissory Note of Cell Genesys, Inc. in the principal amount of $15,000,000 held by the Company (the "Convertible Note").

          If, prior to the Final Payment Date, the holders of Company Preferred Stock shall have received a portion of the Merger Consideration at least equal to the Preference Amount, the fractional share of Parent Common Shares which the holder of each outstanding share of Company Common Stock, including Shares of Company Preferred Stock deemed converted pursuant to subsection 2(b)(ii) hereof, shall be entitled to receive on the Final Payment Date shall be determined in the same manner as in subsection 2.1(b)(ii) above. If, prior to the Final Payment Date, the holders of Company Preferred Stock shall not have received a portion of the Merger Consideration at least equal to the Preference Amount, then the Final Payment Amount shall be paid as provided in subsection 2.1(b)(i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Merger Consideration theretofore distributed to the holders of Company Preferred Stock; and the balance, if any, of the Final Payment Amount shall be paid in accordance with subsection 2.1(b)(ii).

          (iv) Adjustments to Merger Consideration.  (A) In the event the
               -----------------------------------
product obtained by multiplying (x) 3,500,000 by (y) the Per-Share Placement Amount (the "Adjusted Placement Amount") shall be less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount shall exceed $30,000,000 (the "Initial Placement Ceiling") then the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling shall be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.

     (B) The aggregate amount of the Merger Consideration to be delivered pursuant to subsection 2.1(b) above shall also be reduced on a dollar-for-dollar basis to the extent that the amount of the Company's cash and cash equivalents plus working capital (exclusive of cash and cash equivalents and any Contingent
----
Payments) and the amount by which the Merger Consideration is reduced pursuant to subsection 2.1(b)(iv)(C) (unless paid by Parent), less (1) long-term
                                                     ----
liabilities as set forth on the unaudited balance sheet for the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by the Company between the
----
Closing Date and December 31, 1997, (2) the $750,000 Eisai milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Contingent Payments (net of the liability for income taxes attributable to the Contingent Payments, including the receipt of the Convertible Note, as determined under Section 4.15(b) (the "Tax Liability") and legal and other expenses related thereto) received by the Company after the Closing Date is less than $33 million (the "Contingent Payment Adjustment"), provided, however, that there shall be a credit against any such Contingent Payment Adjustment in an amount equal to any Initial

Placement Floor Adjustment made pursuant to subsection 2.1(b)(iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Parent and the Company will use their best good faith efforts to agree upon the projected income and expenses of the Company for the period between the Closing Date and December 31, 1997.

     (C) The aggregate amount of the Merger Consideration to be determined pursuant to subsection 2.1(b) above shall also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half ( 1/2) of the amount of any fee paid by the Company to any investment banking firm or financial advisor engaged by the Company in connection with the Merger and the transactions contemplated by this Agreement or (y) $100,000.

          For the purposes of this Agreement, the "Fair Market Value" of the Parent Common Shares shall be equal to the average closing sales prices of the Parent Common Shares as reported on The Nasdaq National Market for the ten (10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

     (c) Prepayment of Merger Consideration.  Parent shall have the right at any
         ----------------------------------
time to prepay all or a portion of the Merger Consideration by delivering Additional Shares to the holders of Company Preferred Stock or Company Common Stock, as the case may be, in a manner consistent with the above provisions. Parent shall receive a credit against the Merger Consideration due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of Company Preferred Stock or Company Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

     (d) Payment of Merger Consideration in Cash.  Anything herein to the
         ---------------------------------------
contrary notwithstanding, Parent shall have the option to pay all or a portion of the Merger Consideration in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Parent shall have disapproved the issuance of the Additional Shares at a meeting held pursuant to Section 4.16, or (y) the Fair Market Value per share of the Parent Common Shares at the date of such payment is $5.00 or less.

     (e) Transferability.  The right to receive Initial Shares or Additional
         ---------------
Shares pursuant to this Section 2.1 is a right received by holders of Company Common Stock and Company Preferred Stock as of the Effective Time which may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

     (f) Nature of Additional Shares.  Parent and the Company have provided for
         ---------------------------
the payment of Additional Shares in the manner described herein as a result of bona-fide negotiations in determining the relative value of the two companies. The Additional Shares represent additional consideration for the Company Common Stock and Company Preferred Stock and are not intended as royalty payments.

     (g) Fractional Shares.  No fractional shares shall be issued by Parent in
         -----------------
the Merger. Each shareholder of the Company who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Parent Common Shares on the Closing Date or the applicable Contingent Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, fractional share interests shall be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Parent Common Shares (determined in accordance with the preceding sentence).
The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     (h) Adjustments.  If between the date hereof and the date of payment of any
         -----------
shares pursuant to this Section 2.1 or Section 2.3 hereof the outstanding shares of Parent Common Shares shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section 2.1 or
Section 2.3 hereof shall be adjusted correspondingly.

     (i) Closing of the Company's Transfer Books.  At the Effective Time, the
         ---------------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall be made thereafter.

     (j)  Cancellation and Retirement of Company Common Stock and Company
          ---------------------------------------------------------------
Preferred Stock.  As of the Effective Time, all shares of Company Common Stock
---------------
and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any Fractional Share Payment.

     (k)  Dissenters' Shares.  Shares of Company Common Stock that have not been
          ------------------
voted for adoption of the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with the CGCL ("Dissenters' Shares") shall not be converted into the right to receive Parent Common Shares as set forth in this Section 2.1 on or after the Effective Time, but shall be entitled to receive from Parent such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the relevant provisions of the CGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of

Parent, settle or offer to settle any such demands. Parent will pay all sums due to holders of Dissenters' Shares.

     SECTION 2.2  Exchange of Certificates.
                  ------------------------

     (a) Exchange Agent.  After the Effective Time, a bank or trust company
         --------------
designated by Parent shall act as agent (the "Exchange Agent") in effecting the exchange of certificates ("Certificates") which, immediately prior to the Effective Time, represent Company Common Stock or Company Preferred Stock for certificates of Parent Common Shares and, subsequent to such exchange, in distributing Additional Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of Certificates theretofore representing any such shares of Company Common Stock and Company Preferred Stock advising such holder of the procedure for surrendering to the Exchange Agent any such Certificates for exchange. If any certificates of Parent Common Shares are to be issued in a name other than that in which a Certificate so surrendered is then registered, it shall be a condition of such exchange that the Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of shares of Parent Common Shares and the right to receive the Additional Shares into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate shall have been
converted.   Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of Parent Common Shares after the Effective Time. Upon surrender of a Certificate, the holder of record thereof shall receive, together with certificates representing the Parent Common Shares to which he shall be entitled in accordance with Section 2.1, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of Parent Common Shares after the Effective Time in the case of Initial Shares, or after any Contingent Payment Date, in the case of Additional Shares, in each such case, without interest thereon. Parent shall be authorized to deliver Parent Common Shares attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     (b)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange
          ------------
Agent shall be liable to any person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or Fractional Share Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Common Shares, any Fractional Share Payment or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)(ii)), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 2.2(a).

     SECTION 2.3  Assumption of Options.  (a)  As of the Effective Time, Parent
                  ---------------------
shall assume each option to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under the Company's stock option plans (the "Plans") and each Company Option shall thereafter be exercisable for a number of shares of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Parent Common Shares for such Company Options shall be the exercise price per share under such Company Option divided by the Common Exchange Ratio, rounded to the nearest $.01, all in accordance with Section 425(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option with the meaning of
Section 422A of the Code, although an assumed Company Option is intended to be an incentive stock option if the Company Option so qualifies.

     (b) Each assumed Company Option shall be upon the same terms and conditions as were applicable under the Company Option to purchase Company Common Stock except for the adjustments contemplated hereinabove in Section 2.3(a). Parent will take all corporate and other action necessary to reserve and make available sufficient shares of Parent Common Shares for issuance upon exercise of such Company Options (including the Additional Shares payable as described above), will use its best efforts to list such shares on The Nasdaq Stock Market, will prepare and file with the Securities and Exchange Commission ("SEC") registration statements on the appropriate forms relating to the issuance upon exercise of the shares of Parent Common Shares underlying Company Options held by Company employees and will use its best efforts to have such registration statements declared effective as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statements. Parent will cause a Registration Statement on Form S-8 to be filed with the SEC to register the shares of Parent issuable under the foregoing Company Options as soon as practical following the Effective Time but not in excess of 120 days thereafter.

     SECTION 2.4  Assumption of Warrant to Purchase Company Series C Preferred
                  ------------------------------------------------------------
Stock.  As of the Effective Time, Parent shall assume the outstanding warrant to
-----
purchase 50,000 shares of Company Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of Series C Preferred Stock purchasable thereunder there shall be purchased following the Effective Time a fractional share of Parent Common Shares equal to the same fractional share that a holder of Series C Preferred Stock as of the Effective Time receives pursuant to the terms of this Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price per share of Parent Common Shares shall be $3.00 divided by the Series C Preferred Exchange Ratio. Parent shall provide a substitute warrant to the holder reflecting the foregoing, upon surrender of the existing warrant.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1  Representations and Warranties of the Company.  Except as set
                  ---------------------------------------------
forth in Schedule A previously delivered to Parent (the "Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     (a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has no subsidiaries.

     When used with respect to the Company, the term "Material Adverse Effect" means any material adverse change in, or effect on (i) the business, prospects, results of operations or condition (financial or other) of the Company or (ii) the ability of the Company to consummate any of the transactions contemplated hereby.

     (b) Company Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Company Articles of Incorporation and the Company By-Laws. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company By-Laws.

     (c) Capitalization. The authorized capital stock of the Company consists of 32,000,000 shares of Company Common Stock and 33,691,116 shares of Company Preferred Stock of which (i) 800,000 shares are designated as Series A Preferred Stock; (ii) 800,000 shares are designated as Series B Preferred Stock, (iii) 4,105,200 shares are designated as Series C Preferred Stock; (iv) 4,105,200 shares are designated as Series C1 Preferred Stock; (v) 2,350,000 shares are designated as Series D Preferred Stock; (vi) 2,350,000 shares of designated as Series D1 Preferred Stock; (vii) 5,142,858 shares are designated as Series E Preferred Stock; (viii) 5,142,858 shares are designated as Series E1 Preferred Stock; (ix) 145,000 shares are designated as Series F Preferred Stock; (x) 250,000 shares are designated as Series G Preferred Stock; (xi) 1,500,000 shares are designated as Series H Preferred Stock; (xii) 1,500,000 shares are designated as Series H1 and (xiii) 500,000 shares are designated as Series I Preferred Stock.

     As of the date hereof, (i) 1,893,413 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of the preemptive (or similar) rights of any shareholder of the Company; (ii) 800,000 shares of Series A Preferred Stock (convertible into 400,000 shares of Company Common Stock), 800,000 shares of Series B Preferred Stock (convertible into 400,000 shares of Company Common Stock), 4,055,200 shares of Series C Preferred Stock (convertible into 2,027,600 shares of Company Common Stock), 0 shares of Series C1 Preferred Stock, 2,342,858 shares of Series D Preferred Stock (convertible into 1,171,429 shares of Company Common Stock), 0 shares of Series D1 Preferred Stock, 4,675,700 shares of Series E Preferred Stock (convertible into 2,337,850 shares of Company Common Stock), 0 shares of Series E1 Preferred Stock, 111,112 shares of Series F Preferred Stock (convertible into 115,556 shares of Company Common Stock), 230,000 shares of Series G Preferred Stock (convertible into 242,650 shares of Company Common Stock), 1,143,697 shares of Series H Preferred Stock (convertible into 1,143,697 shares of Company Common Stock), 0 shares of Series H1 Preferred Stock and 275,001 shares of Series I Preferred Stock (convertible into 275,001 shares of Company Common Stock) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive (or similar) rights of any shareholder of the Company; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 568,749 shares are subject to outstanding, unexercised options pursuant to the Company Plans; and (v) warrants to purchase 127,500 shares of Company Common Stock which will terminate at the Effective Time and warrants to purchase 50,000 shares of Company Series C Preferred Stock which will not terminate at the Effective Time, all as listed on Section 3.1(c) of the Disclosure Schedule. Since April 30, 1997, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of Company Options. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company; and (iii) no options, calls, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise). The Company does not own any equity securities of any corporation, partnership, trust, company or other corporate entity. Section 3.1(c)(i) of the Disclosure Schedule lists the holders of Company Common Stock and Company Preferred Stock by name and address and the number of shares held as of April 30, 1997. Section 3.1(c)(ii) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date, and whether the vesting of such options will be accelerated by the transactions contemplated by this Agreement.

     (d) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in
Section 3.1(d) of the Disclosure Schedule by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The only vote of the holders of any class or series of outstanding securities of the Company required for approval of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class.

     (e) No Conflict; Required Filings and Consents. Subject only to the approval of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in Section 3.1(d) of the Disclosure Schedule by the holders of Company Common Stock and Company Preferred Stock: (i) The execution, delivery and performance of this Agreement by the Company does not
(A) conflict with or violate the Company Articles of Incorporation or Company By-Laws; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchises, or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, in the case of clauses (B) and
(C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (ii) The execution delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any United States federal, state or local court, administrative agency or commission, or entity created by rule, regulation or order of any United States federal, state or local commission or other governmental agency, authority or instrumentality (a "Governmental Entity"), or any third party to any agreement, contract, license or other instrument or obligation to which the Company is a party, except for (A) the filing with the SEC of a registration statement on Form S-4 (the "Form S-4") under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Parent Common Shares to be issued in the Merger shall be registered, including therein a combined consent solicitation statement and prospectus as amended or supplemented from time to time, (the "Consent Solicitation Statement/Prospectus") and the obtaining from the SEC of such orders as may be required in connection therewith; (B) consents, authorizations, approvals or filings pursuant to the applicable provisions of federal and state securities laws; (C) applicable filings under state anti-takeover laws, if any; (D) the filing of the Merger Agreement and other certificates as required by the CGCL; and (E) such consents, approvals, authorizations or permits of, actions by or notifications to a Governmental Entity or third party the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not conduct business in, nor is it otherwise subject to the laws of, any jurisdiction outside the United States as it relates to this Agreement and the consummation of the Merger and other transactions contemplated hereby and the Company makes no representation or warranty with respect to any consent, approval, authorization or permit of, action by, filing with or notification to any non-United States Governmental Entity that may be required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     (f) Compliance. (i) The Company holds, and is in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities, including the United States Food and Drug Administration ("FDA") and United States Department of Health and Human Services, and committees thereof, necessary for the operation of the business of the Company, except to the extent the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval.

     (ii) Since January 1, 1991, neither the Company nor, to the best knowledge of the Company, any of its respective executive officers, directors or employees has been the subject of any investigation or order of any Governmental Entity arising under applicable laws, and to the best knowledge of the Company, no such investigation or order is pending or threatened, except for such investigations or orders, including those pending or threatened, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (g) Financial Statements. (A) The Company has furnished to Parent (1) an audited balance sheet of Company as of December 31, 1995 and 1996 (the "Audited Balance Sheet"), (2) an audited statement of operations of Company for the fiscal years ended December 31, 1994, 1995 and 1996, (3) an unaudited balance sheet of Company as of April 30, 1997 (the "Unaudited Balance Sheet"), and (4) an unaudited statement of operations of Company for the period ended April 30, 1997, (collectively, the "Financial Statements"). The Audited Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets".

     (B) The Financial Statements (including, in each case, any related notes thereto) are correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except further that the notes (if any) to the unaudited Financial Statements have not been prepared in accordance with GAAP and the unaudited Financial Statements do not present all the items required by
GAAP) and fairly present the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (C) Except as and to the extent set forth on the Balance Sheets including the notes thereto, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for liabilities or obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by the Company in writing or otherwise approved in writing by the Company for inclusion in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Consent Solicitation Statement/Prospectus will not, at the date it is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for including or incorporation by reference in the Consent Solicitation Statement/Prospectus.

     (i) Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, the Company has not:

     (A) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, and except in connection with this Agreement and the transactions contemplated hereby;

     (B) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

     (C) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising by operation of law, liens for current real and personal property taxes incurred but not yet due and payable, purchase money security interests arising as a matter of law between the date of delivery and payment, and other liens of an immaterial nature);

     (D) transferred, leased or otherwise disposed of any of its assets or properties except in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

     (E) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

     (F) waived or released any rights of material value;

     (G) except pursuant to those contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

     (H) made or granted any wage or salary increase applicable to any group or classification of employees generally, other than normal salary increases consistent with past practices, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Company;

     (I) entered into any transaction, contract or commitment which provides for a period of performance which extends beyond twelve (12) months from the date hereof or involves payment or receipt after the date hereof of amounts in excess of $50,000, except (i) contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule and (ii) this Agreement and the transactions contemplated hereby;

     (J) suffered any casualty loss or damage to any of its properties (whether or not such loss or damage shall have been covered by insurance) which adversely affects in any material respect its ability to conduct business; or

     (K) made any amendments or changes to the Company Articles of Incorporation or Company Bylaws;

     (L) had any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (M) had any change in accounting methods or practices (including any change in depreciation or amortization policies or rates);

     (N) made any revaluation of any of its assets;

     (O) made any declaration, setting aside or payment of a dividend or other distribution with respect to Company Common Stock or Company Preferred Stock, or any direct or indirect redemption, purchase or other acquisition of any of its capital stock other than pursuant to the exercise of repurchase rights under stock option agreements;

     (P) loaned to any person or entity, incurred any indebtedness, guaranteed any indebtedness, issued or sold any debt securities or guaranteed any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (Q) become aware of commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

     (R) received notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined herein) or of infringement by the Company of any third party's Intellectual Property rights;

     (S) issued or sold any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than pursuant to the exercise of employee stock options;

     (T) incurred any change in pricing or royalties set or charged to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

     (U) agreed to enter into a strategic alliance or granted third party royalty rights; or

     (V) taken any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

     Except as otherwise disclosed in this Agreement or in the Disclosure Schedule, as of the date hereof, the Company does not have knowledge of any facts or circumstances or of any change, event or development in or affecting the Company that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

     (j) Absence of Litigation. Except as disclosed Section 3.1(j) of the Disclosure Schedule there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, arbitrator or other Governmental Entity, domestic or foreign, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Labor Matters. The Company is not a party to any collective bargaining agreement. Since January 1, 1996, the Company has not (i) had any employee strikes, work stoppages, slowdowns or lockouts; (ii) received any requests for certifications of bargaining units or any other requests for collective bargaining; or (iii) become aware of any efforts to organize employees of the Company into a collective bargaining unit.

     (l) Employee Benefit Plans. (i) Section 3.1(l) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multi-employer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement), whether formal or informal, legally binding or not, under which any employee or former employee of the Company has any material present or future right to benefits or under which the Company has any material present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

     (ii) Except as set forth in Section 3.1(l) of the Disclosure Schedule, with respect to each Company Plan, the Company has delivered, or made available, to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to auditor's request for information.

     (iii) (A) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter or has filed a timely request (or has time remaining in which it may file a timely request in the future) for a determination letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, no facts or circumstances exist which, to the knowledge of the Company, would give rise to any such actions, suits or claims, except for such action, suits or claims the effects of which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, and the Company will promptly notify Parent of any pending or threatened claims arising between the date hereof and the Closing Date; (D) neither the Company nor to the knowledge of the Company any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or Parent to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i) that is reasonably likely to result in material liability; (E) no event has occurred and no condition exists that would subject the Company to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to, the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c) that is reasonably likely to result in a material liability to the Company; (F) all insurance premiums required to be paid with respect to Company Plans as of the date hereof have been or will be paid prior to their respective due dates; (G) all contributions required to be made prior to the date hereof under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be made; and (H) no Company Plan provides for an increase in benefits on or after the date hereof.

     (iv) No Company Plan is, or has ever been, subject to Title IV of ERISA and, except as set forth in Section 3.1(l) of the Disclosure Schedule, there are no unfunded Company Plans under which benefits are payable presently, or in the future, to present or former employees of the Company.

     (v) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, and the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be exempt from taxation within the meaning of Code section 501(c)(9).

     (vi) Except as set forth on Section 3.1(l) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transactions contemplated by this Agreement, whether or not such payments would constitute a parachute payment within the meaning of Code section 280G.

     (m) Tax Matters. (i) Except as set forth in Section 3.1(m) of the Disclosure Schedule, (A) the Company has filed, been included in or sent, all returns, declarations and reports and information returns and statements required to be filed or sent by the Company relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company

(collectively, "Returns"); (B) as of the time of filing, the Returns were correct in all material respects; (C) the Company has timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (D) the Company has made or will make provisions for all Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (E) the charges, accruals and reserves for Taxes reflected on the books of the Company are adequate under generally accepted accounting principles to cover the Tax liabilities accruing or payable by the Company in respect of periods prior to the date hereof; (F) the Company is not delinquent in the payment of any Taxes nor has requested any extensions of time within which to file or send any Return, which Return has not since been filed or sent; (G) no deficiency for any Taxes has been proposed, asserted or assessed, in writing, against the Company other than those Taxes being contested in good faith by appropriate proceedings (if necessary, Section 3.1(m) of the Disclosure Schedule shall set forth the nature of the proceedings, the type of return, the deficiencies proposed, asserted or assessed and the amount hereof, and the taxable year in question);
(H) the Company has not granted any extension of the limitation period applicable to any Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (I) the Company is not subject to liability for Taxes of any person; (J) the Company is not and has not been a party to any tax sharing agreement; and (K) the Company is not or has not been a party to any nexus or allocation agreements with any State of the United States.

     (ii) "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, capital stock, social security (or similar), unemployment, disability, transfer, alternative or add-on minimum, estimated or other governmental assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group.

     (n) Intellectual Property. (i) The Company owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Intellectual Property"). The Intellectual Property filed by or on behalf of the Company with the United States Patent and Trademark Office is listed in
Section 3.1(n) of the Disclosure Schedule. Each license or other agreement relating to Intellectual Property to which the Company is a party has been complied with by the Company in all material respects and is in full force and effect; (ii) the Company has not licensed or otherwise granted to others any rights to use any such Intellectual Property except as contemplated by this Agreement, or as set forth in Section 3.1(n) of the Disclosure Schedule; (iii) to the Company's knowledge and except as set forth in Section 3.1(n) of the Disclosure Schedule, the use of such Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company acquired the right to use such Intellectual Property; and (iv) to the knowledge of the Company and except as set forth in Section 3.1(n) of the Disclosure Schedule, no person is challenging, infringing on or otherwise violating any right of the Company with respect to such Intellectual Property. To the Company's knowledge, all such patents, trademarks, service marks, and copyrights held by the Company or licensed by the Company are valid and subsisting. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Intellectual Property or any third party right to such Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (o) Title to Properties; Liens and Encumbrances. Section 3.1(o) of the Disclosure Schedule sets forth a complete and accurate list of all real properties leased by the Company. Except as set forth in Section 3.1(o) of the Disclosure Schedule and except for such defects in the title as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has valid leasehold interests in its respective real properties and has valid title to all of its respective other properties and assets (except for leased properties and assets, in which case the Company has a valid leasehold interest therein), subject only to (i) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) liens securing indebtedness of the Company which is created substantially simultaneously with the purchase of the relevant properties or assets and which do not encumber property other than such property or assets, and (iii) liens that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property in fee.

     All of the Company's material tangible personal property, equipment, fixtures and inventories used in the ordinary course of its business are in good, merchantable condition, reasonable wear and tear excluded, or in reasonably repairable condition, suitable for the purposes for which they are being used, and valued at the lower of cost or market for purposes of the Balance Sheets. Section 3.1(o) of the Disclosure Schedule contains a list of Company's material depreciable assets as of March 31, 1997. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products for purposes of the Balance Sheets. All of the material inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

     (p) Environmental Matters. The property, assets and operations of the Company are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, orders, decrees, judgments, injunctions, licenses, permits or regulations relating to environmental matters (collectively, the "Environmental Laws"), except to the extent that failure to comply with such Environmental Laws would not have a Material Adverse Effect. To the Company's knowledge, none of the property, assets or operations of the Company are the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release into the environment, of any substance regulated by, or which would form the basis of liability, under any Environmental Laws (a "Hazardous Substance"), or are in contravention of any federal, state, local or foreign law, order or regulation that would have a Material Adverse Effect. The Company has not received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against it with respect to material violations of an Environmental Law or in connection with the release or threatened release of any Hazardous Substance into the environment. The Company has no material contingent liability in connection with any release or threatened release of any Hazardous Substance into the environment.

     (q) Certain Contracts and Agreements. (A) Section 3.1(q) of the Disclosure Schedule sets forth a list of all the Company's material contracts, licenses, agreements or leases other than this Agreement and the agreements contemplated hereby (the "Specified Contracts"). True and correct copies of the most current version of said Specified Contracts have been made available to Parent. The Company is not in default in the performance of any of its material obligations under any Specified Contract. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default of any of its material obligations by the Company under any Specified Contract or, to the Company's knowledge, by any other party thereto.

     (B) Except as disclosed in Section 3.1(q) of the Disclosure Schedule, the Company is not a party to any contract containing non-competition clauses, restrictive covenants or similar provisions that would limit Parent's or the Surviving Corporation's ability after the Closing to engage in any line of business in any geographic area or to compete against any person.

     (C) Except as set forth in Section 3.1(q) of the Disclosure Schedule, the Company does not have, is not a party to nor is it bound by:

     (1) any collective bargaining agreements,

     (2) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

     (3) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral,

     (4) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company,

     (5) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

     (6) any fidelity or surety bond or completion bond,

     (7) any lease of personal property having a value individually in excess of $50,000,

     (8) any agreement of indemnification or guaranty,

     (9) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

     (10) any agreement relating to capital expenditures and involving future payments in excess of $50,000,

     (11) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

     (12) any mortgages, indentures, loans or credit agreements, security agreements or the agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (8) hereof,

     (13) any purchase order or contract for the purchase of raw materials or services involving $25,000 or more,

     (14) any construction contracts,

     (15) any distribution, joint marketing or development agreement,

     (16) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

     (17) any other agreement that involves $50,000 or more or is not cancelable without penalty within thirty (30) days.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 3.1 (q), of the Disclosure Schedule, the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Specified Contract. Each Specified Contract is in full force and effect and, except as otherwise disclosed in Section 3.1(q), of the Disclosure Schedule, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     (r) Transactions with Affiliates. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company, on the other hand, other than any such contracts, agreements, arrangements and understandings that either individually or in the aggregate are de minimis in nature.

     (s) Pre-clinical and Clinical Testing. The preclinical tests and clinical trials of the Company were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such clinical trial or human trial, as the case may be. The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results described or referred to in communications with the appropriate regulatory authorities. The Company has not received any notices or other correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification of any human trials being conducted by the Company or on the Company's behalf as of the date hereof.

     (t) Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur without the prior written consent of Parent, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.1(u) to the Disclosure Schedule sets forth the Company's current reasonable estimate of all third party expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     (u) Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

     (v) HuMab-Mouse Technology. To the Company's knowledge, the Company's HuMab-Mouse/(TM)/ mice that are currently owned by the Company are able to produce high affinity human monoclonal antibodies against antigens in the manner described in the scientific papers authored by Company employees and published in scientific journals as heretofore supplied by the Company to Parent. In addition, to the Company's knowledge, the transportation of the mice currently owned by the company to Parent's animal facilities located outside the State of California will not have a material adverse effect on such mice, so long as appropriate precautions are taken regarding transportation of such mice consistent with the Company's past practice.

     (w)  Scope of Representations.  Anything to the contrary in this Section
3.1 notwithstanding, no representation or warranty made by the Company in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect on the Company at the date hereof.

     SECTION 3.2  Representations and Warranties of Parent and Merger Sub.
                  -------------------------------------------------------
Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

     (a) Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of Parent and Merger Sub has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are each duly qualified or licensed as a foreign corporation to do business, and each are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     When used with respect to Parent or Merger Sub, the term "Material Adverse Effect" means any material adverse change in or effect on (i) the business, prospects, results of operations or condition (financial or other) of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate any of the transactions contemplated hereby.

     (b) Charter and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Parent each as currently in effect and of the Certificate of Incorporation and By-Laws of Merger Sub each as currently in effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

     (c) Capitalization. The authorized capital stock of Parent consists of 40 million Parent Common Shares and two million Parent Preferred Shares, without par value (hereinafter referred to as "Parent Preferred Shares"). As of April 4, 1997, (i) 18,655,511 Parent Common Shares were issued and outstanding, and
(ii) no Parent Preferred Shares were issued and outstanding. All of the Parent Common Shares issuable in exchange for Company Common Stock in accordance with the terms of this Agreement have been duly authorized and reserved for issuance and, when so issued, will be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder of Parent.

     (d) Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub or their stockholders are necessary to authorize this Agreement or to consummate such transaction. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms.

     (e) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not: (A) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Merger Sub; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state or local Governmental Entity, except for: (A) the filings with the SEC of the Form S-4 and the obtaining from the SEC of such orders as may be required in connection therewith; (B) filings with the National Association of Securities Dealers Inc. ("NASD") on which the Parent Common Shares are currently eligible for trading; (C) the filing and recordation of the Merger Agreement as required by the CGCL; and (D) applicable filings under state anti-takeover laws and state Blue-Sky Laws, if any.

     (f) Compliance. (i) Parent and its subsidiaries hold, and are in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Parent and each subsidiary, except to the extent the failure to so hold or comply will not have, individually or in the aggregate, a Material Adverse Effect, and to the best knowledge of Parent there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval. Neither Parent nor any of its subsidiaries nor the conduct of their business is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no investigation by any United States Governmental Entity with respect to Parent is pending, or to best knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

     (g) SEC Filings; Financial Statements. (i) Parent and each of its subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1993, pursuant to Sections 12(b), 12(g), 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Parent SEC Reports"), each of which complied in all material respect with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, as in effect on the date so filed. Parent has delivered to the Company, in the form filed with the SEC (including any amendments thereto) copies of (A) its Annual Report on Form 10-K for each of the three fiscal years ended December 31, 1994, 1995 and 1996; (B) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1993; and (C) all other Parent SEC Reports or registration statements filed by Parent with the SEC since January 1, 1993.
None of such forms, reports or documents (including any financial statements or schedules included or incorporated by reference therein) filed by Parent contained, when filed (in the case of documents filed pursuant to the Exchange
Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (ii) Each of the audited and unaudited consolidated financial statements of Parent (including, in each case, any related notes thereto) included in the Parent SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (iii) Except as and to the extent set forth on the balance sheet of Parent at December 31, 1996, including the notes thereto, included in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, Parent does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred after the date of said Annual Report in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing or otherwise approved by Parent for inclusion in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus will, at the date the Consent Solicitation Statement/Prospectus is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto. The Form S-4 will comply as to form in all material aspects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made on incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

     (i) Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports filed since that date, Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date except as disclosed in the Parent SEC Reports, there has not been any change, event or development in or affecting Parent that constitutes or would reasonably be expected to have a Material Adverse Effect on Parent or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. In addition to the foregoing, as of the date hereof Parent does not know or have reason to know of any facts or circumstances or of any change, event or development in or affecting Parent or its subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (j) Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or other Governmental Entity, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have, a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Brokers. No broker, finder or investment banker (other than Vector Securities International, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     (l) Ownership of Company Common Stock. As of the date of this Agreement, Parent and its subsidiaries beneficially own shares of Company Common Stock representing less than 5% of the outstanding shares of Company Common Stock.

     (m) Parent Intellectual Property. (i) Parent owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Parent Intellectual Property"). Each license or other agreement relating to Parent Intellectual Property to which Parent is a party has been complied with by Parent in all material respects and is in full force and effect; (ii) Parent has not licensed or otherwise granted to others any rights to use any such Parent Intellectual Property except as contemplated by this Agreement, or as set forth in Parent's SEC filings; (iii) to Parent's knowledge and except as set forth in Parent's SEC filing, the use of such Parent Intellectual Property by Parent does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent acquired the right to use such Parent Intellectual Property; and (iv) to the knowledge of Parent and except as set forth in Parent's SEC filing, no person is challenging, infringing on or otherwise violating any right of Parent with respect to such Parent Intellectual Property. To Parent's knowledge, all such patents, trademarks, service marks, and copyrights held by Parent or licensed by Parent are valid and subsisting. Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Parent Intellectual Property or any third party right to such Parent Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (n)  Scope of Representations.  Anything to the contrary in this Section
3.2 notwithstanding, no representation or warranty made by Parent in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect at the date hereof.

                                  ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     SECTION 4.1  Conduct of Business of the Company Pending the Merger.  The
                  -----------------------------------------------------
Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as otherwise required by the terms of this Agreement or unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with its customers, suppliers and other persons with whom the Company or any of its subsidiaries has significant business relations and to preserve and maintain in effect all of the Company's Intellectual Property.

     Except as otherwise provided in this Agreement, by way of amplification and not in limitation of the foregoing, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of the Company or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities except for shares of Company Common Stock and/or Company Preferred Stock purchasable from employees upon termination of employment in accordance with the Company's usual and customary practice;

     (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) except that shares of Company Common Stock may be issued upon exercise of Company Options and the conversion of Company Preferred Stock outstanding as of the date hereof;

     (c) except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in compensation of employees and officers of the Company or its subsidiaries in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Company Plans, except on an individual basis in the ordinary course of business and consistent with past practice, or (iii) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by law or as provided in this Agreement; provided that the provisions of this
Section 4.1 shall not prohibit the Company and its subsidiaries from hiring personnel from time to time in the ordinary course of their business, consistent with past practice and in consultation with Parent;

     (d) amend the Company Articles of Incorporation, the Company By-Laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

     (e) except as allowed pursuant to Section 4.7 of this Agreement, acquire or agree to acquire (i) by merging or consolidation with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets (not otherwise subject to paragraph (h) below) other than in the ordinary course of business consistent with past practice;

     (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice and in amounts that are not, individually or in the aggregate, material to the Company;

     (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than or endorsements of negotiable instruments and similar guarantees in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (including deposits) incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

     (h) expend, or commit to expend, funds for capital expenditures other than in accordance with the Company's current capital expenditure plans in excess of $10,000 in any one transaction or related series of transactions;

     (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (j) recognize any labor union (unless legally required to do so) or enter into any collective bargaining agreement;

     (k) except as may be required as a result of a change in generally accepted accounting principles or as recommended by the Company's independent accountants and consented to in writing by Parent (which consent shall not be unreasonably withheld) prior to such change, change any of the accounting methods, practices or principles used by the Company;

     (l) make any Tax election or settle or compromise any income Tax liability in excess of $10,000 except for the sales and use tax matter set forth in
Section 3.1(m) of the Disclosure Schedule or file any federal income tax return prior to the last day prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company, without the prior consent of Parent, which consent shall not be unreasonably withheld;

     (m) commence any litigation (except any litigation arising out of or in connection with this Agreement) or any dispute resolution process or settle or compromise any litigation in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid;

     (n)  enter into any new line of business;

     (o) commence any new preclinical or clinical trials or submit any data or other materials or enter into any material discussions with the FDA or any other Governmental Entity (except discussions in the ordinary course of business);

     (p) transfer to any person or entity any rights to the Company's Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business);

     (q) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products of the Company;

     (r) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

     (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period;

     (t) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

     (u) pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company's Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to March 31, 1997 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

     (v) enter into or modify any new or existing agreements for the lease or purchase of real property; or

     (w) authorize any of, or commit or agree to take any of, the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

     SECTION 4.2  Conduct of Business of Merger Sub.  Merger Sub has not
                  ---------------------------------
engaged, and during the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     SECTION 4.3  Shareholders' Consent/Meeting.  As soon as practicable after
                  -----------------------------
the date of this Agreement, the Company will take all action necessary in accordance with and subject to applicable law and the Company Articles of Incorporation and the Company By-Laws to obtain the written consent to the Merger and this Agreement and the transactions contemplated hereby or to convene a meeting of its shareholders (the "Shareholder's Meeting") to consider and vote upon the adoption and approval of this Agreement. Subject to the next succeeding sentence, the Company, through its Board of Directors, shall recommend to its stockholders approval of the foregoing matters, and such recommendation shall be included in the Consent Solicitation Statement/Prospectus. The Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if and only if the Board, after advice of outside counsel, determines in good faith that the making of such recommendation, or the failure to so withdraw, modify or change such recommendation, could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law.

     SECTION 4.4  Access to Information; Confidentiality.  (a) From the date
                  --------------------------------------
hereof to the Effective Time, the Company (i) shall, and shall cause its officers, directors, employees, auditors and other agents to, afford the officers, auditors and other agents of Parent, reasonable access at all reasonable times (during normal business hours so as not to unduly or unreasonably interfere with the business of the Company) to its senior officers, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and such other persons with all financial, operating and other data and information as Parent, through its officers, may from time to time reasonably request, and (ii) shall make available its senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with the appropriate officers of Parent regarding the ongoing operations of the Company, the implementation of the transactions contemplated hereby and other matters related hereto. No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) Each of Parent and Merger Sub will hold information it receives pursuant to Section 4.4(a)(i) which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement dated February 27, 1997 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 4.5  Affiliates.  Prior to the Closing Date, the Company shall
                  ----------
deliver to Parent a letter identifying all persons who are, on the record date established for the Consent Solicitation Statement/Prospectus, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 4.5 hereto.

     SECTION 4.6  No Solicitation.  Subject to the proviso below, the Company
                  ---------------
shall not, nor shall the Company authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, "Representatives") retained by it to, solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below) or enter into or maintain or continue any discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, and the Company shall notify Parent orally (as promptly as practicable, and in any event within two business days) as to any Transaction Proposal which it or any of its Representatives may receive, specifying in reasonable detail the material terms thereof and, if requested by Parent, the Company shall furnish a written summary of such material terms (other than the identity of the party making such Transaction Proposal). Nothing contained in this Section 4.6 or this Agreement to the contrary shall restrict the Board of Directors of the Company from (i) furnishing information to any person or entity who makes an unsolicited inquiry concerning a possible Transaction Proposal, or
(ii) entering into negotiations or discussions with any person or entity that makes an unsolicited Transaction Proposal regarding that Transaction Proposal, or (iii) entering into an unsolicited Transaction Proposal, if, in the case of either clauses (ii) or (iii), the Board of Directors of the Company determines in good faith, after advice of counsel, that (a) the failure to do so could reasonably be deemed a breach of its fiduciary duties under applicable law or
(b) failing to make, withdrawing, modifying or changing a recommendation to the Company's stockholders with respect to the approval and adoption of this Agreement if the Board of Directors of the Company determines in good faith, after advice of counsel, that making such recommendation, or failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law. The Company shall provide such information to Parent regarding any inquiry, negotiation, discussion or proposal under this Section 4.6 as is necessary, in the reasonable judgment of the Board of Directors of the Company, to achieve a level playing field so that Parent shall not be at a disadvantage, provided that the name of any such other person need not be disclosed to Parent. The Company shall obtain a confidentiality agreement from the person making such inquiries or proposals containing substantially the same terms and provisions as that obtained from Parent, provided that to the extent such confidentiality agreement with such third party contains provisions that are more favorable to such third party than the comparable provisions in the Confidentiality Agreement, such provisions in the Confidentiality Agreement shall be amended correspondingly.

     As used herein, the term "Transaction Proposal" means (x) any acquisition or purchase of substantially all of the assets of, or any controlling interest in, or any debt or equity offering of, the Company or any Business Combination, as defined herein, or (y) any proposal, plan or agreement to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     SECTION 4.7  Employee Benefits Matters.  (a) Except as otherwise provided
                  -------------------------
in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain the Company Plans set forth in Section 3.1(l) of the Disclosure Schedule (other than the Plans) for the benefit of employees of the Company as such Company Plans are in effect immediately prior to the Effective Time; provided that Parent or Surviving Corporation may replace any Company Plan with a plan of Parent which provides benefits that are substantially similar to those benefits provided to Parent's employees.

     (b) Except as otherwise provided in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain compensation for Company employees, at the same levels as in effect on the date of this Agreement, subject to increases in accordance with Company policy.

     (c) On and after the Effective Time, Company employees shall be entitled to participate in the equity compensation plans of Parent for employees of Parent on the same basis as similarly situated employees of Parent.

     (d) On and after the Effective Time, the base salary and other compensation and benefits described in Section 4.7 (a) through (d) hereof may be altered by the Surviving Corporation consistent with the Company's past practices, to remain competitive or in accordance with industry practice; provided that the aggregate compensation and benefits provided to the Surviving Corporation employees shall be no less favorable than the compensation and benefits provided to Company employees immediately prior to the Effective Time and may be reduced only in the event of a material adverse change in the business of the Surviving Corporation.

     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.  (a)
                  ------------------------------------------------------
It is understood and agreed that the Company shall defend, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, jointly and severally, defend, indemnify and hold harmless, each present and former employee, agent, director and officer of the Company (the "Indemnified Parties") to the fullest extent required or permitted under (a) applicable law and (b) as provided in their respective charters and by-laws, which rights to be defended, indemnified and held harmless shall survive the Merger and shall continue in full force and effect without time limitation from and after the Effective Time. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation and the Parent, will periodically advance expenses as incurred with respect to the foregoing, to the fullest extent permitted by applicable law; provided the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, the Articles of Incorporation and the By-Laws of the Surviving Corporation with respect to indemnification, shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or otherwise entitled to indemnification pursuant to the Company's Articles of Incorporation. In the event that the Surviving Corporation transfers all or substantially all of its operations to another corporation or other entity, proper provision shall be made so that the successor or transferee thereof shall assume any remaining obligations of the Surviving Corporation set forth in this Section 4.8.

     (b) Parent shall cause the Company either (x) to continue in force for at least five years from the Closing Date, the Company's policy insuring its officers and directors for errors and omissions liability at least with respect to acts and omissions through the Closing Date, or (y) procure equivalent insurance.

     (c) Each current officer and director of the Company shall have rights as a third party beneficiary under this Section 4.8 as separate contractual rights for his or her benefit.

     SECTION 4.9  Further Action; Reasonable Best Efforts.  Upon the terms and
                  ---------------------------------------
subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts as are necessary for the consummation of the transaction contemplated by this Agreement and to fulfill the conditions to the Merger. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     SECTION 4.10  Notification of Certain Matters.  The Company shall give
                   -------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.11  Public Announcements.  Each party shall consult with the
                   --------------------
other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange or quotation system, provided, however, that each party may talk to their shareholders without the consent of the other in accordance with applicable law.

     SECTION 4.12  Tax Free Reorganization Treatment.  None of Parent, Merger
                   ---------------------------------
Sub, the Company or any of their respective affiliates shall take or cause to be taken any action, whether before or after the Effective Time, other than those actions specifically required or permitted by this Agreement, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

     SECTION 4.13  Rule 144 Information.  Parent hereby agrees that from the
                   --------------------
Effective Time until the third anniversary of the Effective Time, if Parent is not subject to Section 13 or 15(d) of the Exchange Act, it will ensure that there is publicly available the information specified in Rule 144(c)(2) under the Securities Act.

     SECTION 4.14  Preparation of Form S-4 and the Consent Solicitation
                   ----------------------------------------------------
Statement/Prospectus.  (i) Promptly following the date of this Agreement, the
--------------------
Company and Parent shall prepare and file with the SEC the Form S-4, in which the Consent Solicitation Statement/Prospectus will be included as a prospectus, in order to register the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Consent Solicitation Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and shall submit this Agreement and the transactions contemplated hereby to the holders of Company Common Stock and Company Preferred Stock for approval and adoption as provided by the CGCL and the Company Article of Incorporation and Company By-Laws. The Company shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the

Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the Closing Date, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company, Parent and Merger Sub each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

     SECTION 4.15(a)  Contingent Payments.  Parent shall use its commercially
                      -------------------
reasonable best efforts and shall take all reasonably required actions to ensure receipt by the Company of the full amount of the Continent Payments at least 15 days prior to the Second Payment Date. In the event that the full amount of the Contingent Payments cannot be obtained by the Second Payment Date, Parent shall continue to use its commercially reasonable best efforts and shall take all reasonably required action to ensure receipt by the Company of the full amount of the Contingent Payments at least 15 days prior to the Final Payment Date.

     (b) Thirty (30) days prior to the Final Payment Date, or the Second Payment Date if there is no Final Payment Date, Parent shall provide a person designated by the former Board of Directors of the Company (the "Board Designee") with its tentative determination of the Tax Liability (as defined in Section 2.1(b)(iv)(B)). Parent agrees to utilize the following items of deduction or loss to reduce first the Tax Liability prior to the utilization of any Parent net operating losses: (w) any compensation expense deduction resulting from the payment of the Employee Stock Bonus contemplated by Section 4.21 hereof, (x) deductible transaction expenses arising in connection with the Merger, (y) any Company operating expenses (less any accrued interest attributable to the Convertible Note) from the Closing Date through December 31, 1997 and (z) Company net operating loss carryovers. In addition, to the extent possible, Parent shall utilize its net operating losses (calculated without regard to the items set forth in (w), (x) and (y) above) to reduce the Tax Liability created by the Contingent Payments. Parent shall, however, use its commercially reasonable best efforts, within the purview of the applicable tax laws and regulations, to minimize the Tax Liability, unless taking such action would not, in Parent's reasonable business judgment, be in the best interests of Parent for reasons not principally related to tax or principally related to reducing the Merger Consideration. Appropriate adjustments will be made to prevent the double counting of any income, deduction or losses. The Board Designee may object to Parent's determination of the Tax Liability within fifteen (15) days of the receipt of Parent's determination of the Tax Liability, in which case the Tax Liability shall be determined in accordance with this paragraph by Parent's independent auditors.

     SECTION 4.16  Parent Shareholders' Meeting; Payment of Additional Shares.
                   ----------------------------------------------------------
Parent, in accordance with its Certificate of Incorporation and By-Laws and the applicable requirements of the New Jersey Business Corporation Act, the federal securities laws and the applicable requirements of The Nasdaq Stock Market, shall, if necessary to comply with said requirements within sixty (60) days of the Closing Date use its commercially reasonable best efforts to (i) present to its shareholders for approval at a special or annual meeting of shareholders, a resolution (the "Additional Stock Resolution") approving the potential additional issuance of Parent Common Shares as Additional Shares described in Section 2.1, along with the recommendation of the Board of Directors of Parent that such resolution be approved, and (ii) solicit from each of its shareholders a proxy in favor of the approval of the Additional Stock Resolution.

     SECTION 4.17  FIRPTA Matters.  At the Closing, (a) the Company shall
                   --------------
deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     SECTION 4.18  Expenses.  Except as otherwise specifically provided in this
                   --------
Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     SECTION 4.19  NMS Listing.  Parent shall authorize for listing on The
                   -----------
Nasdaq Stock Market the shares of Parent Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     SECTION 4.20  Blue Sky Laws.  Parent shall take such steps as may be
                   -------------
necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Shares pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdiction which are applicable in connection with the issuance of Parent Common Shares pursuant hereto.

     SECTION 4.21  Employee Stock Bonus.
                   --------------------

          (a) At the Initial Placement Date, Parent will issue 250,000 shares (the "Employee Shares") of Parent Common Shares to certain employees of the Company in accordance with the schedule to be delivered by the Company to Parent (the "Company Employees") within 10 days after the date of this Agreement. The Company Employees shall be required to include their Employee Shares in the Initial Placement. If the Initial Placement Date does not occur by December 31, 1997, the Employee Shares will be issued on the first business day of 1998.

          (b) Each Company Employee shall be required to remit to Parent, either in cash, by certified or bank check made payable to Parent, or out of the gross proceeds received by such Company Employee from the sale of his or her Employee Shares in the Initial Placement (the "Employee Share Amount"), an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the distribution of the Employee Share Amount. If the Initial Placement Date does not occur by December 31, 1997, Parent will cooperate with the Company Employees in the sale through brokers of sufficient Employee Shares to provide funds for tax withholding.

          (c) In addition, on the Second Payment Date (as defined herein) Parent will deliver to those Company Employees, who remain employees until December 31, 1997 or such earlier time as Parent agrees, such number of additional Employee Shares having a Fair Market Value as of the Second Payment Date equal to 3.626943% of the Merger Consideration, as adjusted, less (1) the aggregate Employee Share Amount and (2) the number of Employee Shares having an aggregate Fair Market Value as of the Second Payment Date equal to an amount sufficient to satisfy any federal, state or local tax withholding requirements. Such additional Employee Shares shall be distributed to Company Employees in the same proportion as the Employee Shares in subsection 4.21(a) above.

     SECTION 4.22  Shareholder Agreements.  The Company covenants and agrees
                   ----------------------
that prior to the date the Consent Solicitation/Prospectus is first mailed to the Company's shareholders, the Company will obtain from all shareholders of the Company who are directors of the Company or investment funds represented on the Board of Directors (the "Designated Shareholders") a Shareholder Agreement which provides that the Designated Shareholders will vote the shares of Company Preferred Stock and Company Common Stock held by them in favor of the adoption and approval of the Merger and the Required Amendments (as defined herein) to the Company's Articles of Incorporation.


                                   ARTICLE V

                              CONDITIONS OF MERGER

     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger.
                  -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the holders of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon each voting as a single class by the requisite vote under applicable law and the Company's Articles of Incorporation. In addition, the Company's shareholders shall have approved any and all amendments to the Company's Articles of Incorporation necessary to eliminate any conflicts with this Agreement described in Section 3.1(d) of the Disclosure Schedule (the "Required Amendments").

     (b) Other Approvals. Other than the filings contemplated by Section 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity or any third party (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the business of the Surviving Corporation, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), all conditions, if any, to such Requisite Regulatory Approvals shall have been satisfied and all such Requisite Regulatory Approvals shall be in full force and effect.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (d) Nasdaq Listing. The shares of Parent Common Shares issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq Stock Market upon official notice of issuance.

     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub.  The
                  --------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (c) Legal Opinion. Parent shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Company, an opinion in form and substance satisfactory to Parent and its counsel dated the Effective Time to the effect that:

          (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its properties and carry on its business as conducted at the Effective Time and is duly qualified to do business as a foreign corporation and in good standing in each state of the United States and such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Company.

          (ii) this Agreement constitutes the valid and legally binding obligation of Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (iii) except as may be set forth in Section 3.1(j) of the Disclosure Schedule hereof, to such counsel's knowledge, there is no litigation, legal action, arbitration, administrative proceeding, demand, claim or investigation pending, overtly threatened, against or relating to the Company or its properties or assets.

          (iv) all consents and approvals of federal Governmental Entities and Governmental Entities in the state of California which are required by the Company in connection with the execution and the consummation by the Company of this Agreement and the transactions contemplated herein have been obtained.

          (v) immediately prior to the Effective Time of the Merger, the authorized capital stock of the Company is as set forth in Section 3.1(c) of this Agreement, and that, based on the stock records of the Company maintained by such firm, the issued and outstanding capital stock is as set forth on Section 3.1(c) of this Agreement. Each of the Company Common Stock and the Company Preferred Stock is validly issued, fully paid and non-assessable and was issued in compliance with the registration, qualification and notification provisions of applicable state and federal securities laws. The Company's capital stock is not subject to preemptive rights created by statute, the Company Articles of Incorporation or Company By-Laws or any agreement to which the Company is a party or by which it is bound. To such counsel's knowledge and except as disclosed in Section 3.1(c) of this Agreement or in the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements or any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (vi) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors and shareholders of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of the Company's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

          (vii) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated thereby will not: (a) violate any provision of the Company's Articles of Incorporation or Company By-Laws, (b) violate (i) any governmental statute, rule or regulation of the State of California applicable to the Company or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation of which would materially and adversely affect the Company; or (c) constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or give to others any interest or right in any of the properties or other assets of the Company pursuant to any Specified Contract.

          (viii) This Agreement has been duly approved and adopted by the affirmative vote of a number of outstanding shares of Company Common Stock and Company Preferred Stock, each voting separately as a single class that equals or exceeds the number of such shares required to approve this Agreement under the California General Corporation Law and the Company's Articles of Incorporation.

          (ix) The execution and delivery by the Company of the Agreement do not, and the consummation of the transactions contemplated thereby by the Company and the change of control that will result from the Merger will not, require the consent of any third party to any agreement, contract, license or other instrument or obligation set forth in Section 3.1(e) (i),
     (ii), and (iii) of the Disclosure Schedule and will not result in the termination or cancellation of any obligations of Cell Genesys, Inc. under its $15,000,000 Convertible Subordinated Promissory Note dated March 26, 1997 payable to the order of the Company.

     (d) Officers Certificate. Company shall have delivered to Parent a certificate of its corporate Secretary certifying:

          (i) resolutions of its stockholders and Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreement, documents and transactions contemplated hereby; and

          (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (e) Consents. All consents required to be delivered by or on the part of the Company pursuant to this Agreement shall have been obtained by the Company and delivered to Parent and Sub on or before the Effective Time.

     (f) Dissenters' Rights. Holders of more than 400,000 shares of the outstanding shares of the Company's Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     SECTION 5.3  Conditions to Obligations of the Company.  The obligation of
                  ----------------------------------------
the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c)  Officer's Certificate.  Parent shall have delivered to Company:

          (a) A certificate of its corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery by Parent of all agreement, documents and transactions contemplated hereby and, on behalf of Parent as sole stockholder of Merger Sub approving the execution of this Agreement and the consummation of the Merger by Merger Sub; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (b) a certificate of Merger Sub's corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the performance of all obligations of Merger Sub provided herein or therein; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (d) Tax Opinion. The opinion, based on appropriate representations of the Company, Parent and others, of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that except for certain actions which may be required or permitted under the terms of the Agreement, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, dated on or about the date of and referred to in the Consent Solicitation/Prospectus as first mailed to the shareholders of the Company, shall not have been withdrawn or modified in any material respect.

     (e) The Company has received from Satterlee Stephens Burke & Burke LLP, counsel for Parent and Merger Sub, an opinion in form and substance satisfactory to the Company's counsel dated the Effective Time to the effect that:

          (i) each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has corporate power and authority to consummate the transactions contemplated by this Agreement;

          (ii) this Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, except as enforceability of the terms hereof may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally and general principles of equity, and as rights to indemnification hereunder may be subject to limitations of public policy, this Agreement is the valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms and all corporate action by Parent and Merger Sub required in order to effect the transactions contemplated hereby has been taken:

          (iii) this Agreement has been duly authorized, executed and delivered by Merger Sub and, except as enforceability may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally are the valid and binding obligation of Merger Sub, enforceable in accordance with their respective terms, and all corporate action by Parent and Merger Sub required in order to effect the transaction contemplated hereby or thereby has been taken;

          (iv) the Parent Common Shares to be issued in accordance with Section
     2.1 have been duly authorized, reserved, and, upon issuance in accordance with this Agreement and the Merger Agreement, will be validly issued, fully paid and nonassessable and duly and properly listed on The Nasdaq Stock Market; and

          (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the corporate charter or bylaws of Parent or Merger Sub or to the best knowledge of such counsel after due inquiry, conflict with, result in the breach of any provision of or termination of, or constitute a default under any of the instruments, agreements or commitments to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound, or constitute a violation of any order, judgment or decree to which Parent or any of its subsidiaries is a party or by which any of their respective assets or properties is or may be bound.


                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a)  by mutual written consent of Parent and the Company; or

     (b) by Parent, upon any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for Parent to elect not to consummate the Merger pursuant to Section 5.2(a) or (b), if either (i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by Parent to the Company, specifying in reasonable detail the nature of such breach;

     (c) by the Company, upon any breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for the Company to elect not to consummate the Merger pursuant to Section 5.3(a) or (b), if either
(i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by the Company to Parent, specifying in reasonable detail the nature of such breach;

     (d) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

     (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to October 31, 1997.

     (f) by either Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by October 31, 1997;

     (g) by either Parent or the Company, if (A) the Board of Directors of the Company shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or
(B) a tender offer or exchange offer for not less than a majority of the outstanding Voting Stock (as defined herein) of the Company (a "Takeover Proposal") is commenced (other than by Parent or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such Takeover Proposal or otherwise fails to recommend that such shareholders reject such Takeover Proposal within ten business days of the commencement thereof; provided, however, that in each case this Agreement may only be terminated by the Company if, and only to the extent that, the Board of Directors of the Company, after advice of independent legal counsel, determines in good faith that failure to take such action could reasonably be deemed to constitute a breach of the Board's fiduciary duties under applicable law;

     (h) by Parent in the event of a material adverse change in the business, prospects or financial condition of the Company;

     (i) by the Company in the event of a material adverse change in the business, prospects or financial condition of Parent; or

     (j) by either Parent or the Company after August 31, 1997, if the Form S-4 has not been declared effective by the SEC; provided that such right of termination shall not be available to a party if such party shall have materially breached its obligation under Section 4.14 of this Agreement.

     SECTION 6.2  Effect of Termination.  In the event of the termination of
                  ---------------------
this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 4.4(b),
Section 6.3, if applicable, and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof; provided further, however, that the recommendation of another transaction by the Company's Board of Directors in accordance with Section 4.7 shall not constitute a willful and material breach of this Agreement by the Company.

     SECTION 6.3  Breakup Fee.  (a)  The Company agrees that if this Agreement
                  -----------
shall be terminated pursuant to:

          (i) Section 6.1(f) because the Agreement, the Merger and the Required Amendments shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company (unless, prior to such termination, either Parent or the Company shall have had another valid basis for terminating this Agreement and shall have given notice of termination pursuant to any paragraph of Section 6.1, except in the case of the Company, paragraph (f) or (g)); or

          (ii)  Section 6.1(g);

     then in either such case, the Company shall pay to Parent $3,500,000.

     (b) In the event of a termination by Parent in accordance with Section 6.3(a), and the Company shall consummate a Business Combination within 18 months from the date of this Agreement, then in any such case, the Company shall pay to Parent an additional $5,000,000.

     (c) Any cash payment required to be made pursuant to subsection 6.1(a) above shall be made upon the date which is 30 days after (i) the date of the shareholders meeting in the case the Agreement is terminated pursuant to subsection 6.1(a)(i) above or (ii) the date the Board of Directors of the Company shall have approved or recommended a Transaction Proposal to the Company's shareholders or recommend that the Company's shareholders tender their shares pursuant to a Takeover Proposal or otherwise fails to recommend that the Company's shareholders reject a Takeover Proposal, in the case this Agreement is terminated pursuant to subsection 6.1(a)(ii) above. Any such payment shall be made by wire transfer of immediately available funds to an account designated by Parent and terminations of the Company's obligations in subsection 6.3(a) shall not occur until such payment shall have been made pursuant hereto.

     (d) Any cash payment required to be made pursuant to Section 6.3(b) shall be made upon the date which is 60 days after the date the Company enters into a definitive agreement with respect to such Business Combination, by wire transfer of immediately available funds to an account designated by Parent, and termination of the Company's obligations under Section 6.3(b) shall not occur until such payment shall have been made pursuant hereto. The Company covenants and agrees that it will not enter into a definitive agreement relating to a Transaction Proposal that would, if consummated, require the payment of any amounts by the Company pursuant to Section 6.3(b) unless the other party or parties thereto agree unconditionally in writing (a copy of which shall be furnished to Parent as soon as practicable after the public announcement of such proposed Transaction Proposal) to assume, undertake and perform all of the Company's payment obligations under this
Section 6.3, and to pay any legal expenses incurred by Parent in connection with the enforcement thereof.

     (e)  For purposes of this Agreement:

          (i) the term "Business Combination" shall mean (A) the acquisition by any person (other than Parent or any of its subsidiaries) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or the formation of any group (as such term is defined for purposes of Rule 13d-5 under the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the total voting power of all then outstanding Voting Stock of the Company; (B) the consolidation or merger of the Company with or into any person (other that Parent or any of its subsidiaries) in a transaction in which the Company shall not be the surviving or continuing corporation; (C) the merger or consolidation of any person (other than Parent or any of its subsidiaries) with or into the Company in a transaction in which the Company is the surviving or continuing corporation but in which the shares of Voting Stock outstanding immediately prior to such transaction shall represent less than 50% of the total voting power of all Voting Stock of the surviving or continuing corporation outstanding immediately after such merger or consolidation; or
     (D) any sale or other transfer (including by way of dividend or distribution of assets to the Company's stockholders), in one transaction or in a series of related transactions, of all or substantial portion of the Company's consolidated assets or business to any person (other than Parent or any of its subsidiaries) or group; and

          (ii) the term "Voting Stock" means all outstanding stock and other securities of the Company entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company.

     (f) Except as specifically provided in Section 6.2 and this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4  Amendment.  This Agreement may be amended by the parties
                  ---------
hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Merger Sub and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration the Company's shareholders are to receive upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.5  Waiver.  At any time prior to the Effective Time, any party
                  ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid and set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VII

                   REGISTRATION OF SECURITIES; LIMITATION ON
                          SALE OF PARENT COMMON SHARES

     SECTION 7.1  Registration of Shares.  Parent shall take all such action as
                  ----------------------
may be reasonably required in order to register or qualify the Initial Shares and, to the extent required, the Employee Shares under the Securities Act and applicable state securities laws so as to permit or facilitate the sale or distribution of such shares by the Company's shareholders. No shares except Initial Shares and Employee Shares shall be included in the registration or the Initial Placement.

     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.  (a) Lock-Up
                  ------------------------------------------------
Period. Except as provided in subsection 7.2(b) below, for the period (the "Lock-Up Period") following the Closing Date and ending on the Second Payment Date, as the case may be, a Company shareholder shall not engage in any Sale (as defined below) of Initial Shares without the prior written consent of Parent. For the purposes of this Section 7.2 a "Sale" shall mean any sale, exchange, transfer, assignment, hypothecation, pledge, distribution, redemption or reduction in any way of shareholder's risk of ownership (by short sale, gift or otherwise), or any other disposition, directly or indirectly, of any beneficial interest in any Initial Shares; provided, however, that any shareholder organized as a partnership, limited liability company or closely held corporation may distribute Initial Shares to their partners, members or shareholders, as the case may be, so long as such partners, members or shareholders agree to be bound by the restrictions of this Section 7.2. In order to ensure compliance with the restrictions on transfer set forth in
Section 7.2(a), Parent will cause the legend set forth in subsection 7.2(c) hereof to be placed on each certificate of Initial Shares issued in connection with the Merger.

     (b) (i) On or before the Initial Placement Date, Parent will use its best efforts to cause the Employee Shares and the Initial Shares to be offered and sold in the Initial Placement. Notwithstanding the foregoing, the number of Initial Shares which may be sold in the Initial Placement shall not exceed the number determined by dividing the Preference Amount by the price at which such Initial Shares are to be sold in the Initial Placement. Parent shall give written notice (a "Placement Notice") by registered or certified mail, at least thirty (30) days prior to the date of the commencement of the Initial Placement, to the registered holders of the Parent Common Shares issued in the Merger of its intention to cause the Initial Placement to occur. If a holder of the Parent Common Shares notifies Parent within twenty (20) days after receipt of the Placement Notice of its or his desire to include Parent Common Shares in the Initial Placement, Parent shall afford such holder the opportunity to participate in the Initial Placement. In the event that fewer than all the Initial Shares and Employee Shares offered can be sold, priority shall be given to the sale of all the Employee Shares.

          (ii) Holders of Employee Shares, Company Preferred Stock and Company Common Stock, as the case may be, who participated in the Initial Placement (the "Initial Placement Participants") shall be entitled to receive on the Second Payment Date (as defined herein) as reimbursement for one-half ( 1/2) of any fee paid to the Placement Agent in connection with the Initial Placement (the "Placement Agent Fee Amount"), Additional Shares with a Fair Market Value as of the Second Payment Date equal to said Placement Agent Fee Amount. The number of shares of Parent Common Shares which an Initial Placement Participant shall be entitled to receive shall be equal to an amount determined by multiplying (1) the quotient obtained by dividing the number of Parent Common Shares sold in the Initial Placement by such Initial Placement Participant by the total number of Parent Common Shares sold in the Initial Placement, by (2) the quotient obtained by dividing the Placement Agent Fee Amount by the Fair Market Value of a Parent Common Share on the Second Payment Date.

          (iii) Parent shall pay any and all costs, fees and expenses (except as otherwise stated herein) incurred in connection with the Initial Placement and/or any registration statement required under subsection 7.2(a) above including, but not limited to, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses, the expense of any special audits required to effect the Initial Placement and/or any registration; provided, however, that such expenses shall not include (A) sale discounts, placement agents' and/or underwriters' fees and commissions, and transfer taxes, if any, relating to the sale or disposition of Parent Common Shares by the Company's shareholders and Company Employees pursuant to this Agreement; or (B) any fees or expenses of any counsel, accountants or other persons retained or engaged by the Company's shareholders and Company Employees in connection with any such sale or disposition.

          (iv) A pricing committee (the "Pricing Committee"), composed of one member chosen by Parent and one member chosen by the directors of the Company holding office immediately prior to the Effective Time shall, in consultation with the Placement Agent, determine the number of Parent Common Shares to be sold in the Initial Placement and the price at which such shares are to be sold and the Placement Agent fee. If the Pricing Committee is unable to agree on the number of shares, then the number of shares which shall be sold in the Initial Placement shall be the greatest number of shares that the Placement Agent determines can be sold in the Initial Placement provided that the selling price is at least $5.00.

          (v) Notwithstanding the provisions of subsection 7.2(b)(i) above, Parent shall have the right at any time after it has given the Placement Notice to elect to postpone a proposed Placement for a period of up to sixty (60) days but in no event later than December 31, 1997, if, in the opinion of the Placement Agent, the Initial Placement would adversely affect Parent or the market for Parent Common Shares.

          (vi) In the event a holder of Parent Common Shares elects not to participate in the Initial Placement such holder may not engage in any Sale of Parent Common Shares until the expiration of the applicable Lock-Up Period without the prior written consent of Parent.

          (vii) Notwithstanding the provisions of subsection 7.2(a) above, in the event that less than 66 2/3% of the total number of Initial Shares offered for sale in the Initial Placement are sold, then the Lock-Up Period and the restrictions on transfer with respect to those shares of Initial Shares offered for sale but not sold in the Initial Placement shall automatically terminate after the Initial Placement Date. If more than 66 2/3% of the Initial Shares offered for sale in the Initial Placement are sold then the Lock-Up Period with respect to the offered but unsold Initial Shares shall be reduced to six months from the Initial Placement Date. For purposes of this paragraph (vii) an Initial Share shall be considered to have been offered if the holder requested that it be included in the Initial Placement in accordance with subsection 7.2(b)(i).

     (c) Legend. Parent may issue stock transfer restrictions to the Parent's transfer agent with respect to the Parent Common Shares subject to the transfer restrictions set forth in Subsection 7.2(a) above. In addition, Parent may require that each certificate representing Parent Common Shares to which such transfer restrictions apply bear a legend in substantially the following form:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION DATED MAY 5, 1997 (THE "MERGER AGREEMENT") A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE COMPANY, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT. UNLESS EARLIER TERMINATED PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE RESTRICTIONS ON TRANSFER PURSUANT TO SUCH AGREEMENT WILL LAPSE ON DECEMBER 31, 1998."


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements.
                  ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 6.1, except that those set forth in Sections 2.1 (with respect to payments of the Merger Consideration occurring after the Effective Time), 2.2, 2.3, Section 4.4(b), Section 4.7, Section 4.8, Section 4.9, Section 4.12,

Section 4.13, Section 4.15, Section 4.16, Section 6.3, Article VII, and this
Article VIII shall survive indefinitely (or to such earlier date as shall be specified by the terms of such provisions).

     SECTION 8.2  Notices.  All notices, requests, claims, demands and other
                  -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Merger Sub:

          Medarex, Inc.
          1545 Route 22 East
          Annandale, New Jersey  08801-0953
          Attention:  Donald L. Drakeman - President
          Phone:  609-713-6001
          Fax:    609-713-6002

     with a copy to:

          Satterlee Stephens Burke & Burke LLP
          230 Park Avenue
          New York, New York  10169
          Attention:  Dwight Kinsey, Esq.
          Phone:  212-818-9200
          Fax:    212-818-9606 or 9607

     if to the Company:

          GenPharm International, Inc.
          855 California Avenue, Suite C
          Palo Alto, California  94304
          Attention:  Jonathan MacQuitty - Chief Executive Officer
          Phone:  415-842-6441
          Fax:    415-813-0464
     with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304-1050
          Attention:  Robert Jack, Esq.
          Phone:  415-493-9300
          Fax:    415-493-6811


     SECTION 8.3  Certain Definitions.  For purpose of this Agreement, the term:
                  -------------------

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock or Company Preferred Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock or Company Preferred Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Palo Alto, California are required or permitted to be closed or the New York Stock Exchange is closed for trading the entire day;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "knowledge" means actual knowledge of, in the case of the Company, any Vice President or more senior officer, and in the case of Parent, any Senior Vice President or more senior officer, based upon reasonable inquiry in those circumstances which such person reasonably should recognize as having a need for such inquiry;

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4  Severability.  If any term or other provision of this
                  ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.5  Entire Agreement; Assignment.  This Agreement constitutes the
                  ----------------------------
entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, which shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any other direct subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.6  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.7  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8  Consent to Jurisdiction.  Each of the parties hereto by
                  -----------------------
execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts of the State of California for the purpose of any action, suit or proceeding arising out of or based upon this

Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of California, agrees that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that service of process made in accordance with this Section 8.8 does not constitute good and sufficient service of process. The provisions of this
Section 8.8 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of California.

     SECTION 8.9  Headings.  The descriptive headings contained in this
                  --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.10  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date written above.

                              MEDAREX, INC.


                              By:_____________________________________

                                    Name:   Donald L. Drakeman
                                    Title:  President

                              MEDAREX ACQUISITION CORP.


                              By:_____________________________________

                                    Name:   Michael A. Appelbaum
                                    Title:  Vice President

                              GENPHARM INTERNATIONAL, INC.


                              By:_____________________________________

                                    Name:   Jonathan MacQuitty
                                    Title:  Chief Executive Officer

                                                                  EXHIBIT 4.5
                                                                  TO AGREEMENT
                       Form of Company Affiliate Letter           AND PLAN OF
                                                                  REORGANIZATION


Gentlemen:

          The undersigned, a holder of shares of common stock, without par value, and/or preferred stock, without par value ("Company Stock"), of GenPharm International, Inc., a California corporation (the "Company"), may be entitled to receive in connection with the merger (the "Merger") of the Company with Medarex Acquisition Corp., a California corporation, securities (the "Parent Securities") of Medarex, Inc., a Delaware corporation. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer any Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

          The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Parent Securities that the undersigned receives in exchange for shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act; provided however, that if the undersigned is an investment partnership, no opinion of counsel shall be required for the transfer by the undersigned of Parent Securities to its partners on a pro rata basis consistent with their distribution rights under the partnership agreement and without any further consideration being paid by such partners in consideration with such distribution, subject to the requirement that each distributee agrees in writing prior to its receipt of the Parent Securities to be bound by the terms of this letter (unless sales may be made by such distributee at such time without any restrictions under Rule 145, in which case no such agreement to be bound by this letter shall be required).

          In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of Parent Securities sold as indicated in the letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act; provided, however, that Parent will remove the legends at such time as the undersigned or its transferee may sell the Parent Securities under Rule 145.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                                   Very truly yours,

                                                                         ANNEX I
                                                                  TO EXHIBIT 4.5

[Name]                                                                    [Date]

          On ________________ the undersigned sold the securities ("Securities") of Medarex, Inc., a Delaware corporation (the "Company"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the reorganization of Medarex Acquisition Corp., a California corporation, with and into GenPharm International, Inc., a California corporation.

          Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                            Very truly yours,



              [Space to be provided for description of securities]

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger, dated as of _________________, 1997 ("Merger Agreement"), is made and entered into by MEDAREX ACQUISITION CORP., a California corporation (being herein referred to as "Merger Sub"), and GENPHARM INTERNATIONAL, INC., a California corporation (being herein referred to as "Company" or "Surviving Company"), with Company and Merger Sub being herein collectively referred to as the "Constituent Corporations".

                                    RECITALS

    WHEREAS, Medarex, Inc., a Delaware corporation ("Parent"), directly owns all of the outstanding shares of stock of Merger Sub.

    WHEREAS, the Constituent Corporations and Parent entered into an Amended and Restated Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Agreement and Plan of Reorganization") providing for certain representations, warranties and agreements in connection with the transactions contemplated herein.

    WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that the Company be acquired by Parent through a merger ("Merger") of Merger Sub with and into Company.

                                   ARTICLE I

                          The Constituent Corporations

     1.01(a)  The Company was incorporated under the laws of the State of
California on December ___, 1988                .

     (b) The Company is authorized to issue an aggregate of 32,000,000 shares of Common Stock, without par value ("Company Common Stock"), and 33,691,116 shares of Preferred Stock, without par value ("Company Preferred Stock"), of which 5,000,000 shares are undesignated preferred ("Blanket Preferred Stock"); 800,000 shares are designated Series A Preferred Stock ("Series A Preferred Stock"), 800,000 shares are designated as Series B Preferred Stock ("Series B Preferred Stock"), 4,105,200 shares are designated as Series C Preferred Stock ("Series C Preferred Stock"), 4,105,200 shares are designated as Series C1 Preferred Stock ("Series C1 Preferred Stock"), 2,350,000 shares are designated as Series D Preferred Stock ("Series D Preferred Stock"), 2,350,000 shares are designated as Series D1 Preferred Stock ("Series D1 Preferred Stock"), 5,142,858 shares are designated as Series E Preferred Stock ("Series E Preferred Stock"), 5,142,858 shares are designated as Series E1 Preferred Stock ("Series E1 Preferred Stock"), 145,000 shares are designated as Series F Preferred Stock ("Series F Preferred Stock"), 250,000 shares are designated as Series G Preferred Stock ("Series G Preferred Stock"), 1,500,000 shares are designated as Series H Preferred Stock ("Series H Preferred Stock"), 1,500,000 shares are designated as Series H1 Preferred Stock ("Series H1 Preferred Stock"), and 500,000 shares are designated as Series I Preferred Stock ("Series I Preferred Stock").

     (c) On the business day immediately preceding the date hereof, an aggregate of ____________ shares of Company Common Stock and ____________ shares of Company Preferred Stock were issued and outstanding, of which 800,000 were Series A Preferred Stock, 800,000 were Series B Preferred Stock, 4,055,200 were Series C Preferred Stock, 0 were Series C1 Preferred Stock, 2,342,858 were Series D Preferred Stock, 0 were Series D1 Preferred Stock, 4,675,700 were Series E Preferred Stock, 0 were Series E1 Preferred Stock, 111,112 were Series F Preferred Stock, 230,000 were Series G Preferred Stock, 1,143,697 were Series H Preferred Stock, 0 were Series H1 Preferred Stock, and 275,001 were Series I Preferred Stock.

     1.02(a) Merger Sub was incorporated under the laws of the State of California on May 2, 1997.

     (b) Merger Sub is authorized to issue an aggregate of 10,000 shares of common stock, $.01 par value ("Sub Stock").

     (c) On the date hereof, an aggregate of 1,000 shares of Sub Stock are outstanding.


                                   ARTICLE II

                                   The Merger

     2.01(a) The Merger shall become effective at such time ("Effective Time") as this Merger Agreement and officers' certificates of each Constituent Corporation are filed with the Secretary of State of California pursuant to
Section 1103 of the California Corporation Law ("CGCL").


     (b) At the Effective Time, Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease. Company shall be the surviving corporation in the Merger and the separate corporate existence of Company with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     2.02(a) Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of any Constituent Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.

                                  ARTICLE III

                     Articles of Incorporation, Bylaws and
              Directors and Officers of the Surviving Corporation

     3.01(a) At the Effective Time of the Merger, the Articles of Incorporation of the Company as the Surviving Corporation, shall be amended to read in their entirety as set forth in Exhibit A attached hereto.

     (b) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Articles of Incorporation"), as amended as provided in Subsection (a) above.

     (c) At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company, as in effect immediately prior to the Effective Time (the "Company By-Laws"), until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

     (d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE IV

                     Manner and Basis of Converting Shares
                        of the Constituent Corporations

     4.01  Effect on Capital Stock.  At the Effective Time, by virtue of the
           -----------------------
Merger and without any action on the part of the holders of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

     (a) Common Stock of Merger Sub.  Each share of common stock, par value $.01
         --------------------------
per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one thousand shares of common stock of the Surviving Corporation owned by Parent, which shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time;

     (b) Conversion of Shares.  Except as otherwise provided herein, as payment
         --------------------
of the Merger Consideration (as defined below) at the Effective Time each issued and outstanding share of Company Common Stock and Company Preferred Stock, except Dissenters' Shares (as defined herein), shall, by virtue of the Merger, be converted into the right to receive Parent Common Shares to be determined as set forth below. For the purposes of this Merger Agreement, "Merger Consideration" shall mean $62,725,000, subject to adjustment as provided in subsection 4.01(b)(iv) below.


        (i) Company Preferred Stock.  (A) The outstanding shares of Company
            -----------------------
Preferred Stock are entitled, upon the effectiveness of the Merger, to receive a portion of the Merger Consideration with an aggregate value of $40,378,646 (the "Preference Amount"), (payable as determined below) before any payment in respect of the Merger Consideration is to be made to holders of Company Common Stock. The balance of any Merger Consideration in excess of the Preference Amount is to be shared by the holders of Company Common Stock and each series of Company Preferred Stock on a share-for-share basis after the deemed conversion of the Company Preferred Stock into Company Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:

                  PREFERENCE AMOUNT
            ------------------------------
             NO. OF    $ PER                  SHARING     CONV.  AS CONV.
  SERIES     SHARES    SHARE    AGGREGATE   PERCENTAGES   RATE     SHS.
----------  ---------  ------  -----------  ------------  -----  ---------
Series A      800,000    .375  $   300,000         .743%    0.5    400,000
Series B      800,000    .375      300,000         .743%    0.5    400,000
Series C    4,055,200    1.50    6,082,800       15.064%    0.5  2,027,600
Series D    2,342,858    1.75    4,100,002       10.154%    0.5  1,171,429
Series E    4,675,700    3.50   16,364,950       40.529%    0.5  2,337,850
Series F      111,112    9.00    1,000,008        2.476%  1.040    115,556
Series G      230,000   10.00    2,300,000        5.696%  1.055    242,650
Series H    1,143,697    7.00    8,005,879       19.828%    1.0  1,143,697
Series I      275,001    7.00    1,925,007        4.767%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,378,646          100%         8,113,783
                               ===========       ======          =========

        (B) Initial Payment. At the Closing Date, Parent will issue 2,000,000 shares of Parent Common Shares (the "Initial Payment Shares") to the holders of the Company Preferred Stock. On the Initial Placement Date (as defined below), Parent will issue a number of additional shares of Parent Common Shares (the "Placement Date Shares") to the holders of Company Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of
     (1) the quotient obtained
     by dividing the Preference Amount (or, if lower in amount, the Merger Consideration, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to in this Merger Agreement as the "Initial Shares." The holders of the Initial Shares shall be entitled to participate in a placement of such Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Parent all in accordance wiht Section 2.2 of the Merger Agreement. The date of the Closing of the Initial Placement (the "Initial Placement Date") shall occur on or before December 31, 1997. In the event the Initial Placement does not occur prior to December 31, 1997, the Initial Placement Date shall be deemed to be December 31, 1997.

        The "Per Share Placement Amount" means the quotient obtained by dividing
     (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur, the Per Share Placement Amount shall be the Fair Market Value of the Parent Common Shares on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive as of the Effective Time shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Initial Payment Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 4.01(b)(i)(A) above.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Initial Placement Date shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in subsection 4.01(b)(i)(A) above.

        (C) Second Payment. For the purposes of this Merger Agreement, "Additional Shares" shall mean any and all Parent Common Shares issued as payment of the Merger Consideration that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of Company Preferred Stock pursuant to subsection 4.01(b)(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of Company Preferred Stock shall be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Merger Consideration, as adjusted, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the Preference Amount.

        The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Second Payment Date (in addition to any fractional share of Parent Common Shares issuable with respect thereto pursuant to subsection 4.01(b)(ii) below) shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Parent Common Shares to be issued on the Second Payment Date by (y) the applicable Sharing Percentage set forth in the table in subsection 4.01
     (b)(i)(A) above for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 4.01(b)(i)(A) above.

        (ii) Common Stock.  Once the Initial Placement Amount, plus any
             ------------
Additional Shares, having an aggregate value as determined above equal to the full Preference Amount has been distributed to the holders of the Company Preferred Stock, each series of Company Preferred Stock shall, for purposes of determining Additional Shares to be issued in respect thereof pursuant to this Merger Agreement, be deemed to be converted into shares of Company Common Stock on the basis of the Conversion Rates set forth above in subsection 4.01(b)(i)(A), and on the Second Payment Date each share of Company Common Stock, including shares of Company Common Stock into which each share of Company Preferred Stock is deemed to have been converted as herein provided, shall share in the Merger Consideration, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Parent Common Shares which the holders of each share of Company Common Stock shall be entitled to receive pursuant to this subsection 4.01(b)(ii) shall be equal to (1) the Common Stock Payment Amount, divided by (2) the product of
(x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of a Parent Common Share on the Second Payment Date (the "Common Exchange Ratio").

        For the purposes of this Merger Agreement, "Fully Diluted Shares" shall mean the sum of (1) issued and outstanding shares of Company Common Stock, (2) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock as set forth in subsection 4.01(b)(i)(A) above and (3) the number of shares issuable upon the exercise of the Company Options (as defined herein) outstanding as of the Effective Time.

        (iii)  Final Payment.  In the event that any of the Contingent Payments
               -------------
(as defined below) has not been received by the Company by December 15, 1998 but is received by December 15, 1999, the holders of Company Preferred Stock and Company Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Merger Consideration, as adjusted, less the sum of (1) the Initial Placement Amount, (2) the Second Payment Amount and (3) the Common Stock Payment Amount.

        For the purposes of this Merger Agreement, "Final Payment Date" shall mean a date after the Second Payment Date selected by Parent not later than the earlier of (1) thirty (30) days following the receipt of the last Contingent Payment and (2) December 31, 1999.

        For the purposes of this Merger Agreement "Contingent Payments" shall mean those payments due the Company pursuant to that certain Cross-License Agreement dated March 26, 1997 among Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., Japan Tabacco Inc. and the Company including all principal and interest payments and other consideration received by the Company pursuant to that certain Convertible Subordinated Promissory Note of Cell Genesys, Inc. in the principal amount of $15,000,000 held by the Company (the "Convertible Note").

        If, prior to the Final Payment Date, the holders of Company Preferred Stock shall have received a portion of the Merger Consideration at least equal to the Preference Amount, the fractional share of Parent Common Shares which the holder of each outstanding share of Company Common Stock, including Shares of Company Preferred Stock deemed converted pursuant to subsection 4.01(b)(ii) hereof, shall be entitled to receive on the Final Payment Date shall be determined in the same manner as in subsection 4.01(b)(ii) above. If, prior to the Final Payment Date, the holders of Company Preferred Stock shall not have received a portion of the Merger Consideration at least equal to the Preference Amount, then the Final Payment Amount shall be paid as provided in subsection 4.01(b)(i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Merger Consideration theretofore distributed to the holders of Company Preferred Stock; and the balance, if any, of the Final Payment Amount shall be paid in accordance with subsection 4.01(b)(ii).

        (iv) Adjustments to Merger Consideration.  (A) In the event the product
             -----------------------------------
obtained by multiplying (x) 3,500,000 by (y) the Per Share Placement Amount (the "Adjusted Placement Amount") shall be less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Merger Agreement shall be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount shall exceed $30,000,000 (the "Initial Placement Ceiling") then the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Merger Agreement shall be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling shall be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.

     (B) The aggregate amount of the Merger Consideration to be delivered pursuant to subsection 4.01(b) above shall also be reduced on a dollar-for-dollar basis to the extent that the amount of the Company's cash and cash equivalents plus working capital (exclusive of cash and cash equivalents and any
            ----
Contingent Payments) and the amount by which the Merger Consideration is reduced pursuant to subsection 4.01(b)(iv)(C) (unless paid by Parent), less (1) long-
                                                               ----
term liabilities as set forth on the unaudited balance sheet for the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by the Company between the
----
Closing Date and December 31, 1997, (2) the $750,000 Eisai Co., Ltd. milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Contingent Payments (net of the liability for income taxes attributable to the Contingent Payments, including the receipt of the Convertible Note, as determined under Section 4.15(b) of the Agreement and Plan of Reorganization (the "Tax Liability") and legal and other expenses related thereto) received by the Company after the Closing Date is less than $33 million (the "Contingent Payment Adjustment"), provided, however, that there shall be a credit against any such Contingent Payment Adjustment in an amount equal to any Initial Placement Floor Adjustment made pursuant to subsection 4.01(b)(iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Parent and the Company will use their best good faith efforts to agree upon the projected income and expenses of the Company for the period between the Closing Date and December 31, 1997.

     (C) The aggregate amount of the Merger Consideration to be determined pursuant to subsection 4.01(b) above shall also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half ( 1/2) of the amount of any fee paid by the Company to any investment banking firm or financial advisor engaged by the Company in connection with the Merger and the transactions contemplated by this Merger Agreement or (y) $100,000.

        For the purposes of this Merger Agreement, the "Fair Market Value" of the Parent Common Shares shall be equal to the average closing sales prices of the Parent Common Shares as reported on The Nasdaq National Market for the ten
(10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

     (c) Prepayment of Merger Consideration.  Parent shall have the right at any
         ----------------------------------
time to prepay all or a portion of the Merger Consideration by delivering Additional Shares to the holders of Company Preferred Stock or Company Common Stock, as the case may be, in a manner consistent with the above provisions. Parent shall receive a credit against the Merger Consideration due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of Company Preferred Stock or Company Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

     (d) Payment of Merger Consideration in Cash.  Anything herein to the
         ---------------------------------------
contrary notwithstanding, Parent shall have the option to pay all or a portion of the Merger Consideration in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Parent shall have disapproved the issuance of the Additional Shares at a meeting held pursuant to Section 4.16 the Agreement and Plan of Reorganization, or (y) the Fair Market Value per share of the Parent Common Shares at the date of such payment is $5.00 or less.

     (e) Transferability.  The right to receive Initial Shares or Additional
         ---------------
Shares pursuant to this Section 4.01 is a right received by holders of Company Common Stock and Company Preferred Stock as of the Effective Time which may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

     (f) Nature of Additional Shares.  Parent and the Company have provided for
         ---------------------------
the payment of Additional Shares in the manner described herein as a result of bona-fide negotiations in determining the relative value of the two companies. The Additional Shares represent additional consideration for the Company Common Stock and Company Preferred Stock and are not intended as royalty payments.

     (g) Fractional Shares.  No fractional shares shall be issued by Parent in
         -----------------
the Merger. Each shareholder of the Company who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Parent Common Shares on the Closing Date or the applicable Contingent Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, fractional share interests shall be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Parent Common Shares (determined in accordance with the preceding sentence).
The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     (h) Adjustments.  If between the date hereof and the date of payment of any
         -----------
shares pursuant to this Section 4.01 or Section 4.03 hereof the outstanding shares of Parent Common Shares shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section
4.01 or Section 4.03 hereof shall be adjusted correspondingly.

     (i) Closing of the Company's Transfer Books.  At the Effective Time, the
         ---------------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall be made thereafter.

     (j)  Cancellation and Retirement of Company Common Stock and Company
          ---------------------------------------------------------------
Preferred Stock.  As of the Effective Time, all shares of Company Common Stock
---------------
and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any Fractional Share Payment.

     (k)  Dissenters' Shares.  Shares of Company Common Stock that have not been
          ------------------
voted for adoption of the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with the CGCL ("Dissenters' Shares") shall not be converted into the right to receive Parent Common Shares as set forth in this Section 4.01 on or after the Effective Time, but shall be entitled to receive from Parent such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the relevant provisions of the CGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Parent will pay all sums due to holders of Dissenters' Shares.

     4.02  Exchange of Certificates.
           ------------------------

     (a) Exchange Agent.  After the Effective Time, a bank or trust company
         --------------
designated by Parent shall act as agent (the "Exchange Agent") in effecting the exchange of certificates ("Certificates") which, immediately prior to the Effective Time, represent Company Common Stock or Company Preferred Stock for certificates of Parent Common Shares and, subsequent to such exchange, in distributing Additional Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of Certificates theretofore representing any such shares of Company Common Stock and Company Preferred Stock advising such holder of the procedure for surrendering to the Exchange Agent any such Certificates for exchange. If any certificates of Parent Common Shares are to be issued in a name other than that in which a Certificate so surrendered is then registered, it shall be a condition of such exchange that the Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of shares of Parent Common Shares and the right to receive the Additional Shares into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate shall have been converted. Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of Parent Common Shares after the Effective Time. Upon surrender of a Certificate, the holder of record thereof shall receive, together with certificates representing the Parent Common Shares to which he shall be entitled in accordance with Section 4.01, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of Parent Common Shares after the Effective Time in the case of Initial Shares, or after any Contingent Payment Date, in the case of Additional Shares, in each such case, without interest thereon. Parent shall be authorized to deliver Parent Common Shares attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     (b)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange
          ------------
Agent shall be liable to any person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or Fractional Share Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Common Shares, any Fractional Share Payment or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)(ii) of the Agreement and Plan of Reorganization), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 4.02(a).

     4.03  Assumption of Options.  (a)  As of the Effective Time, Parent shall
           ---------------------
assume each option to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under the Company's stock option plans (the "Plans") and each Company Option shall thereafter be exercisable for a number of shares of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Parent Common Shares for such Company Options shall be the exercise price per share under such Company Option divided by the Common Exchange Ratio, rounded to the nearest $.01, all in accordance with Section 425(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option with the meaning of
Section 422A of the Code, although an assumed Company Option is intended to be an incentive stock option if the Company Option so qualifies.

     (b) Each assumed Company Option shall be upon the same terms and conditions as were applicable under the Company Option to purchase Company Common Stock except for the adjustments contemplated hereinabove in Section 4.03(a). Parent will take all corporate and other action necessary to reserve and make available sufficient shares of Parent Common Shares for issuance upon exercise of such Company Options (including the Additional Shares payable as described above), will use its best efforts to list such shares on The Nasdaq Stock Market, will prepare and file with the Securities and Exchange Commission ("SEC") registration statements on the appropriate forms relating to the issuance upon exercise of the shares of Parent Common Shares underlying Company Options held by Company employees and will use its best efforts to have such registration statements declared effective as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statements.

Parent will cause a Registration Statement on Form S-8 to be filed with the SEC to register the shares of Parent issuable under the foregoing Company Options as soon as practical following the Effective Time but not in excess of 120 days thereafter.

     4.04  Assumption of Warrant to Purchase Company Series C Preferred Stock.
           ------------------------------------------------------------------
As of the Effective Time, Parent shall assume the outstanding warrant to purchase 50,000 shares of Company Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of Series C Preferred Stock purchasable thereunder there shall be purchased following the Effective Time a fractional share of Parent Common Shares equal to the same fractional share that a holder of Series C Preferred Stock as of the Effective Time receives pursuant to the terms of this Merger Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price per share of Parent Common Shares shall be $3.00 divided by the Series C Preferred Exchange Ratio. Parent shall provide a substitute warrant to the holder reflecting the foregoing, upon surrender of the existing warrant.

                                   ARTICLE V

                           Termination and Amendment

     5.01 Termination By Board of Directors. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Sub, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Company and Sub.

     5.02 Termination of Agreement and Plan of Reorganization. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Sub, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

     5.03 Effect of Termination. In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of either Company or Sub or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

     5.04 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Company or Sub, but, after any such approval, no amendment shall be made which by law requires the further approval of the shareholders of either Company or Sub without obtaining such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

               GENPHARM INTERNATIONAL, INC.


               By:__________________________________________________
               Title:_________________________________


               MEDAREX ACQUISITION CORP.


               By:__________________________________________________
               Title:_________________________________

                   EXHIBIT A TO AGREEMENT AND PLAN OF MERGER


                                       I

     The name of this corporation is GenPharm International, Inc.

                                      II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     This Corporation is authorized to issue only one class of shares of stock, designated as "Common Stock", consisting of 1,000 shares, $1.00 par value.

                                      IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through by-law provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

          Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

                                                                         ANNEX C

SECTION 1300. RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of such corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (0) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
(B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1301.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section
152) within ten (10) days alter the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the cash of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days alter the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

Within thirty (30) days alter the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE; TIME FOR PAYMENT.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISER'S REPORT; PAYMENT; COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorney's fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in
Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      EXHIBIT 11
                          GENPHARM INTERNATIONAL, INC.

                Statement Re: Computation of Per Share Earnings
                     (In thousands, except per share data)

                                                                                       THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                  1994      1995     1996      1996           1997
                                                --------  --------  -------  --------  ------------------
                                                                                     (UNAUDITED)

Net Income (loss)                               $(9,886)  $(9,801)  $ 2,391  $    80              $17,938
                                                =======   =======   =======  =======              =======

Average common shares outstanding during          1,059     1,106     1,332    1,316                1,360
 the period
Convertible preferred stock, as if converted        ---       ---     8,114    8,114                8,114
Stock Options and warrants, determined using        ---       ---       691      702                  727
 the treasury stock method                      -------   -------   -------  -------              -------
Common and common equivalent shares used          1,059     1,106    10,137   10,132               10,201
 in the calculation of per share amounts        =======   =======   =======  =======              =======

Met income (loss) per share - primary and       $ (9.34)  $ (8.86)    $0.24   $(0.01)               $1.76
 fully diluted                                  =======   =======   =======  =======              =======

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation, as amended, and Article XIII of the Registrant's Amended and Restated By-Laws provide for the indemnification of its Officers and Directors under certain circumstances and are incorporated herein by reference.

     Section 14A:3-5 of The New Jersey Business Corporation Act (the "NJBCA") empowers a New Jersey corporation to indemnify any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or legal representative of any such director, officer, trustee, employee or agent (a "corporate agent"), against his expenses and liabilities incurred in connection with any proceeding involving the corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal proceeding, such corporate agent had no reason to believe that his conduct was unlawful. In addition, a corporation may indemnify such corporate agent against his expenses in connection with any preceding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of his having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Under the NJBCA a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above or in defense of any claim, issue or matter therein.

     The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

     /23/2.1  Amended and Restated Agreement and Plan of Reorganization among the
              Registrant, Medarex Acquisition Corporation and GenPharm International, Inc.
              dated as of May 5, 1997, together with the exhibits thereto.
     /16/3.1  Restated Certificate of Incorporation, as amended, of the Registrant.
      /1/3.2  Amended and Restated By-laws of the Registrant.
      /1/4.1  Form of Specimen of Common Stock Certificate.

       **5.1  Opinion of Satterlee Stephens Burke & Burke LLP re:  legality of securities being registered.
         8.1  Opinion of Wilson Sonsini Goodrich & Rosati; Professional Corporation, as to
              federal income tax matters.
     /4/10.1  Lease of the Registrant's executive offices dated August 1, 1992.
     /1/10.2  Lease of the Registrant's laboratory facilities.
     /1/10.3  1991 Employee Stock Option Plan.
     /1/10.4  Letter of Intent dated April 25, 1991 between Lower Pyne Associates, L.P. and
              Medarex, Inc.
     /1/10.5  Joint Venture Agreement by and among Trustees of Dartmouth College, Essex
              Medical Products, Inc. and the Registrant, dated as of July 15, 1987.
     /1/10.6  Exclusive License Agreement by and between Trustees of Dartmouth College and the Registrant, dated July 15, 1987.
     /1/10.7  Non-Exclusive License Agreement by and between Trustees of Dartmouth College and the Registrant, dated July 15, 1987.

     /1/10.8  Assignment Agreement by and between the Registrant and Michael W. Fanger, dated July 15, 1987.
     /1/10.9  Consulting Agreement between the Registrant and Michael W. Fanger, dated as of
              July 15, 1987.
    /1/10.10  Assignment Agreement by and between the Registrant and Paul M. Guyre, dated
              July 15, 1987.
    /1/10.11  Consulting Agreement between the Registrant and Paul M. Guyre, dated as of July
              15, 1987.
    /1/10.12  Assignment Agreement by and between the Registrant and Edward Ball, dated July
              15, 1987.
    /1/10.13  Consulting Agreement between the Registrant and Edward Ball, dated as of July
              15, 1987.
    /1/10.14  Stock Purchase Agreement among Essex Vencap, Inc. and Medarex Founders and the Registrant, dated as of June 15, 1989.
    /1/10.15  Amended and Restated Research and Development and Umbrella Agreement
              between Fondation Nationale de Transfusion Sanguine and the Registrant, dated
              March 7, 1991.
    /1/10.16  AML/SCCL License Agreement between Fondation Nationale de Transfusion
              Sanguine and the Registrant, dated February 13, 1990.
    /1/10.17  HIV License Agreement between Fondation Nationale de Transfusion Sanguine and the Registrant, dated February 13, 1990.
    /1/10.18  HIV Targeting Antibody License Agreement between Fondation Nationale de
              Transfusion Sanguine and the Registrant, dated February 13, 1990.
   /1/10.18A  Amendment to AML/SCCL License Agreement, the HIV License Agreement and
              the HIV Targeting Antibody License Agreement dated March 7, 1991.
    /1/10.19  Medarex Targeted Immunostimulation License Agreement between the Registrant and Fondation Nationale de Transfusion Sanguine, dated March 7, 1991.
    /1/10.20  FNTS Targeted Immunostimulation License Agreement between Fondation
              Nationale de Transfusion Sanguine and the Registrant, dated March 7, 1991.
    /1/10.21  Agreement of SmithKline Beecham Pharmaceuticals and the Registrant with respect to Research Collaboration, dated February 1, 1990.
   /1/10.21A  Amendment to Agreement of SmithKline Beecham Pharmaceuticals and the
              Registrant with respect to Research Collaboration dated July 5, 1990.
    /1/10.22  Research Agreement between the Registrant and The Upjohn Company, dated
              October 18, 1990.
    /1/10.23  Agreement dated as of May 16, 1991 by and among Trustees of Dartmouth
              College and the Registrant relating to the assignment of certain patents and the modification of the Joint Venture Agreement.

    /1/10.24  Assignment of certain patent rights by Trustees of Dartmouth College to the
              Registrant dated May 16, 1991.
    /1/10.25  Loan Agreement by and between Dr. Edward Ball, Dr. Paul Guyre, Dr. Donald
              Drakeman, Dr. Michael Fanger, and First New Hampshire Bank of Lebanon,
              dated October 25, 1990.
    /1/10.26  Security Agreement between the Registrant and First New Hampshire Bank of
              Lebanon, dated October 25, 1990.
    /1/10.27  Distribution Agreement between the Registrant and Funakoshi Pharmaceutical Co.,
              Ltd., dated as of June 1, 1989, expiring May 31, 1990.
    /1/10.28  Employment Agreement by and between the Registrant and Dr. Donald Drakeman, dated as of April 1, 1991, as amended.
    /1/10.29  Employment Agreement by and between the Registrant and Dr. Nathan B. Dinces, dated as of April 1, 1991, as amended.
    /1/10.30  Form of Financial Advisory and Investment Banking Agreement between the
              Registrant and Josephthal Lyon & Ross Incorporated.
    /1/10.31  License Agreement between the Registrant and Cetus Corporation dated as of
              February 19, 1991.
    /1/10.32  Form of invention and confidential information agreement between registrant and its employees.
    /1/10.33  Stock Purchase Plan.
    /1/10.34  Settlement Agreement by and between the Registrant and Fondation Nationale de
              Transfusion Sanguine, dated December 9, 1991.
    /1/10.35  Amended and Restated HIV Targeting Antibody License Agreement by and
              between the Registrant and Fondation Nationale de Transfusion Sanguine, dated
              December 9, 1991.
    /2/10.36  HBV Cell Line License Agreement by and between the Registrant and Fondation
              Nationale de Transfusion Sanguine, dated December 9, 1991.
    /3/10.37  Employment Agreement by and between the Registrant and Michael A.
              Appelbaum, dated as of July 29, 1991.
    /4/10.38  Agreement dated November 28, 1991 between Scotgen Limited and the Company pertaining to the genetic engineering of one of the Company's antibodies.
    /5/10.39  Amended and Restated 1987 Stock Option Plan.
    /6/10.40  Letter of Intent between Registrant and The Bayson Company dated March 16,
              1992.
    /6/10.41  Form of Consulting Agreement between the Registrant and Paul M. Guyre, dated as of March 17, 1992.

    /6/10.42  Form of Consulting Agreement between the Registrant and Edward Ball, dated as of March 17, 1992.
    /6/10.43  Form of Consulting Agreement between the Registrant and Michael W. Fanger, dated as of March 17, 1992.
    /6/10.44  Agreement In Principle dated as of July 10, 1992 between the Registrant and Dr.
              Daniel Beck of Centre Hospitalier Universiter Vaudrois.
    /6/10.45  Agreement In Principle dated as of July 23, 1992 by and among Institut Curie,
              Immuno-Designed Molecules, SARL and the Registrant.
    /7/10.46  Underwriting Agreement by and between the Registrant and Rosenkrantz Lyon &
              Ross Incorporated as Representative of the Several Underwriters, dated June 20,
              1991.
    /9/10.47  Placement Agent Agreement between the Registrant and Josephthal Lyon & Ross
              Incorporated, dated as of November 13, 1992.
    /9/10.48  Placement Agent Warrant Agreement between the Registrant and Josephthal Lyon
              & Ross Incorporated, dated as of December 14, 1992.
    /9/10.49  Placement Agent Agreement between the Registrant and Josephthal Lyon & Ross
              Incorporated, dated as of December 17, 1992.
    /9/10.50  Placement Agent Warrant Agreement between the Registrant and Josephthal Lyon
              & Ross Incorporated, dated as of December 18, 1992.
    /8/10.51  1992 Employee Stock Option Plan.
   /10/10.52  Lease of Registrant's Laboratory Facility (Clinton, New Jersey).
   /11/10.53  Amendment to Lease of Registrant's Laboratory Facility (Clinton, New Jersey).
   /11/10.54  Employment Agreement by and between the Registrant and Yashwant M. Deo, dated as of July 8, 1993.
   /12/10.55  Financing Agreement dated as of December 1, 1993 by and among the Registrant,
              G. Musuri and FAM S.A.
   /12/10.56  Consulting Agreement dated February 10, 1994 by and among the Registrant and
              Dr. Julius A. Vida.
   /13/10.57  Letter of Intent dated March 30, 1994 between the Registrant and E. Merck.
              (Confidential Portions omitted and filed separately with the Securities and
              Exchange Commission)
   /14/10.58  Sublease of Registrant's Laboratory Facility (West Lebanon, New Hampshire).
   /14/10.59  Sublease of Registrant's Executive Offices (Annandale, New Jersey).
   /15/10.60  Sublease of Registrant's New Hampshire Facility, dated May 25, 1994.
    /9/10.61  1995 Stock Option Plan

    /9/10.62  Stock Purchase Agreement dated May 16, 1995 between the Registrant and CIBA-
              GEIGY Limited.
    /9/10.63  Development and Commercialization Agreement dated May 16, 1995 between the
              Registrant and CIBA-GEIGY Limited.  (Confidential Portions omitted and filed separately with the Securities and Exchange Commission)
    /9/10.64  Registration Rights Agreement dated May 16, 1995 between the Registrant and
              CIBA-GEIGY.
   /13/10.65  Letter of Josephthal Lyon & Ross Incorporated dated April 12, 1996.
   /18/10.66  Convertible Note dated December 18, 9196 executed by Houston Biotechnology
              Incorporated in favor of Registrant.
   /19/10.67  License Agreement effective December 18, 1996 between Houston Biotechnology
              Incorporated and the Registrant.
   /20/10.68  Escrow Agreement dated as of December 18, 1996 among Houston Biotechnology
              Incorporated, the Registrant and Satterlee Stephens Burke & Burke LLP, as escrow agent.
   /22/10.69  Convertible Note dated January 15, 1997 executed by Houston Biotechnology
              Incorporated if favor of the Registrant.
    /4/11     Statement re: computation of per share earnings.

      **13.1  Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 filed on March 27, 1997.

      **13.2  Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1997 filed on May 15, 1997.

      **13.3  Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed on August 14, 1997.

      **21    Subsidiaries of the Registrant.
        23.1  Consent of Ernst & Young LLP.
        23.2  Consent of Ernst & Young LLP.

        23.3  Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)

        23.4  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in their opinion filed as Exhibit 8.1).
        24.1  Power of Attorney (included in signature page).

        99.1  Form of Written Consent of Shareholders of GenPharm International, Inc.

---------------

     /1/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on April 12, 1991.
     /2/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Current Report on Form 8-K dated December 20, 1991.
     /3/  Incorporated by reference to exhibit number 10.33 to the
          Registrant's Current Report on Form 8-K dated August 9, 1991.
     /4/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Annual Report on Form 10-K filed on March 15, 1997.
     /5/  Incorporated by reference to exhibit number 4 to the Registrant's
          Registration Statement on Form S-8 (File No. 33-44276) filed on November
          29, 1991.
     /6/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Registration Statement on Form S-1 (File No. 33-46509) filed on March 18, 1992.
     /7/  Incorporated by reference to the exhibit number 1.1 to the
          Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on April 12, 1991.
     /8/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Annual Report on Form 10-K filed on March 15, 1993.
     /9/  Incorporated by reference to the identically numbered exhibit to the
          Registrant's Post Effective Amendment No. 5 to Registration Statement on
          Form S-1 (File No. 33-57366) filed on September 15, 1995.
     /10/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-Q filed on May 14, 1993.
     /11/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1993.
     /12/ Incorporated by reference to the identically numbered exhibit to the Registrant's Annual Report on Form 10-K filed on February 15, 1994.
     /13/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-57324)
          filed on February 15, 1994.
     /14/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-K filed on May 13, 1994.
     /15/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-Q filed on August 12, 1994.
     /16/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-98244).
     /17/ Incorporated by reference to exhibit number 99.1 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997.
     /18/ Incorporated by reference to exhibit number 99.2 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997.
     /19/ Incorporated by reference to exhibit number 99.3 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997.
     /20/ Incorporated by reference to exhibit number 99.4 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997.
     /21/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-16373).
     /22/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-20119).
     /23/ Incorporated by reference to the identically numbered exhibit to the Registrant's Current Report on Form 8-K filed on June 10, 1997.



     **   Previously filed.

     (b)  Financial Statement Schedules

     All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for is included in the financial statements or notes thereto.

     (c)  4(b) Information

     NONE

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be field as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents, by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   See Item 20, "Indemnification of Directors and Officers."

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANNANDALE, STATE OF NEW JERSEY, ON THIS 22ND DAY OF SEPTEMBER, 1997.

                              MEDAREX, INC.


                              By:/s/Irwin Lerner
                                 -----------------------------------
                                 Irwin Lerner
                                 Chairman of the Board


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   Signature                                      Title                        Date
                   ---------                                      -----                        ----
/s/Irwin Lerner                          *       Chairman of the Board                    September 22, 1997
-----------------------------------------------
 Irwin Lerner

/s/Donald L. Drakeman                            President, Chief Executive Officer and   September 22, 1997
-----------------------------------------------  Director (Principal Executive Officer)
 Donald L. Drakeman

/s/Michael A. Appelbaum                   *      Senior Vice President - Finance and      September 22, 1997
-----------------------------------------------  Administration, Secretary, Treasurer,
 Michael A. Appelbaum                            Chief Financial Officer and Director
                                                 (Principal Financial and Accounting
                                                  Officer)

/s/Michael W. Fanger                     *        Director                                September 22, 1997
-----------------------------------------------
 Michael W. Fanger

/s/Julius A. Vida                        *        Director                                September 22, 1997
-----------------------------------------------
 Julius A. Vida

/s/Charles R. Schaller                   *        Director                                September 22, 1997
-----------------------------------------------
 Charles R. Schaller

/s/W. Leigh Thompson, Jr.                *        Director                                September 22, 1997
-----------------------------------------------
W. Leigh Thompson, Jr.

/s/Robert Iggulden                       *        Director                                September 22, 1997
-----------------------------------------------
 Robert Iggulden

------------------------

* By /s/Donald L. Drakeman
     ----------------------------
  Donald L. Drakeman, as attorney-in-fact, pursuant to Power of Attorney previously filed.

                               INDEX TO EXHIBITS

                                                              Location of
                                                               Exhibit in
                                                               Sequential
 Exhibit No.             Description of Document            Numbering System
-------------  -------------------------------------------  ----------------

     8.1       Opinion of Wilson Sonsini Goodrich & Rosati
               Professional Corporation

    23.1       Consent of Ernst & Young LLP, Independent
               Auditors
    23.2       Consent of Ernst & Young LLP, Independent
               Auditors

    99.1 Form of written consent of Shareholders of GenPharm International, Inc.